EXHIBIT 10.3

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                                  $250,000,000


                     AMENDED AND RESTATED CREDIT AGREEMENT*


                                      among


                            THE GRAND UNION COMPANY,

                          VARIOUS LENDING INSTITUTIONS,

                                       and

                             BANKERS TRUST COMPANY,

                                    AS AGENT,


                          -----------------------------

                            Dated as of June 15, 1995
                          -----------------------------


================================================================================

----------

*   Composite copy reflecting the First Amendment dated as of February
    16, 1996, the Second Amendment dated as of May 10, 1996, the Third Amendment dated as of September 11, 1996, the Fourth Amendment dated as of January 13, 1997, the Fifth Amendment dated as of March 7, 1997, the Sixth Amendment dated as of April 4, 1997, the Seventh Amendment dated as of May 6, 1997, the Eighth Amendment dated as of June 9, 1997, the Ninth Amendment dated as of July 31, 1997, and the Waiver and Tenth Amendment dated as of August 29, 1997.



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                                TABLE OF CONTENTS


                                                                            Page

SECTION 1.  Amount and Terms of Credit......................................  2
         1.1  Original Loans................................................  2
         1.2  Commitments...................................................  3
         1.3  Notice of Borrowing...........................................  6
         1.4  Disbursement of Funds.........................................  7
         1.5  Notes   ......................................................  8
         1.6  Conversions...................................................  9
         1.7  Pro Rata Borrowings........................................... 10
         1.8  Interest...................................................... 10
         1.9  Interest Periods.............................................. 11
         1.10  Increased Costs, Illegality, etc............................. 13
         1.11  Compensation................................................. 15
         1.12  Change of Lending Office..................................... 16
         1.13  Supplemental Term Loans...................................... 16
                      ...................................................... 21

SECTION 2.  Letters of Credit............................................... 23
         2.1  Letters of Credit............................................. 23
         2.2  Letter of Credit Participations............................... 24
         2.3  Letter of Credit Requests; Notices of Issuance................ 27
         2.4  Agreement to Repay Letter of Credit Drawings.................. 27
         2.5  Increased Costs............................................... 28

SECTION 3.  Fees; Commitments............................................... 29
         3.1  Fees    ...................................................... 29
         3.2  Voluntary Reduction of Commitments............................ 30
         3.3  Mandatory Adjustments of Commitments, etc..................... 31

SECTION 4.  Payments........................................................ 31
         4.1  Voluntary Prepayments......................................... 31
         4.2  Mandatory Prepayments......................................... 32
         4.3  Method and Place of Payment................................... 36
         4.4  Net Payments.................................................. 37
         4.5  Payments of Supplemental Term Loans........................... 38

SECTION 5.  Conditions Precedent............................................ 38
         5.1  Conditions Precedent to Effective Date........................ 38
         5.2  Conditions Precedent to All Credit Events..................... 50
         5.3  Conditions Precedent to Supplemental Term Loans............... 51

SECTION 6.  Representations, Warranties and Agreements...................... 51



                                       (i)

                                                                           Page

         6.1  Corporate Status.............................................. 52
         6.2  Corporate Power and Authority................................. 52
         6.3  No Violation.................................................. 52
         6.4  Litigation.................................................... 53
         6.5  Use of Proceeds............................................... 53
         6.6  Governmental Approvals........................................ 53
         6.7  Investment Company Act........................................ 53
         6.8  Public Utility Holding Company Act............................ 53
         6.9  True and Complete Disclosure.................................. 54
         6.10  Financial Condition; Financial Statements.................... 54
         6.11  Security Interests........................................... 56
         6.12  Tax Returns and Payments..................................... 56
         6.13  Compliance with ERISA........................................ 57
         6.14  Subsidiaries................................................. 58
         6.15  Patents, etc................................................. 58
         6.16  Compliance with Statutes, etc................................ 58
         6.17  Properties................................................... 59
         6.18  Labor Relations; Collective Bargaining Agreements............ 60
         6.19  Indebtedness................................................. 60
         6.20  Restrictions on Subsidiaries................................. 61
         6.21  Representations and Warranties in Other Agreements........... 61
         6.22  Senior Notes, etc............................................ 61
         6.23  Plan of Reorganization; Confirmation Orders.................. 61

SECTION 7.  Affirmative Covenants........................................... 61
         7.1  Information Covenants......................................... 62
         7.2  Books, Records and Inspections................................ 67
         7.3  Payment of Taxes.............................................. 67
         7.4  Corporate Franchises.......................................... 67
         7.5  Compliance with Statutes, etc................................. 68
         7.6  ERISA   ...................................................... 69
         7.7  Good Repair................................................... 70
         7.8  End of Fiscal Years; Fiscal Quarters.......................... 70
         7.9  Cash Concentration Requirements............................... 71
         7.10  Maintenance of Property; Insurance........................... 71
         7.11  Additional Security; Further Assurances...................... 72
         7.12  Maintenance of Corporate Separateness........................ 75
         7.13  Subsidiary Guaranty; Subsidiary Pledge
                      Agreement and Subsidiary Security Agreement........... 75

SECTION 8.  Negative Covenants.............................................. 76
         8.1  Consolidation, Merger, Sale or Purchase of Assets, etc........ 76
         8.2  Liens   ...................................................... 78



                                      (ii)

                                                                           Page

         8.3  Indebtedness.................................................. 80
         8.4  Capital Expenditures.......................................... 81
         8.5  Advances, Investments and Loans............................... 84
         8.6  Dividends, etc................................................ 86
         8.7  Transactions with Affiliates.................................. 86
         8.8  Changes in Business........................................... 87
         8.9  EBITDA  ...................................................... 87
         8.10  Fixed Charge Coverage Ratio.................................. 88
         8.11  EBITDA to Total Cash Interest Expense........................ 88
         8.12  Cumulative EBITDA Minus Cumulative Adjusted
                      Consolidated Capital Expenditures..................... 89
         8.13  Limitation on Voluntary Payments; Preferred Stock; etc....... 90
         8.14  Issuance of Subsidiary Stock................................. 90
         8.15  Limitation on Restrictions Affecting Subsidiaries............ 91
         8.16  Amendments, etc. to Certain Material Agreements.............. 91
         8.17  Payment on Supplemental Term Loans........................... 92
         8.18  Impact of Supplemental Additional Interest
                      on Financial Covenants................................ 92

SECTION 9.  Events of Default............................................... 92
         9.1  Payments...................................................... 92
         9.2  Representations, etc.......................................... 92
         9.3  Covenants..................................................... 92
         9.4  Default Under Other Agreements................................ 92
         9.5  Bankruptcy, etc............................................... 93
         9.6  ERISA   ...................................................... 93
         9.7  Security Documents............................................ 94
         9.8  Subsidiary Guaranty........................................... 94
         9.9  Judgments..................................................... 94
         9.10  Ownership.................................................... 95
         9.11  Confirmation Orders.......................................... 96
         9.12  Convertible Preferred Stock Document Related Matters......... 96
         9A    Supplemental Event of Default................................ 94

SECTION 10.  Definitions.................................................... 98

SECTION 11.  The Agent......................................................135
         11.1  Appointment..................................................135
         11.2  Delegation of Duties.........................................135
         11.3  Exculpatory Provisions.......................................135
         11.4  Reliance by Agent............................................136
         11.5  Notice of Default............................................137



                                      (iii)

         11.6  Non-Reliance on Agent and Other Banks........................137
         11.7  Indemnification..............................................138
         11.8  Agent in Its Individual Capacity.............................138
         11.9  Resignation of Agent; Successor Agent........................139

SECTION 12.  Miscellaneous..................................................139
         12.1  Payment of Expenses, etc.....................................139
         12.2  Right of Setoff..............................................141
         12.3  Notices......................................................141
         12.4  Benefit of Agreement.........................................142
         12.5  No Waiver; Remedies Cumulative...............................145
         12.6  Payments Pro Rata............................................145
         12.7  Calculations; Computations...................................146
         12.8  Governing Law; Submission to Jurisdiction; Venue.............147
         12.9  Counterparts.................................................148
         12.10  Effectiveness...............................................148
         12.11  Headings Descriptive........................................148
         12.12  Amendment or Waiver.........................................148
         12.13  Survival....................................................149
         12.14  Domicile of Loans...........................................149
         12.15  Permitted Dispositions......................................150
         12.16  Severability................................................150


SCHEDULE  I-A               -       Commitments
SCHEDULE  I-B               -       Commitments as of Amendment No. 10
                                    Effective Date
SCHEDULE  II                -       Bank Addresses
SCHEDULE  III               -       Original Bank Commitments on the
                                    Effective Date
SCHEDULE  IV                -       Subsidiaries
SCHEDULE  V                 -       Real Property
SCHEDULE  VI                -       Collective Bargaining Agreements
SCHEDULE  VII               -       Existing Indebtedness
SCHEDULE  VIII              -       Insurance
SCHEDULE  IX                -       Liens
SCHEDULE  X                 -       Existing Investments
SCHEDULE  XI                -       Store Dispositions
SCHEDULE  XII               -       Fiscal Periods
SCHEDULE  XIII              -       Operational Adjustments
SCHEDULE  XIV               -       Confirmation Orders
SCHEDULE  XV                -       Designated Stores
SCHEDULE  XVI               -       Supplemental Term Lenders, Addresses and
                                    Loans
SCHEDULE XVII               -       Additional Mortgages-A



                                      (iv)


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SCHEDULE XVIII              -       Additional Mortgages-B

EXHIBIT A-1             -    Term Note
EXHIBIT A-2             -    Revolving Note
EXHIBIT A-3             -    Swingline Note
EXHIBIT A-4             -    Supplemental Term Note
EXHIBIT B-1             -    Opinion of Donovan Leisure Newton & Irvine
EXHIBIT B-2             -    Opinion of Willkie Farr & Gallagher
EXHIBIT B-3             -    Opinion of Young, Conaway, Stargatt & Taylor
EXHIBIT C               -    Opinion of Skadden, Arps, Slate, Meagher &
                             Flom
EXHIBIT D               -    Borrower Pledge Agreement
EXHIBIT E               -    Borrower Security Agreement
EXHIBIT F               -    Subsidiary Security Agreement
EXHIBIT G               -    Consent Letter
EXHIBIT H               -    Officer's Certificate
EXHIBIT I               -    Assignment Agreement
EXHIBIT J               -    Subsidiary Guaranty
EXHIBIT K               -    Monthly Report
EXHIBIT L               -    Mortgage



                                       (v)

              AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 15, 1995 (as modified by the Waiver and First Amendment thereto dated as of February 16, 1996, the Second Amendment thereto dated as of May 10, 1996, the Third Amendment thereto dated as of September 11, 1996, the Fourth Amendment thereto dated as of January 13, 1997, the Fifth Amendment thereto dated as of March 7, 1997, the Waiver and Sixth Amendment thereto dated as of April 4, 1997, the Seventh Amendment thereto dated as of May 6, 1997, the Eighth Amendment thereto dated as of June 9, 1997, the Waiver and Ninth Amendment thereto dated as of July 31, 1997, and the Waiver and Tenth Amendment thereto dated August 29, 1997), among THE GRAND UNION COMPANY, a Delaware corporation, as borrower (the "Borrower"), the Banks (as defined herein) and BANKERS TRUST COMPANY, as agent (the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                              W I T N E S S E T H :


              WHEREAS, certain of the parties hereto entered into the Original Credit Agreement;

              WHEREAS, the parties hereto have agreed, subject to the terms and conditions herein, to amend and restate the Original Credit Agreement on the terms set forth herein upon consummation of the Plan of Reorganization;

              WHEREAS, on January 25, 1995, the Borrower filed a petition for relief under chapter 11 of the Bankruptcy Code (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and on May 31, 1995 the Bankruptcy Court entered an order confirming the Plan of Reorganization (the "Confirmation Order"), which, among other things, approved the provisions of this Agreement and directed the parties hereto to execute and deliver this Agreement; and

              WHEREAS, as of August 29, 1997, the Supplemental Term Lenders agreed to provide in the aggregate $77,977,980 additional credit to the Borrower on the terms set forth herein.

              NOW, THEREFORE, IT IS AGREED:


              SECTION 1. Amount and Terms of Credit.

              1.1 Original Loans. (a) The Original Banks have advanced loans to, and issued, or have participated in, letters of credit for the account of, the Borrower under the Original Credit Agreement, the aggregate principal amount of which, together with the Original Letter of Credit Outstandings, at June 15, 1995 was $134,790,020. Of such aggregate outstanding amount, $54,000,000 was advanced as Original Revolving Loans; $41,645,649 represented the aggregate amount of Original Letter of Credit Outstandings; and $39,144,371 was advanced as Original B Term Loans. All of such amounts continue to be Obligations secured by the Collateral. Pursuant to the terms of the Original Credit Agreement, the Original RL Banks severally agreed to make loans to the Borrower under the Original Revolving Credit Facility in an aggregate amount of up to $100,000,000 (the "Original Revolving Commitment"). The amount set forth opposite each relevant Original Bank's name on Schedule III hereto directly under the headings "Original Revolving Commitment," "Original Revolving Loans," and "Original B Term Loans" are (A) the corresponding amounts of the Original Revolving Commitment, Original Revolving Loans and Original B Term Loans, respectively, for each such relevant Original Bank under the Original Credit Agreement as of June 15, 1995 and (B) for each such relevant Original Bank, amended and restated hereunder as the following: (i) the amount representing such Original Bank's Original Revolving Commitment is amended and restated hereby as the initial Revolving Commitment for such Original Bank (collectively, the "Initial Revolving Commitments"), (ii) amounts advanced under the Original Credit Agreement by such Original Bank as Original Revolving Loans are amended and restated hereby as the initial Revolving Loans of such Original Bank (collectively, the "Initial Revolving Loans"); and (iii) amounts advanced under the Original Credit Agreement by such Original Bank as Original B Term Loans are amended and restated hereby as the initial Term Loans of such Original Bank (collectively, the "Initial Term Loans"). Each of the Existing Letters of Credit shall be deemed to be Letters of Credit issued and outstanding hereunder.

              (b) On the Effective Date the amount of Initial Revolving Commitment set forth on Schedule III-A hereto for each relevant Original Bank shall be converted into a





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corresponding amount of Term Loan Commitment for each such Original Bank.

              (c) On the Effective Date, after giving effect to the amendments and restatements contemplated in Section 1.1(a), the conversions contemplated by
Section 1.1(b), and the additional Term Loan Commitments and Revolving Commitments contemplated hereunder and immediately prior to the making of any additional Loans hereunder, each Bank shall fund to the Agent the amount, if any, by which such Bank's Adjusted RL Percentage of the Total Initial Revolving Loans exceeds such Bank's Initial Revolving Loans at such time. The Agent shall allocate and pay any amounts received pursuant to the preceding sentence to each relevant Bank such that after such payment, if any, by the Agent each Bank's Revolving Loans shall equal such Bank's Adjusted RL Percentage of the Total Initial Revolving Loans at such time.

              1.2 Commitments. (A) As of the Effective Date, (x) after giving effect to (i) the amendments and restatements contemplated in Section 1.1(a),
(ii) the conversions contemplated in Section 1.1(b), (iii) the payments contemplated in Section 1.1(c), and (iv) the additional Term Loan Commitments and Revolving Commitments contemplated hereunder and (y) prior to the making of any additional Loans hereunder, the amount of Term Loans, Term Loan Commitment, Revolving Loans and Revolving Commitment for each relevant Bank will be as set forth in Schedule I-A hereto. As of the Amendment No. 10 Effective Date, (x) after giving effect to the repayment of Loans and the reduction of the Revolving Commitments contemplated by Amendment No. 10, and (y) prior to making any subsequent Loans hereunder, the amount of Term Loans, Term Loan Commitment, Revolving Loans and Revolving Commitment for each relevant Bank will be as set forth in Schedule I-B hereto.

              (B) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (together with the Existing Term Loans, Existing Revolving Loans and Swingline Loans, each individually a "Loan" and, collectively, the "Loans") to the Borrower, which Loans shall be drawn, to the extent such Bank has a commitment under such Facility, under the Term Loan Facility and the Revolving Credit Facility, as set forth below:

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               (a) Each additional Loan under the Term Loan Facility (together with the Existing Term Loans, each individually a "Term Loan" and, collectively, the "Term Loans") (i) shall be made pursuant to one drawing, which shall be on the Effective Date, (ii) shall be made as Base Rate Loans and, except as hereinafter provided, may, at the option of the Borrower, be maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) all Term Loans made by all Banks pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and (y) no conversion into Eurodollar Loans may be effected prior to the Syndication Date, and (iii) shall not exceed for any Bank at the time of incurrence thereof on the Effective Date that aggregate principal amount which equals the Available Term Loan Commitment, if any, of such Bank on such date. Once repaid, Term Loans may not be reborrowed.

               (b) Each of the Loans (including, without limitation, the Existing Revolving Loans) under the Revolving Credit Facility (together with the Existing Revolving Loans, each individually a "Revolving Loan" and, collectively, the "Revolving Loans") (i) shall be made at any time and from time to time on and after the Effective Date and prior to the RL Expiry Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) all Revolving Loans made by all Banks pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and (y) no Eurodollar Loans may be incurred prior to the Syndication Date, (iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with such Bank's Adjusted RL Percentage, if any, of the sum of (x) the Letter of Credit Outstandings plus (y) the outstanding principal amount of Swingline Loans, in each case at such time, equals the Available Revolving Commitment, if any, of such Bank at such time.

              (C) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make at any time and from time to time on or after the

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Effective Date and prior to the Swingline Termination Date, a loan or loans to the Borrower (each a "Swingline Loan," and collectively the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) shall have the benefit of the provisions of Section 1.2(B)(b), (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks then outstanding and all Letter of Credit Outstandings at such time, the Adjusted Total Available Revolving Commitment then in effect and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. BTCo will not make a Swingline Loan after it has received written notice from the Borrower or the Required Banks that a Default or Event of Default exists and is continuing until such time as BTCo shall have received written notice of (x) rescission of all such notices from the party or parties originally delivering same or (y) the waiver of such Default or Event of Default by the Required Banks.

              (D) On any Business Day, BTCo may, in its sole discretion, give notice to the RL Banks (with an information copy to the Borrower, provided that the failure to give such notice to the Borrower shall in no way affect the validity and effectiveness of such notice) that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.5), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all RL Banks pro rata based on each RL Bank's Adjusted RL Percentage, and the proceeds thereof shall be applied directly to repay BTCo for such outstanding Swingline Loans; provided that for the purposes solely of such Mandatory Borrowing the conditions precedent set forth in Section 5.2 shall not be applicable. Each RL Bank hereby irrevocably agrees to such Base Rate Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a

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Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each RL Bank (other than
BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RL Banks to share in such Swingline Loans ratably based upon their respective Adjusted RL Percentages, provided that all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RL Bank purchasing same from and after such date of purchase.

              (E) The aggregate principal amount of each Borrowing under a Facility shall not be less than the Minimum Borrowing Amount for such Facility (except that Mandatory Borrowings shall be made in the amounts required by Section 1.2(D)). More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than 10 Borrowings of Eurodollar Loans.

              1.3 Notice of Borrowing. (a) Whenever the Borrower desires to incur Loans under any Facility (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each, together with each notice of a Borrowing of Swingline Loans, a "Notice of Borrowing") shall be irrevocable and shall specify (i) the Facility pursuant to which such Borrowing is to be made, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and
(iv) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent otherwise permitted, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

              (b) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give BTCo not later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and specify in each case (i) the date of Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

              (c) Mandatory Borrowings shall be made upon the notice specified in Section 1.2(D), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

              (d) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, believed by the Agent in good faith to be from an Authorized Officer of the Borrower as a person entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case the Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic notice.

              1.4 Disbursement of Funds. (a) No later than 1:00 P.M. (2:00 P.M. in the case of Swingline Loans) (New York time) on the date specified in each Notice of Borrowing, each Bank will make available its pro rata share, if any, of each Borrowing requested to be made on such date (or, in the case of Swingline Loans, BTCo shall make available the full amount thereof) in the manner provided below. All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion, if any, of the Borrowing or

Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall within 2 Business Days of notice thereof pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if to be paid by such Bank, the overnight Federal Funds Rate or (y) if to be paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.8, for the respective Loans.

              (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

              1.5 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced (i) if Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-1 with blanks appropriately completed in conformity herewith (each a "Term Note" and collectively the "Term Notes"), (ii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-2, with blanks appropriately completed in conformity herewith (each a "Revolving Note" and collectively the "Revolving Notes") and (iii) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-3 with blanks appropriately completed in conformity herewith (the "Swingline Note").

              (b) The Term Note, if any, issued to each Bank shall (i) be payable to the order of such Bank and be dated the Effective Date, (ii) be in a stated principal amount equal to the aggregate amount, if any, of the Existing Term Loans and additional Term Loans made by such Bank and be payable in the principal amount of the Term Loans evidenced thereby, (iii) mature on the Final Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 1.8 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (v) be subject to mandatory repayment as provided in Section 4.2 and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

              (c) The Revolving Note, if any, issued to each Bank shall (i) be payable to the order of such Bank and be dated the Effective Date, (ii) be in a stated principal amount equal to the Revolving Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iii) mature on the RL Expiry Date, (iv) bear interest as provided in the appropriate clause of Section 1.8 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (v) be subject to mandatory repayment as provided in Section 4.2 and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

              (d) The Swingline Note shall (i) be payable to the order of BTCo and be dated the Effective Date, (ii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the Swingline Loans evidenced thereby, (iii) mature on the Swingline Termination Date, (iv) bear interest as provided in Section 1.8(a) and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

              (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby and the last date or dates on which interest has been paid in respect of the Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans, or affect the validity of such transfer by any Bank of such Note.

              1.6 Conversions. The Borrower shall have the option to convert on any Business Day occurring on and after the Syndication Date all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans (other than

Swingline Loans, which at all times shall be maintained as Base Rate Loans) owing by the Borrower pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) except as provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.6 shall be limited in number as provided in Section 1.2(E). Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

              1.7 Pro Rata Borrowings. All Borrowings of Loans (other than Swingline Loans) under this Agreement shall be loaned by the Banks pro rata on the basis of their Available Term Loan Commitments or Revolving Commitments, as the case may be, provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be loaned by the RL Banks pro rata on the basis of their Adjusted RL Percentages. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

              1.8 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

              (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

              (c) At any time that (i) any principal or interest is overdue or
(ii) an Event of Default has occurred and is continuing, principal and interest in respect of each Loan and Supplemental Term Loan shall bear interest at a rate per annum equal to the applicable rate of interest in effect from time to time with respect to such Loan or Supplemental Term Loan plus 2.0%, provided that no Loan or Supplemental Term Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than 2.0% plus the rate of interest applicable thereto at maturity.

              (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, monthly in arrears on the last Business Day of each calendar month, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

              (e) All computations of interest hereunder shall be made in accordance with Section 12.7(b).

              (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

              1.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

                    (i) the initial Interest Period for any Borrowing of
               Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

                    (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                    (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                    (iv) no Interest Period may be elected if it would extend
               beyond the Final Maturity Date (in the case of Term Loans) or the RL Expiry Date (in the case of Revolving Loans);

                    (v) no Interest Period may be elected at any time when a
               Default or Event of Default is then in existence; and

                    (vi) no Interest Period with respect to any Borrowing of
               Term Loans may be elected that would extend beyond any date upon which a Scheduled Repayment is required to be made in respect of such Term Loans if, after giving effect to the selection of such Interest Period, the aggregate principal amount of such Term Loans maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of such Term Loans permitted to be outstanding after such Scheduled Repayment.

If upon the expiration of any Interest Period, the Borrower has failed to elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

              1.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                  (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

                  (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances adversely affecting the interbank Eurodollar market or the position of such Bank in such market; or

                  (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent in the case of clause (i) above) shall (x) on such date and (y) within three Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause
(ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in
Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

              (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan, provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

              (c) If any Bank determines at any time that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of increasing the costs to such Bank to a level above that, or reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that, which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon receipt of such notice.

              1.11 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b). Calculation of all amounts payable to a Bank under this Section 1.11 shall be made as though that Bank had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America (or if such Bank has no offshore office, from an offshore office of the Agent to the domestic office of the Agent); provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.11.

              1.12 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), 1.10(c), 2.5 or 4.4 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office of such Bank for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 2.5 or 4.4.

              1.13 Supplemental Term Loans. (a) Subject to and upon the terms and conditions herein set forth, each Supplemental Term Lender severally agrees to make a Supplemental Term Loan to the Borrower, which loans shall be (each individually a "Supplemental Term Loan" and, collectively, the "Supplemental Term Loans") made pursuant to one drawing, which shall be on the Amendment No. 10

Effective Date and shall not exceed for any Supplemental Term Lender at the time of incurrence thereof on the Amendment No. 10 Effective Date that aggregate principal amount set forth opposite such Lender's name on Schedule XVI hereto. The unpaid principal amount of each Supplemental Term Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at the Supplemental Rate, payable semi-annually in cash as set forth below and to the extent that the incurrence and payment does not violate the Senior Note Documents, additional interest accruing at the rate of 1% per annum ("Supplemental Additional Rate") payable only after the Commitment Termination Date and then only upon the payment or prepayment of principal with respect to which it has accrued or upon the Supplemental Final Maturity Date to the extent not theretofore paid ("Supplemental Additional Interest").

              (b) The Borrower's obligation to pay the principal of, and interest on, the Supplemental Term Loans made by each Supplemental Term Lender shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-4 with blanks appropriately completed in conformity herewith (each, individually, a "Supplemental Term Note" and, collectively, the "Supplemental Term Notes"). The Supplemental Term Note issued to each Supplemental Term Lender shall (i) be payable to the order of such Supplemental Term Lender and be dated the Amendment No. 10 Effective Date,
(ii) be in a stated principal amount equal to the aggregate amount of Supplemental Term Loans made by such Supplemental Term Lender and be payable in the amount as determined therein and herein, (iii) mature on the Supplemental Final Maturity Date and the amount payable at such maturity shall equal the outstanding principal amount of the Supplemental Term Loans plus accrued and unpaid interest to the date of payment, (iv) bear interest at the sum of (A) the Supplemental Rate, which shall be payable semiannually in arrears on March 1 and September 1 of each year, commencing on March 1, 1998, and (B) the Supplemental Additional Rate, payable only in accordance with Section 1.13(a), (v) be subject to mandatory repayment as provided in Section 4.5, and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

              (c) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, any and all proceeds of Collateral that become available to satisfy the Obligations under this Agreement shall be applied first to satisfy all the Obligations to the Banks and the Agent (including, without limitation, principal of, and interest on each Loan, Fees, reimbursement obligations in respect of Letters of Credit, costs and expenses and cash-collateralization (or backstop letters of credit or other collateral consisting of Cash Equivalents satisfactory in each case to the Letter of Credit Issuer in its sole discretion) of Letters of Credit at 105% of the stated amount thereof) until all such Obligations are satisfied in full and thereafter shall be applied to satisfy the Obligations to the Supplemental Term Lenders. Any proceeds of Collateral or any other payments received by any Supplemental Term Lender on any Obligation in respect of the Supplemental Term Loans, other than interest at the rate and on the terms provided herein and other than expenses reimbursed at the Amendment No. 10 Effective Date, prior to the Commitment Termination Date shall be held in trust by such Supplemental Term Lender for the ratable benefit of the Banks in respect of their Loans and shall be turned over promptly upon the receipt thereof by such Supplemental Term Lender to the Agent for the ratable benefit of the Banks.

              (d) As contemplated by Section 1.13(c), each Supplemental Term Lender agrees that, upon the occurrence of any setoff of the sort described in
Section 12.2 prior to the Commitment Termination Date, such Supplemental Term Lender shall promptly pay the full amount of such setoff to the Agent for the ratable benefit of the Banks.

              (e) Upon any payment by a Supplemental Term Lender on account of a Supplemental Term Loan, pursuant to the last sentence of Section 1.13(c) or
Section 1.13(d), (i) such payment shall be applied to repay outstanding Loans held by the Banks, or to cash-collateralize outstanding Letters of Credit, as set forth in Section 1.13(c) and shall not reduce or otherwise affect the amount of the Supplemental Term Loans that would otherwise be reduced by any payments or setoffs received by the Supplemental Term Lenders and turned over to the Banks and (ii) such Supplemental Term Lenders shall be subrogated to the rights of a Bank to receive payment from the Borrower, provided that such Supplemental Term Lender shall not exercise such rights, and shall not be entitled to and shall be barred from exercising such rights, until after the Commitment Termination Date, and provided, further, that the rights of the Supplemental Term Lenders granted pursuant to this Section 1.13(e) are expressly deemed not to be participations in the Loans. Subject to the occurrence of the Commitment Termination Date, the Supplemental Term Lenders shall be subrogated to the rights of the Banks to receive payments or distributions of cash, property or securities of the Borrower applicable to the Loans until the Supplemental Term Loans shall be paid in full; and, for the purposes of such subrogation, (x) no payments or distributions to the Banks of any cash, property or securities to which the Supplemental Term Lenders would be entitled except for the provisions of this Section 1.13(e), and no payment over pursuant to the provisions of this Section 1.13(e) to the Banks by the Supplemental Term Lenders, as between the Borrower, its creditors other than the Banks, and the Supplemental Term Lenders, shall be deemed to be a payment by the Borrower to or on account of the Banks, and (y) no payment or distributions of cash, property or securities to or for the benefit of the Supplemental Term Lenders, pursuant to the subrogation provision of this Section 1.13(e) which would otherwise have been paid to the Banks shall be deemed to be payment by the Borrower to or for the account of the Supplemental Term Lenders.

              (f) Upon any refinancing of all or any portion of the Obligations owed to the Banks hereunder, the Persons providing such refinancing shall be entitled to the same rights in the Collateral as the rights of the Banks in the Collateral granted under the Credit Documents, and the Supplemental Term Lenders hereby agree to limit their rights in the Collateral, including, without limitation, rights upon the occurrence of a Default, an Event of Default or a Supplemental Event of Default and voting rights, that are comparable to the rights granted to such Supplemental Term Lenders under this Agreement. The Supplemental Term Lenders specifically consent, upon the commencement of a case under the Bankruptcy Code after the Amendment No. 10 Effective Date with respect to the Borrower as the debtor named therein, that the Banks or any other Person or Persons that refinances all or any part of the Loans may provide debtor-in-possession financing with respect to such case (the "DIP Facility"). In connection with and/or as a part of the DIP Facility, the Supplemental Term Lenders agree to and will support the following:

                  (i) The Banks and the Borrower may convert all or a part of the Loans outstanding on the date of the commencement of such case (whether owed to the Banks or such replacement lender(s)) to post-petition loans that are secured by "priming liens" and granted status as super-priority administrative expense claims under the applicable provisions of the Bankruptcy Code without the conversion of any part of the Supplemental Term Loans;

                  (ii) The Revolving Commitment and/or Term Loan may be increased by such amounts (or the Borrower may obtain such other similar financing in any amount in excess of the Revolver Commitment and Term Loan from third party financing sources provided that the Commitment Termination Date has occurred) as the Borrower and the Banks shall agree is necessary or desirable (the "Increased Commitment"); provided, however, that the Increased Commitment cannot be utilized by the Borrower without the consent of the Required Supplemental Term Lenders (and the Supplemental Term Lenders reserve their right to object to the Increased Commitment if such consent is not obtained) or unless the court to whom the issue of adequate protection is initially submitted enters an order finding that the interests of the Supplemental Term Lenders are adequately protected as contemplated by the applicable sections of the Bankruptcy Code or that such interests are not entitled to adequate protection, provided, however, that all amounts arising under Section 1.13(m) shall be excluded from any requirement for adequate protection hereunder; and

                  (iii) The entire amount of the DIP Facility as contemplated in Sections 1.13(f)(i) and (ii) above, shall be secured by priming liens which will be, among other things, superior in priority to all or any part of the Supplemental Term Loans.

Except as otherwise provided in Section 1.13(f)(ii) and with respect to any motion related thereto, each Supplemental Term Lender specifically waives its right to object to any motion to permit the DIP Facility on any terms whatsoever or any motion with respect to cash collateral in connection with such DIP Facility. Nothing in this Section 1.13(f) shall be deemed: (x) a commitment by the Banks to provide the DIP Facility; (y) an agreement by the Banks to permit any other Person or Persons to receive a lien or other interest in and to the Collateral (whether superior in priority to the Banks' interest therein or otherwise); or (z) to impair the rights of the Borrower, the Banks and/or the Supplemental Term Lenders under the Bankruptcy Code in the event that the Borrower seeks DIP financing that does not include the refinancing of the Loans pursuant to Section 1.13(f) or the complete conversion of the Loans pursuant to
Section 1.13(f)(i).

              (g) Notwithstanding any other provision in this Agreement or the other Credit Documents to the contrary, the Banks and the Supplemental Term Lenders specifically agree among themselves that upon any distribution of any kind (including cash, securities or other property on account of any claim) to creditors of Borrower in a liquidation or dissolution of Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Borrower or its property or in an assignment for the benefit of creditors or any marshalling of the assets and liabilities of Borrower: (i) the Banks shall be entitled to receive payment in full of all Obligations owed to the Banks (including receipt of cash-collateralization of all Letters of Credit in an amount equal to 105% of the Stated Amount thereof) including, in addition to all other Obligations owed to the Banks under this Agreement, post-petition interest, fees, costs and charges accrued, incurred or payable after the commencement of any such proceeding at the rate and in the amounts specified in this Agreement or the Credit Documents, whether or not such post-petition interest, fees, costs and charges are allowed or allowable in any such proceeding or under the Bankruptcy Code) before the Supplemental Term Lenders shall be entitled to receive payment or distributions of any kind in respect of any amounts owed to the Supplemental Term Lenders, and (ii) until all Obligations owed to the Banks (as provided in clause (i) above) are paid in full, (x) any payments or other distributions to which the Supplemental Term Lenders would be entitled but for this subsection shall be made to the Banks for application on the Loans, and (y) any payments or other distributions made to the Supplemental Term Lenders shall be delivered by the Supplemental Term Lenders to the Banks for application on the Loans. Notwithstanding the foregoing, the subordination and reimbursement provisions contained in this
Section 13.3(g) shall not be enforceable with respect to post-petition interest, fees, costs and charges in the event that a court of competent jurisdiction issues a final order that is not appealed (and, if appealed, is not reversed on appeal), after reasonable notice to the Agent, finding that the value of the Collateral was less than the outstanding amount of the Loans but in such event, such non-enforceability shall only apply to the extent that the Collateral value is less than the amount of the Loans.

              (h) Except as specifically provided in Section 9A and in Section 12.12, the Supplemental Term Lenders shall not have the right to exercise any vote or to give instructions to the Agent with respect to any matter (including, without limitation, the exercise of remedies or taking any action with respect to the Collateral) or to exercise any other right or remedy in respect of all or any Collateral available to any Supplemental Term Lender at law or in equity or otherwise. Nothing in this Agreement or any of the other Credit Documents shall in any way impair the ability of the Required Banks or the Banks, as the case may be, after an Event of Default and upon the exercise of remedies under the Security Documents or applicable law, to dispose of any or all of the Collateral or require the consent of any Supplemental Term Lender as a condition to taking any action with respect to any or all of the Collateral.

              (i) No provision of Sections 1.13, 4.2(A)(k), 4.5 or 9A may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and each Supplemental Term Lender or Bank affected thereby. Without the consent of all the Supplemental Term Lenders (or with respect to clause (viii) in Section 1.13(i) below, the Required Supplemental Term Lenders), neither this Agreement nor any Credit Document may be changed, waived, discharged or terminated if the effect of such change, waiver or discharge is to change (i) the amount of any Supplemental Term Loan or (ii) the rate of interest thereon or (iii) the time of payment of any Obligation in respect of any Supplemental Term Loan or (iv) provide for the issuance of any Letter of Credit with an expiry date later than March 1, 2003, or, (v) except as specifically set forth in Section 1.13(f), (A) increase the total amount of Term Loans, Term Loan Commitments, Revolving Loans and Revolving Loan Commitments above the totals set forth, in each case, for all Banks on
Schedule I-B or (B) permit the creation or imposition of any Lien on the Collateral prior to the Liens created by the Security Documents, or permit any Subsidiary to incur Indebtedness with a claim prior to the claims of the Banks and the Supplemental Term Lenders against, or the interest of the Banks and the Supplemental Term Lenders in, the Subsidiary or (vi) allow the incurrence of Indebtedness that is secured by an interest in the Collateral that is senior to or pari passu with the Supplemental Term Loans or (vii) change the definition of "Bank", "Loan", "Obligation" "Supplemental Term Lender", "Supplemental Term Loan" or "Required Supplemental Term Lenders" or (viii) amend

Sections 4.3, 4.4, 11, 12.1, 12.2, 12.3, 12.4, 12.5, 12.7(a), 12.13 or 12.14 so
as to discriminate against the Supplemental Term Lenders or any of them; provided that notwithstanding the foregoing to the contrary, the Commitment Termination Date may be extended to, but not beyond, March 1, 2003 without the consent of any Supplemental Term Lender. The Banks shall not agree to release the Liens on any of the Collateral that secures the Loan and the Supplemental Term Loans or any Subsidiary Guaranty unless (x) such Collateral is sold or the Guaranty released by the Borrower or, if sold by the Banks, such Collateral is sold in accordance with the standards prescribed by the UCC and, in either case, the net proceeds thereof are applied to reduce the Revolving Commitment and/or the Term Loans or (y) such Collateral or Guaranty is released and the proceeds thereof are not applied as described in clause (x), provided that the fair market value of the Collateral released pursuant to this clause (y) from and after the Amendment No. 10 Effective Date shall not exceed the amounts specifically authorized in the Credit Documents or this Agreement as each was in effect as of the Amendment No. 10 Effective Date, plus, in the case of Section 4.2(A)(c)(A), an additional $2,000,000 during any fiscal year of the Borrower unless otherwise consented to by the Required Supplemental Term Lenders, provided, further, that the foregoing provisions of this sentence shall not prevent or otherwise hinder the Banks, after an Event of Default and upon the exercise of remedies under the Security Documents or applicable law, in enforcing any remedies that are authorized or permitted under this Agreement and the other Credit Documents or under applicable law.

           (j) Subject to the provisions of Sections 1.13(c) and 4.5, each of the Supplemental Term Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Supplemental Term Loans or Fees, of a sum related to an Obligation with respect to a Supplemental Term Loan which with respect to the related sum or sums received by other Supplemental Term Lenders is in a greater proportion than the total of such Obligation then owed and due to such Supplemental Term Lender bears to the total of such Obligation then owed and due to all of the Supplemental Term Lenders immediately prior to such receipt, then such Supplemental Term Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Supplemental Term Lenders an interest in the Obligations with respect to such Supplemental Term Loan in such amount as shall result in a proportional participation by all of the Supplemental Term Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Supplemental Term Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

              (k) Notwithstanding any provisions contained herein to the contrary, the provisions hereof shall be reinstated if subsequent to termination thereof, all or any portion of any payments or distributions distributed and paid over to or for the benefit of the Banks for application on the Obligations owed to the Banks is rescinded or otherwise required pursuant to an order or decree issued by a court of competent jurisdiction to be returned to the Borrower or such party making such distribution or payment, or their bankruptcy estates, to the same extent as if such amounts had not been paid over to or for the benefit of the Banks.

              (l) The provisions of Sections 1.13(e) and (g) are and are intended solely for the purpose of defining the relative rights of the Supplemental Term Lenders, on the one hand, and the holders of the Banks, on the other hand. If any payment or distribution to which the Supplemental Term Lenders would otherwise have been entitled but for the provisions of Sections 1.13(e) or (g) shall have been applied, pursuant to the provisions thereof, to the payment of all amounts payable to the Banks, then and in such case, the Supplemental Term Lenders shall be entitled to receive from the Banks at the time outstanding any payments or distributions received by such Banks in excess of the amount sufficient to pay Obligations to the Banks in full.

              (m) If the Borrower fails to make any payment of interest to the Supplemental Term Lenders on the date scheduled therefor (as extended by any applicable cure period) and the maturity of the Supplemental Term Loans is accelerated (by notice of default, by virtue of a filing under the Bankruptcy Code, or otherwise), then the Supplemental Term Lenders shall be entitled to receive (subject to the specific qualifications and conditions of this Section 1.13(m)) a payment equal to an amount equivalent to interest on the principal amount from the date of acceleration until March 1, 2003 at a rate equal to the difference between (i) the Supplemental Rate as in effect on the date of acceleration and
(ii) the sum of (A) the yield on obligations of the United States Treasury maturing the date closest to March 1, 2003 as reported in The Wall Street Journal on such date of acceleration, plus, (B) 0.5%, provided that such amount shall not exceed $10,000,000; and provided, further, that such amount shall be zero if (x) this provision shall become operative when the Borrower is not the subject of a case under the Bankruptcy Code and within ninety days of the date of acceleration, the Supplemental Term Loans are paid in full in cash, together with all unpaid and accrued interest or the Borrower becomes the subject of a case under the Bankruptcy Code within such ninety day period in which case clause (y) hereof shall apply or (y) in the event of a case under the Bankruptcy Code, the Supplemental Term Loans are reinstated in accordance with their original terms, paid in full in cash (together with all unpaid and accrued interest) on the effective date of the plan of reorganization, or otherwise are unimpaired under such plan in accordance with section 1124 of the Bankruptcy Code. Notwithstanding anything else in this Section 1.13(m), the Borrower shall only incur and be obligated to pay any amounts set forth in this Section 1.13(m) to the extent that the incurrence or payment of such amounts do not violate the Senior Note Documents.


              SECTION 2. Letters of Credit.

              2.1 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request the Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the Expiry Date to issue, for the account of the Borrower and in support of insurance obligations, workers compensation, bonding obligations in respect of taxes, licenses and similar requirements, and other obligations, as are acceptable to the Agent in its sole discretion, of the Borrower and/or any Subsidiary, and subject to and upon the terms and conditions herein set forth such Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit so requested by the Borrower in such form as may be approved by such Letter of Credit Issuer and the Agent in their sole discretion (together with the Existing Letters of Credit, each a "Letter of Credit" and, collectively, the "Letters of Credit").

              (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time would exceed either (x) $60,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks and all Swingline Loans then outstanding, the Adjusted Total Available Revolving Commitment at such time (after giving effect to any reductions to the Total Revolving Commitment on such date); (ii) each Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit's date of issuance (subject to extension provisions acceptable to the Agent and the Letter of Credit Issuer, it being understood that provisions which provide for automatic extensions unless the Letter of Credit Issuer has given a termination notice at least 30 to 60 days prior to the date of such automatic extension shall be permitted) and in no event occurring later than the third Business Day preceding the Expiry Date; (iii) each Letter of Credit shall be denominated in U.S. dollars; (iv) no Letter of Credit shall have a Stated Amount of less than $250,000 unless otherwise agreed to by the Letter of Credit Issuer; and (v) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from the Borrower or the Required Banks stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default by the Required Banks.

              2.2 Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other RL Bank (each such other RL Bank, in its capacity under this Section 2.2, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a "Participation"), to the extent of such Participant's Adjusted RL Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Agent for the ratable account of the Participants as provided in Section

3.1(b) and the Participants shall have no right to receive any portion of any Facing Fees). Upon any change in the Revolving Commitments of the Banks pursuant to Section 12.4, or upon the occurrence of a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the Participations pursuant to this
Section 2.2 to reflect the new Adjusted RL Percentages of the assignor and assignee Bank or of all Non-Defaulting Banks, as the case may be.

              (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer issuing same shall have no obligation relative to the Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

              (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to
Section 2.4(a), such Letter of Credit Issuer shall promptly notify the Agent and after receipt of such notice, the Agent will notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Adjusted RL Percentage of such unreimbursed payment in lawful money of the United States of America and in same day funds; provided, however, that no Participant shall be obligated to pay to the Agent for the account of the Letter of Credit Issuer its Adjusted RL Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Agent for the account of the Letter of Credit Issuer such Participant's Adjusted RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted RL Percentage of the amount of such payment available to the Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of the Letter of Credit Issuer its Adjusted RL Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Letter of Credit Issuer its Adjusted RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent, such other Participant's Adjusted RL Percentage of any such payment.

              (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Adjusted RL Percentage thereof, in lawful money of the United States of America and in same day funds, an amount equal to such Participant's Adjusted RL Percentage of the principal amount of such reimbursement and of interest reimbursed thereon accruing from and after the date of the purchase of the respective Participations.

              (e) The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

               (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Letter of Credit Issuer, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

               (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

               (v) the occurrence of any Default or Event of Default.

              2.3 Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Agent and the Letter of Credit Issuer written notice (including by way of telecopier) thereof prior to 1:00 P.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include an application for the Letter of Credit and any other documents that such Letter of Credit Issuer customarily requires in connection therewith. The Agent shall promptly notify each RL Bank of each Letter of Credit Request.

              (b) The delivery of each Letter of Credit Request shall be deemed a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate the requirements of Section 2.1(b). The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Agent, each Bank and the Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the Agent of the Letter of Credit or Letters of Credit issued by it.

              2.4 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Agent in U.S. dollars in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, notice from the Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of notice of such payment or disbursement), such interest also to be payable on demand.

              (b) The Borrower's obligation under this Section 2.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

              2.5 Increased Costs. If at any time after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Participant's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Participant hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by the Letter of Credit Issuer or such Participant to the Agent), the Borrower shall pay to the Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.5 upon receipt of such certificate.


              SECTION 3. Fees; Commitments.

              3.1 Fees. (a) The Borrower agrees to pay to the Agent a commitment commission ("Commitment Commission") for the account of each RL Bank that is a Non-Defaulting Bank for the period from and including the Effective Date to but not including the date the Total Revolving Commitment has been terminated, computed at a rate for each day equal to 1/2 of 1% per annum on the daily average of such Bank's Unutilized Revolving Commitment. Such Commitment Commission shall be due and payable monthly in arrears on the last Business Day of each calendar month and on the date upon which the Total Revolving Commitment is terminated.

              (b) The Borrower agrees to pay to the Agent for the account of the RL Banks pro rata on the basis of their respective Adjusted RL Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") in an amount equal to 3.75% per annum on the average daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month and on the date upon which the Total Revolving Commitment shall be terminated.

              (c) The Borrower agrees to pay to the Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Facing Fee") computed at the rate of 1/4 of 1% per annum on the average daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month and on the date upon which the Total Revolving Loan Commitment shall be terminated.

              (d) The Borrower hereby agrees to pay to the Letter of Credit Issuer upon each issuance of, drawing under and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance, drawing and/or amendment the administrative charge which the Letter of Credit Issuer is customarily charging at such time for issuances of, drawings under and/or amendments of letters of credit issued by it.

              (e) The Borrower shall pay to the Agent (x) on the Effective Date for its own account and/or for distribution to the Banks such fees (including in respect of commitment commission for the period prior to the Effective Date) as heretofore agreed by the Borrower and the Agent and (y) for its own account, a fee at the closing of Amendment No. 10 in the amount of $500,000.

              (f) All computations of Fees shall be made in accordance with
Section 12.7(b).

              3.2 Voluntary Reduction of Commitments. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate the Total Unutilized Revolving Commitment, in part or in whole, provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each of the RL Banks and (y) partial reduction pursuant to this Section 3.2 shall be in integral multiples of $2,000,000.

              3.3 Mandatory Adjustments of Commitments, etc.

              (a) The Total Revolving Commitment shall terminate on the earlier of (x) the RL Expiry Date and (y) the date on which a Change of Control Event occurs.

              (b) The Total Term Loan Commitment shall be terminated on the Effective Date, after giving effect to the incurrence of additional Term Loans on such date.

              (c) The Total Revolving Commitment shall be reduced at the time any mandatory repayment of the Term Loans would be required pursuant to Section 4.2(A)(c), (d), (e), and/or (f) if Term Loans were then outstanding in an amount, if any, by which the amount of such required repayment (determined as if an unlimited amount of Term Loans were then outstanding) exceeds the aggregate amount of Term Loans then outstanding.

              (d) Each reduction or adjustment of the Total Term Loan Commitment or the Total Revolving Commitment pursuant to this Section 3.3 shall apply proportionately to the Term Loan Commitment or the Revolving Commitment, as the case may be, of each RL Bank.

              SECTION 4. Payments.

              4.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part, without penalty or fee except as otherwise provided in this Agreement, from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower at least two Business Days prior to (or in the case of Swingline Loans prior to 12:00 Noon (New York Time) on) the date of such prepayment, which notice shall promptly be transmitted by the Agent to each of the Banks (except in respect of Swingline Loans); (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $2,000,000 (or, in respect of a partial prepayment of any Borrowing of Swingline Loans, in such lesser principal amount as may be satisfactory to BTCo), provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; (iv) Eurodollar Loans may be designated for prepayment pursuant to this Section 4.1 only on the last day of the Interest Period applicable thereto; and (v) each prepayment of Term Loans pursuant to this Section 4.1 shall be applied to reduce the remaining Scheduled Repayments of the Term Loans in inverse order of maturity; provided that notwithstanding the foregoing, the Borrower may elect to apply repayments of Term Loans pursuant to this Section 4.1 to the next two Scheduled Repayments which are scheduled (without giving effect to any prior reductions to Scheduled Repayments) to be made after the date of such prepayment.

              4.2 Mandatory Prepayments.

              (A) Requirements:

              (a) If on any date the sum of the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting Banks and Swingline Loans and the aggregate amount of Letter of Credit Outstandings exceeds the

Adjusted Total Available Revolving Commitment as then in effect (including a decrease therein as a result of an increase in the Blocked Amount), the Borrower shall repay on such date the principal of Swingline Loans (and, after Swingline Loans have been paid in full, Revolving Loans of Non-Defaulting Banks) in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans of Non-Defaulting Banks, the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Available Revolving Commitment then in effect, the Borrower shall pay to the Agent an amount in cash and/or Cash Equivalents equal to such excess and the Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent (which shall permit certain investments in Cash Equivalents, until the proceeds are applied to the secured obligations).

              (b) On each date set forth below the Borrower shall be required to repay the principal amount of Term Loans as is set forth opposite such date (each such repayment, a "Scheduled Repayment"):


         Repayment Date                                     Amount
         --------------                                     ------

         September 30, 2000                              $13,018,046
         December 31, 2000                               $13,018,046
         March 31, 2001                                  $13,018,046
         June 30, 2001                                   $13,018,046
         September 30, 2001                              $13,018,046
         December 31, 2001                               $13,018,046
         March 31, 2002                                  $13,018,046
         June 15, 2002                                   $13,018,049


              (c) On the Business Day after the date of receipt by the Borrower or any of its Subsidiaries of the Cash Proceeds of any Asset Sale, an amount equal to the Net Cash Proceeds of such Asset Sale shall be applied to the prepayment of the outstanding principal amount of the Term Loans, provided that a prepayment shall not be required to be made under this clause (c) with respect to (A) up to an aggregate $3,000,000 of Net Cash Proceeds from Asset Sales in any fiscal year or (B) Net Cash Proceeds constituting Additional Proceeds arising from a Permitted Sale-Leaseback Transaction, in either case, to the extent the Borrower elects, as hereinafter provided, to reinvest such Net Cash Proceeds in Reinvestment Assets (a "Reinvestment

Election"); provided further that a prepayment shall not be required to be made under this clause (c) with respect to up to an aggregate of $8,500,000 of cash and non-cash proceeds arising from Permitted Dispositions and up to an aggregate of $3,500,000 of cash and non-cash proceeds arising from Supplemental Permitted Dispositions. The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale if
(x) no Default or Event of Default exists on the date of delivering the Reinvestment Notice referred to in clause (z) below, (y) the Borrower effects any prepayment of Swingline Loans and/or Revolving Loans that may be required after giving effect to such Reinvestment Notice and (z) the Borrower delivers a Reinvestment Notice to the Agent on the Business Day following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale to the extent of the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

              (d) On the date (each, a "Debt Refinancing Prepayment Date") of the receipt thereof by the Borrower or any of its Subsidiaries of an amount equal to the Net Debt Issuance Proceeds of the incurrence after the Effective Date of Indebtedness (other than Indebtedness permitted by Section 8.3 as such Section is in effect on the Effective Date), such amount shall be applied to the prepayment of the outstanding principal amount of the Term Loans.

              (e) On each date (each, an "Equity Refinancing Prepayment Date") of the receipt thereof by the Borrower or any of its Subsidiaries of an amount equal to the Net Equity Issuance Proceeds of the sale consummated after the Effective Date of equity (other than (x) the issuance to employees of the Borrower and its Subsidiaries of Borrower Common Stock and the exercise of stock options issued to such employees, (y) issuances of equity by Subsidiaries of the Borrower to the extent permitted by Section 8.14, and (z) issuances of convertible preferred stock of the Borrower and issuances of common stock of the Borrower on conversion of such convertible preferred stock (but only so long as no consideration (other than the preferred stock being converted) is received by the Borrower or any of its Subsidiaries in connection with such conversion), in each case pursuant to the Convertible Preferred Stock Documents), such amount shall: (i) first, be applied to the prepayment of the outstanding principal amount of the Term Loans; (ii) second, to the extent Net Equity Issuance

Proceeds remain after the application pursuant to the preceding clause (i), be applied to the repayment of the outstanding principal amount of Swingline Loans (and, after Swingline Loans have been paid in full, Revolving Loans of Non-Defaulting Banks); and (iii) third, to the extent Net Equity Proceeds remain after the application pursuant to the preceding clauses (i) and (ii), be paid to and held by the Agent, as security for the Letter of Credit Outstandings obligations of the Borrower hereunder, pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent (which shall permit certain investments in Cash Equivalents until the proceeds are applied to the secured obligations); provided, however, that the aggregate amount of such prepayments and repayments required to be made pursuant to this clause (e) shall not exceed $65,000,000.

              (f) On each date which is 90 days after the last day of a fiscal year of the Borrower (commencing on the date which is 90 days after the Borrower's fiscal year ending in March 1996), 50% of Excess Cash Flow for the Excess Cash Flow Period last ended (such amount the "ECF Prepayment Amount") shall be applied to the prepayment of the outstanding principal amount of the Term Loans, provided that in the event that Excess Cash Flow for any Excess Cash Flow Period exceeds $10,000,000 the ECF Prepayment Amount for such Excess Cash Flow in excess of $10,000,000 shall equal 75% of Excess Cash Flow in excess of such $10,000,000 for the Excess Cash Flow Period last ended.

              (g) On the date a Change of Control Event occurs, the outstanding principal amount of the Term Loans and Revolving Loans shall be due and payable in full, and the Letters of Credit shall be cash-collateralized (or supported by backstop letters of credit or other collateral consisting of Cash Equivalents satisfactory in each case to the Letter of Credit Issuer in its sole discretion) by an amount equal to 105% of the stated amount thereof.

              (h) If on any date the outstanding principal amount of Revolving Loans made by a Defaulting Bank exceeds the Revolving Commitment of such Defaulting Bank, the Borrower shall repay the Revolving Loans of such Defaulting Bank in an amount equal to such excess.

              (i) On August 31 of each year (other than August 31, 1997 unless a Default or an Event of Default has occurred and is then continuing), commencing on August 31,

1996, if a Clean-Down Period shall not have occurred since July 15 of such year, the Borrower shall repay the principal amount of all outstanding Swingline Loans and all outstanding Revolving Loans of all Non-Defaulting Banks in excess of $40,000,000 and no Swingline Loans or Revolving Loans in aggregate principal amount in excess of $40,000,000 may thereafter be borrowed until the Clean-Down Period has ended.

              (j) On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied to the prepayment of the outstanding principal of the Term Loans.

              (k) Following the occurrence of a Change of Control Event, on a date that is three months after the later to occur of (i) the Commitment Termination Date and (ii) the date such Change of Control Event occurred, the outstanding principal amount of the Supplemental Term Loans shall be due and payable in full.

              (B) Application:

              (a) All prepayments of Term Loans made pursuant to Section 4.2(A)(f) shall be applied to reduce the remaining Scheduled Repayments of Term Loans in inverse order of maturity. All prepayments of Term Loans made pursuant to Section 4.2(A)(c), (d), (e) and (j) shall be applied to reduce the Scheduled Repayments of Term Loans pro rata based on the then outstanding Scheduled Repayments of Term Loans.

              (b) With respect to each prepayment of Loans required by this
Section 4.2, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made, provided that (i) Eurodollar Loans made pursuant to a specific Facility may be designated for prepayment pursuant to this Section 4.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans made pursuant to such Facility with Interest Periods ending on such date of required prepayment and all Base Rate Loans made pursuant to such Facility have been paid in full; (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; (iii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum

Borrowing Amount for such Eurodollar Loans, such Borrowing shall be immediately converted into Base Rate Loans; and (iv) notwithstanding the provisions of the preceding clause (ii), no prepayment of Revolving Loans pursuant to Section 4.2(A)(a) shall be applied to the Revolving Loans of a Defaulting Bank. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

              4.3 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

              4.4 Net Payments. All payments made by the Borrower hereunder, under any Note or under any other Credit Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the net income of a Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). The Borrower shall also reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the United States of America, any

State or political subdivision thereof, or the jurisdiction in which the principal office or applicable lending office of such Bank is located or of any political subdivision or taxing authority of any such jurisdiction as such Bank shall determine are payable by such Bank in respect of Taxes paid to or on behalf of such Bank pursuant to this or the preceding sentence. If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Agent within five days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Bank and reimburse the Agent and such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Bank.

              4.5 Payments of Supplemental Term Loans. (a) The Borrower shall not prepay the Supplemental Term Loans prior to the later to occur of (i) the first anniversary of the Amendment No. 10 Effective Date and (ii) the Commitment Termination Date. On or after such date, the Borrower may prepay the Supplemental Term Loans at the election of the Borrower as a whole at any time or in part from time to time by the payment of an amount equal to the principal amount of the Supplemental Term Loans to be repaid plus all interest accrued thereon; provided, however, that the Borrower shall only incur and be obligated to pay Supplemental Additional Interest to the extent that the incurrence or payment of such interest does not violate the Senior Note Documents.

              (b) Following the Commitment Termination Date, any payment that, prior to the Commitment Termination Date, would have been required to be made pursuant to Sections 4.2(c) through (g) in respect of the Term Loans, the Swingline Loans, the Revolving Loans or the Letter of Credit Obligations, shall be applied as a prepayment of the Supplemental Term Loans.

              SECTION 5. Conditions Precedent.

              5.1 Conditions Precedent to Effective Date. The effectiveness of the Agreement is subject to the satisfaction of the following conditions precedent prior to, on or contemporaneously with the Effective Date:

               (a) Notes. There shall have been delivered to the Agent for the account of each Bank the appropriate Note or Notes executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

               (b) Officer's Certificate. The Agent shall have received a certificate dated the Effective Date signed on behalf of the Borrower by the President, any Executive Vice President or the Chief Financial Officer of the Borrower stating that all the conditions in Sections 5.1(x) and (y) and 5.2 have been satisfied on such date.

               (c) Opinions of Counsel. The Agent shall have received an opinion, or opinions, addressed to each of the Banks and dated the Effective Date, from (i) Donovan Leisure Newton & Irvine, special corporate counsel to the Borrower in the form of Exhibit B-1 hereto, which opinion shall cover such other matters incident to the transactions contemplated herein as the Agent may reasonably request,
          (ii) Willkie Farr & Gallagher, bankruptcy counsel to the Borrower in the form of Exhibit B-2 hereto, which opinion shall cover such other matters incident to the transactions contemplated herein as the Agent may reasonably request, (iii) Young, Conaway, Stargatt & Taylor, bankruptcy counsel to the Borrower in the form of Exhibit B-3 hereto, which opinion shall cover such other matters incident to the transactions contemplated herein as the Agent may reasonably request,
          (iv) local counsel satisfactory to the Agent as the Agent may request, which opinions shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein or therein as the Agent may reasonably request and shall be in form and substance satisfactory to the Agent and (v) Skadden, Arps, Slate, Meagher & Flom, special counsel to the Agent and the Banks, in the form of Exhibit C hereto.

               (d) Pledge Agreement. The Borrower shall have duly authorized, executed and delivered an amended and restated Pledge Agreement substantially in the form of Exhibit D
          (as modified, supplemented or amended from time to time, the "Borrower Pledge Agreement") and amending and restating the pledge agreement delivered by the Borrower pursuant to the Original Credit Agreement. The Borrower shall have delivered to the Collateral Agent, as Pledgee, all Pledged Securities referred to therein and then owned by the Borrower, together with undated stock powers or instruments of assignment thereof duly executed in blank by the Borrower.

               (e) Security Agreements. (i) The Borrower shall have duly authorized, executed and delivered a security agreement substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the "Borrower Security Agreement") amending and restating the security agreement delivered by the Borrower pursuant to the Original Credit Agreement covering all of the Borrower's present and future Security Agreement Collateral together with:

                    (A) executed copies of financing statements (Form UCC-1) and amendments to financing statements (Form UCC-3) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Borrower Security Agreement;

                    (B) certified copies of Requests for Information or Copies
               (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Agent and (y) to the extent evidencing Permitted Liens);

                    (C) evidence of the completion of all other recordings and filings of, or with respect to, the Borrower Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Borrower Security Agreement; and

                    (D) evidence that all other actions necessary or, in the
               reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Borrower Security Agreement have been taken.

               (ii) each Subsidiary of the Borrower shall have duly authorized, executed and delivered the security agreement substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the "Subsidiary Security Agreement") covering all of each such Subsidiary's present and future Security Agreement Collateral together with:

                    (A) executed copies of financing statements (Form UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Subsidiary Security Agreement;

                    (B) certified copies of Requests for Information or Copies
               (Form UCC-11), or equivalent reports, each of recent date listing all effective financing statements that name any such Subsidiary as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Agent and (y) to the extent evidencing Permitted Liens);

                    (C) evidence of the completion of all other recordings and filings of, or with respect to, the Subsidiary Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Subsidiary Security Agreement; and

                    (D) evidence that all other actions necessary or, in the
               reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Subsidiary Security Agreement have been taken.

               (f) Mortgages; Title Insurance; Surveys. (i) The Agent shall have received fully executed counterparts of deeds of trust, leasehold deeds of trust, mortgages, leasehold mortgages and similar documents in each case substantially in the form of Exhibit L and with such changes which are in form and substance satisfactory to the Agent (each a "Mortgage" and collectively the "Mortgages") covering all the Mortgaged Properties, and arrangements reasonably satisfactory to the Agent shall be in place to provide that counterparts of such Mortgages shall be recorded on the Effective Date in all places to the extent necessary or desirable, in the judgment of the Agent, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Encumbrances, on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties.

               (ii) Except as agreed to by the Agent, the Agent shall have received ALTA Revised 1987 mortgagee title insurance policies or the equivalent thereof (or binding commitments to issue such title insurance policies) issued by title insurers satisfactory to the Agent (the "Mortgage Policies") in amounts satisfactory to the Agent and assuring the Agent that the Mortgages in respect of the Mortgaged Properties are valid and enforceable first priority mortgage Liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances. Such Mortgage Policies shall be in form and substance reasonably satisfactory to the Agent and shall include an endorsement for future advances under this Agreement, the Notes and the Mortgages, for mechanics liens and for any other matter that the Agent in its discretion may reasonably request prior to the Effective Date, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Agent in its discretion may request prior to the Effective Date.

               (iii) The Agent shall have received a recent survey with respect to each Real Property owned by Borrower to the extent designated on
          Schedule V hereto dated and certified to Agent, it successors and assigns, within 60 days prior to the Effective Date prepared by a land surveyor licensed in each of the states where such Real Property is located pursuant to the then current ALTA/ACSM standards for title surveys and otherwise reasonably satisfactory to Agent and showing thereon the location of the perimeter of each such Real Property by courses and distances, the lines of the streets abutting each of such Real Property and the width thereof, the on site improvements to the extent constructed and the relation of the on site improvements by distance to the perimeter of each such Real Property, and the established building lines and the street lines, all encroachments and the extent thereof upon each such Real Property and indicating that the on-site improvements to the extent constructed are within the lot and building lines of each such Real Property, indicating whether each such Real Property is in a flood plain and otherwise containing such items as are reasonably requested by Agent.

               (iv) The Agent shall have received a certificate dated the Effective Date signed on behalf of the Borrower by the President, any Executive Vice President or the Chief Financial Officer of the Borrower certifying that each parcel of Real Property owned in fee simple by Borrower or any of its Subsidiaries which is not a Mortgaged Property is unimproved, is vacant, is not used by the Borrower or any of its Subsidiaries in the operation of its or their business, and is of de minimis value.

               (g) Subsidiary Guaranty. Each Subsidiary shall have duly completed, executed and delivered to the Agent for the benefit of the Banks a guaranty (as modified, supplemented or amended from time to time, the "Subsidiary Guaranty") of the Obligations substantially in the form of Exhibit J, and the same shall be in full force and effect.

               (h) Certificate of the Clerk of the Bankruptcy Court. The Agent shall have received a certificate dated the Effective Date from the Clerk of the Bankruptcy Court, if available, certifying that (i) there is no order amending, modifying, staying, vacating or rescinding the Confirmation Order entered on the docket of the Clerk of the Bankruptcy Court on May 31, 1995 or, except as set forth on Schedule XIV hereto, pending appeal or motion to vacate or rescind the same and (ii) there is no motion or other pleading on file seeking to amend, modify, stay, vacate or rescind the Plan of Reorganization.

               (i) Confirmation Orders; Plan of Reorganization, etc. (i) All orders, including without limitation the Confirmation Order, of the Bankruptcy Court entered in connection with the Plan of Reorganization and set forth on Schedule XIV hereto (as amended or supplemented from time to time and approved by the Agent and the Required Banks (the "Confirmation Orders")) shall be satisfactory to Agent (which orders shall, except as agreed to by Agent, be final orders on the Effective
          Date) and, as of the Effective Date and after giving effect to the initial Loans, such Plan of Reorganization shall have been substantially consummated in accordance with the terms thereof and the terms of the Confirmation Orders.

               (ii) The final documentation for the restructuring effected by the Confirmation Orders shall be in the form attached to the Plan of Reorganization or this Agreement and shall be otherwise in form and substance satisfactory to the Agent.

               (iii) The Plan of Reorganization shall not have been amended, supplemented, restated or otherwise modified, whether pursuant to
          Section 1127 of the Bankruptcy Code, court order, or otherwise, without the consent of the Agent and the Required Banks.

               (j) Equity Ownership; Corporate Governance. All aspects of the equity ownership and corporate and operational governance (including the composition of the Board of Directors and the management of the Borrower) of the Borrower and its Subsidiaries, to the extent not expressly set forth in the Plan of Reorganization, shall be satisfactory to the Agent. Additionally, all agreements relating to, and the corporate and capital structure of, the Borrower and its Subsidiaries after giving effect to the transactions contemplated by the Credit Documents and the Plan of Reorganization, and all organizational documents of such entities, to the extent not expressly set forth in the Plan of Reorganization, shall be satisfactory to the Agent.

               (k) Existing Indebtedness. (i) The Existing Indebtedness of the Borrower and its Subsidiaries, in-cluding without limitation Capital Leases, shall be as described in the Plan of Reorganization (including, without limitation, the Borrower's proposed issuance of the Senior Notes in exchange for the cancellation of the Original Senior Notes and the conversion of the Subordinated Notes) and, to the extent not described in the Plan of Reorganization, all agreements evidencing or relating to the Existing Indebtedness (collectively, the "Existing Indebtedness Agreements") shall be satisfactory to the Agent, and the Borrower and its Subsidiaries shall have no outstanding Indebtedness other than as described in the Plan of Reorganization and the Post-Confirmation Projections (with exceptions, if any, as may be acceptable to the Agent in its sole discretion).

               (ii) The Original Senior Notes and the Subordinated Notes and all obligations of the Company thereunder or in respect thereof shall have been released and discharged in full and all Liens securing the Original Senior Notes shall have been released to the satisfaction of the Agent.

               (l) Post-Confirmation Projections. There shall have been delivered to the Banks the monthly financial projections regarding the Borrower and its Subsidiaries through the fiscal year ended in the year 1996 and annual projections through the fiscal year ended in the year 2000 of the Borrower and its Subsidiaries (collectively, the "Post-Confirmation Projections"), and the Agent shall be satisfied with the accounting practices and procedures to be utilized by the Borrower and its Subsidiaries, and any changes to such Post-Confirmation Projections prior to the Effective Date shall be satisfactory to the Agent.

               (m) Financial Condition; etc. The Agent shall be satisfied on the Effective Date (i) that the Borrower's cash-on-hand, trade support and other operations are as set forth in the Post-Confirmation Projections and (ii) with the results of operations set forth in the most recent financial statements delivered by the Borrower prior to such date.

               (n) Cash Management System. To the extent not previously established, a cash management system, together with cash concentration accounts for the Borrower shall have been established to the satisfaction of the Agent.

               (o) Audited Financial Statements. The Agent shall have received audited financial statements for the most recent fiscal year of the Borrower; provided, however, that should the audited financial statements not be available by the Effective Date, the Company shall have delivered to the Agent unaudited financial statements as of April 1, 1995 certified as to accuracy and completeness (subject to changes resulting from audit and normal year-end audit adjustments) by the Borrower's Chief Financial Officer and shall make Price Waterhouse LLP available to discuss its findings with the Agent and its financial advisors prior to the Effective Date.

               (p) Current Financial Statements; Inventory Analyses. The Banks shall have received (i) financial statements for the most recent fiscal period ending no more than 30 days prior to the Effective Date certified by the chief financial officer of the Borrower, and (ii) such inventory analyses as Agent shall request, in each case satisfactory to Agent.

               (q) DIP Documents. The commitments under the DIP Documents shall have been terminated, and all loans thereunder, together with interest thereon, and all other amounts owing pursuant to the DIP Documents, shall have been repaid in full, and with respect to letters of credit issued under the DIP Documents, provisions shall have been made for the payment of reimbursement obligations by cash-collateralization or the issuance of replacement Letters of Credit in accordance with the terms thereof, and the DIP Documents shall have been terminated and be of no further force and effect. The Agent and the Banks shall have received evidence in form, scope and substance satisfactory to the Agent that the matters set forth in this Section 5.1(q) have been satisfied at such time.

               (r) Environmental Reports. At the request of the Agent, the Borrower shall have provided to the Agent copies of environmental reports that are in form and substance satisfactory to the Agent and the Banks in respect of the Borrower's and its Subsidiaries' Real Property prepared at the cost and expense of the Borrower, by a Person designated by the Borrower that is acceptable to the Agent and the Required Banks.

               (s) Insurance Policies. The Agent shall have received evidence of insurance complying with the requirements of Section 7.10 for the business and properties of the Borrower and its Subsidiaries, in form and substance satisfactory to the Agent and, with respect to all casualty insurance, naming the Collateral Agent on behalf of the Secured Parties as an additional insured and loss payee.

               (t) Consent Letter. The Agent shall have received a letter from CT Corporation System, presently located at 1633 Broadway, New York, NY 10019, in the form of Exhibit G indicating its consent to its appointment by each Credit Party as their agent to receive service of process.

               (u) Plans; etc. There shall have been made available to the Agent (which copies may be made available to the Banks) copies, certified as true and correct by an Authorized Officer of the Borrower, of (a) any Plans, other than any Plans which have terminated prior to the Effective Date and any Plans in which none of the Borrower, any Subsidiary or any ERISA Affiliate participates as of the Effective Date, and for each such Plan (x) that is a "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) the most recently completed actuarial valuation prepared therefor by such Plan's regular enrolled actuary and the Schedule B, "Actuarial Information" to the IRS Form 5500 (Annual Report) most recently filed with the Internal Revenue Service and (y) that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), each of the documents referred to in clause (x) either in the possession of the Borrower or reasonably available thereto from the sponsor or trustees of such Plan, (b) any collective bargaining agreements or any other similar agreement or arrangements covering the employees of the Borrower or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements"), (c) any material agreements (or the forms thereof) with members of, or with respect to, the management of the Borrower or any of its Subsidiaries (collectively, the "Management Agreements"), (d) any employment agreements entered into by the Borrower or any of its Subsidiaries (collectively, the "Employment Agreements"), and (e) all tax sharing, tax allocation and other similar agreements entered into by the Borrower, and/or any of its Subsidiaries (collectively, the "Tax Sharing Agreements"), all of





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          which Plans, Collective Bargaining Agreements, Management Agreements,
          Employment Agreements, and Tax Sharing Agreements shall be in form and substance satisfactory to the Agent.

               (v) Corporate Documents; Proceedings; Officers' Certificates. (i) The Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed and attested to by an Authorized Officer of such Person, in the form of Exhibit H with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate and the foregoing shall be satisfactory to the Agent.

               (ii) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

               (w) Payment of Fees. (i) All costs, fees and expenses, and all other compensation contemplated by this Agreement, due to the Agent or the Banks (including, without limitation, legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom, special counsel to the Agent and the Banks, and Policano & Manzo, L.L.C., financial advisors to such special counsel) shall have been paid by the Borrower to the extent due.

               (ii) All interest, fees, expenses and other charges that have accrued pursuant to the terms of the Original Credit Documents but have not been paid as of the Effective Date shall have been paid by the Borrower to the Agent for distribution to those parties entitled to receive such interest, fees, expenses and other charges pursuant to the Original Credit Documents.






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






               (x) Approvals. (i) All material franchises, licenses, permits, certifications, accreditations and other rights, consents and approvals which are necessary for the operations of the Borrower's and its Subsidiaries' respective properties and businesses after giving effect to the transactions contemplated by the Credit Documents and the Plan of Reorganization shall be in full force and effect.

               (ii) All necessary governmental and third party approvals and/or consents required to be obtained on or prior to the Effective Date in connection with the transactions contemplated by the Credit Documents and the Plan of Reorganization and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the judgment of the Required Banks or the Agent, materially adverse conditions upon the consummation of such transactions. No judgement, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon any Credit Document shall exist.

               (y) Litigation. No litigation, investigation or inquiry by any entity (private or governmental) shall be pending or threatened on the Effective Date (a) with respect to this Agreement or any other Credit Document, (b) with respect to the Plan of Reorganization or any Plan of Reorganization Document, (c) with respect to any material debt of the Borrower or any of its Subsidiaries which is to remain outstanding after the Effective Date or (d) with respect to which the Borrower or any of its Subsidiaries may be directly or indirectly liable (including, without limitation, any claim made by the PBGC with respect to any Plan in connection with the Chapter 11 Case or otherwise) which the Agent or the Required Banks shall determine could have a material adverse effect on the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under this Agreement or any other Credit Document or which could have a Material Adverse Effect.

               (z) Security Interests. The Banks shall be satisfied that the Security Documents create or will create upon the completion of the filings of the Security Documents, financing statements and other





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






          instruments tendered for filing, as security for the Obligations a valid and enforceable perfected security interest in and Lien on all of the Collateral except as agreed to by the Agent in favor of the Collateral Agent for the benefit of the Secured Parties, superior and prior to the rights of all other Persons therein (as provided in the Uniform Commercial Code) and subject to no other Liens other than Liens permitted hereby. The Security Documents, or financing statements or other instruments with respect thereto, as may be necessary, shall have been duly filed or recorded (or tendered for filing or recording) in such manner and in such places as are required by law to establish, perfect, preserve and protect the security interests and Liens in favor of the Collateral Agent for the benefit of the Secured Parties, granted pursuant to such Security Documents, and all taxes, fees and other charges payable in connection therewith due on or prior to the Effective Date shall have been paid in full.

               (aa) Syndication Market. Since January 24, 1995, there shall have been no continuing material disruption of, or material adverse change in, the financial, banking or capital markets that in the sole discretion of the Agent has materially adversely impaired the syndication of loans or the placement of securities of generally the same type and size as any of the types of Loans contemplated under this Agreement in such markets.

               (bb) Leases. Agent shall have received certified copies of all leases with respect to each Mortgaged Property, including, without limitation, any amendments, assignments or other agreements relating thereto.

               (cc) Other Documents. The Agent shall have received such other documents as the Agent may reasonably request, including, without limitation, the certificate relating to Chalfont.

              5.2 Conditions Precedent to All Credit Events. The obligation of each Bank to make any Loans and the obligation of the Letter of Credit Issuer to issue Letters of Credit is subject, at the time of each such Credit Event (including Credit Events occurring on the Effective Date) to the satisfaction of the following conditions at such time:

               (a) No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent any representation or warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date).

               (b) Adverse Change. Since March 29, 1997 (and the Banks shall have become aware of no facts or conditions not previously known), nothing shall have occurred which the Required Banks or the Agent shall determine (i) could have a material adverse effect on the rights or remedies of the Banks, or the Agent, or on the ability of any Credit Party to perform its obligations to the Banks or the Agent or
          (ii) has had, or could have, a Material Adverse Effect, provided that any facts or conditions that occurred during the fiscal quarters ended July 19, 1997 and/or October 11, 1997, shall not, by themselves, be the basis for determining that the conditions described in clauses (i) or (ii) of this paragraph (b) have occurred.

               (c) Notice of Borrowing; Letter of Credit Request; etc. The Agent shall have received a Notice of Borrowing with respect to such Borrowing of Loans (other than the Supplemental Term Loans) meeting the requirements of Section 1.3 or a Letter of Credit Request for such issuance of a Letter of Credit meeting the requirements of Section 2.3, as the case may be, and such other documents or opinions as the Agent or any Bank may reasonably request.

              The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all of the applicable conditions specified in this Section 5 are then satisfied. All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of





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






the Banks and shall be satisfactory in form and substance to the Agent.

              5.3 Conditions Precedent to Supplemental Term Loans. The Obligation of each Supplemental Term Lender to make its Supplemental Term Loan is subject to the satisfaction of the condition that Amendment No. 10 shall be effective.

              SECTION 6. Representations, Warranties and Agreements. In order to induce the Banks (other than the Supplemental Term Lenders) to agree to the restructuring of the loans and other obligations outstanding under the Original Credit Agreement on the terms of this Agreement and to make the Loans (other than the Supplemental Term Loans) and participate in Letters of Credit and the Letter of Credit Issuer to issue Letters of Credit as provided for herein, and in order to induce the Supplemental Term Lenders to make the Supplemental Term Loans as of the Amendment No. 10 Effective Date, the Borrower makes the following representations and warranties to, and agreements with, the Banks and the Letter of Credit Issuer, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date hereof and as of the date of each such Credit Event, except to the extent that any representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date):

              6.1 Corporate Status. Each of the Credit Parties and each of their Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified is reasonably likely to have a Material Adverse Effect.

              6.2 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the

Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms.

              6.3 No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject, including without limitation the Existing Indebtedness Agreements or (iii) will violate any provision of the charter or By-Laws of any Credit Party or any of its Subsidiaries.

              6.4 Litigation. There are no actions, suits or proceedings pending or threatened with respect to the Borrower or any of its Subsidiaries or in respect of which the Borrower or any of its Subsidiaries may be liable by contract, settlement agreement or otherwise (i) that are likely to have a Material Adverse Effect or (ii) that could have a material adverse effect on the rights or remedies of the Agent or the Banks or on the ability of any Credit Party to perform its obligations to them hereunder and under the other Credit Documents to which it is, or will be, a party.

              6.5 Use of Proceeds. (a) The proceeds of all Loans shall be utilized for general corporate purposes of the Borrower and its Subsidiaries.

              (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, U or X.

              6.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

              6.7 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

              6.8 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

              6.9 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or its Subsidiaries in writing to the Agent or any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower or its Subsidiaries in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recog-nized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results in any material respect. There is no fact known to any Credit Party which has, or is reasonably likely to have, a Material Adverse Effect which has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.

              6.10 Financial Condition; Financial Statements. (a) On and as of the Effective Date on a pro forma basis after giving effect to the Plan of Reorganization and all Indebtedness incurred, and to be incurred, and Liens created and to be created, by each Credit Party in connection therewith, with respect to the Borrower (x) the sum of its assets, at a fair valuation, will exceed its debts, (y) it will not have incurred nor intended to, or believes that it will not, incur debts beyond its ability to pay such debts as such debts mature and (z) it will have sufficient capital with which to conduct its business. For purposes of this Section 6.10(a), "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

              (b) The consolidated balance sheet of the Borrower and its Subsidiaries at April 1, 1995 and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year ended as of said date, which have been examined by Price Waterhouse LLP, independent certified public accountants, and the pro forma (after giving effect to the Plan of Reorganization and the transactions related thereto) consolidated balance sheet of the Borrower and its Subsidiaries as at April 1, 1995, copies of which have heretofore been furnished to each Bank, present fairly the financial position of the Borrower and its Subsidiaries at the dates of said statements and the results for the period covered thereby (or, in the case of the pro forma balance sheet, present a good faith estimate of the consolidated pro forma financial condition of the Borrower and its

Subsidiaries at the date thereof); provided, however, that should the audited financial statements not be available by the Effective Date, the Company shall have delivered to the Agent unaudited financial statements as of April 1, 1995 certified as to accuracy and completeness (subject to changes resulting from audit and normal year-end audit adjustments) by the Borrower's Chief Financial Officer and shall make Price Waterhouse LLP available to discuss its findings with the Agent and its financial advisors prior to the Effective Date. All such financial statements (other than the aforesaid pro forma balance sheet) have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements.

              (c) Since March 29, 1997, there has been no material adverse change in the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, provided that any facts or conditions that occurred during the fiscal quarters ended July 19, 1997 and/or October 11, 1997, shall not, by themselves, be the basis for determining that a material adverse change has occurred.

              (d) Except as fully reflected in the financial statements described in Section 6.10(b), there were as of the Effective Date (and after giving effect to any Loans made on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due), and the Borrower does not know of any basis for the assertion against the Borrower or any of its Subsidiaries of any such liability or obligation which, either individually or in aggregate, are or would be reasonably likely to be material to the Borrower or the Borrower and its Subsidiaries taken as a whole.

              (e) The Post-Confirmation Projections dated as of April 13, 1995, prepared by the Borrower and delivered to the Banks prior to the Effective Date were based on good faith estimates and assumptions made by the management of the Borrower, and on the Effective Date such management believed that the Post-Confirmation Projections were reasonable and attainable, it being recognized by the Banks, however, that projections as to future events are not to be viewed as facts and that the actual results





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






during the period or periods covered by the Post-Confirmation Projections probably will differ from the projected results and that the differences may be material.

              6.11 Security Interests. Except as agreed to by the Agent, on and after the Effective Date, each of the Security Documents creates, as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens (except (x) that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and (y) the Mortgaged Properties may be subject to Permitted Encumbrances relating thereto), in favor of the Collateral Agent for the benefit of the respective Secured Parties. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made, or provided for as contemplated by Sections 5.1(e) and (f), on or prior to the Effective Date.

              6.12 Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of such Person) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

              6.13 Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in excess of $5 million and the aggregate Unfunded Current Liabilities for all Plans does not exceed $10 million; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of
Section 412 of the Code; neither the Borrower nor any of its Subsidiaries (whether directly or by way of an ERISA Affiliate) has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or expects to incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate any Plan (other than pursuant to Section 4041(b) of ERISA); using actuarial assumptions and computation methods which to the best knowledge of the Borrower are consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date hereof would not exceed $10 million; no lien imposed under the Code or ERISA on the assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by applicable law or under the terms of an applicable collective bargaining agreement) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) other than any such employee pension benefit plan intended to be qualified (within the meaning of Section 401(a) of the Code) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, all representations made in this Section 6.13 with respect to a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) other than representations made with respect to withdrawal liability incurred pursuant to Section 4201 or 4204 of ERISA, shall be to the best knowledge of the Borrower.

              6.14 Subsidiaries. Schedule IV hereto lists each Subsidiary of the Borrower, and the respective direct and indirect ownership interest of the Borrower therein, in each case as of the Effective Date.

              6.15 Patents, etc. The Borrower and each of its Subsidiaries owns or holds a valid license to use all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, that are necessary for, and no restriction applicable to any such patent, trademark, servicemark, trade name, copyright, license or other right would interfere in any material respect with,

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the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted.

              6.16 Compliance with Statutes, etc. (a) The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as is not likely to, in the aggregate, have a Material Adverse Effect.

              (b) The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws governing its business for which failure to comply is likely to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any Real Property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, in the aggregate, have a Material Adverse Effect. There are as of the Effective Date no Environmental Claims pending or, to the best knowledge of the Borrower, threatened, which (a) question the validity, term or entitlement of the Borrower or any of its Subsidiaries for any permit, license, order or registration required for the operation of any facility which the Borrower or any of its Subsidiaries currently operates and (b) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a material adverse effect on the financial viability of any facility thereof. There are no facts, circumstances, conditions or occurrences on any Real Property or, to the knowledge of the Borrower, on any property adjacent to any such Real Property that could reasonably be expected
(i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or
(ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

              (c) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any Real Property, in each case where such occurrence or event is reasonably likely to have a Material Adverse Effect.

              6.17 Properties. The Borrower and each of its Subsidiaries has good and marketable fee simple title to all properties owned by each of them, including all property reflected in the financial statements referred to in
Section 6.10(b) (except as sold or otherwise disposed of since the date of the April 1, 1995 financial statements in the ordinary course of business) and valid leasehold interests in all Real Property leased by each of them, free and clear of all Liens, other than Liens permitted by Section 8.2. Schedule V contains a true and complete list of each Real Property owned and each Real Property leased by the Borrower or any of its Subsidiaries on the Effective Date and the type of interest therein held by the Borrower or such Subsidiary.

              6.18 Labor Relations; Collective Bargaining Agreements. (a) Set forth on Schedule VI hereto is a list and description (including dates of termination) of all collective bargaining or similar agreements between or applicable to the Borrower or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of the Borrower and/or any Subsidiary on the Effective Date.

              (b) Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There





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is (i) no significant unfair labor practice complaint pending against the
Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is now pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause
(i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

              6.19 Indebtedness. Schedule VII sets forth a true and complete list of (x) all Indebtedness (other than intercompany indebtedness) of the Borrower and each of its Subsidiaries outstanding as of the Effective Date and which is to remain outstanding after the Effective Date and (y) all agreements existing on the Effective Date and which are to remain outstanding after the Effective Date pursuant to which the Borrower or any of its Subsidiaries is entitled to incur Indebtedness (other than intercompany indebtedness) (whether or not any condition to such incurrence could be met) (collectively, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

              6.20 Restrictions on Subsidiaries. Except for restrictions contained in the Credit Documents, as of the Effective Date there are no contractual or consensual restrictions on the Borrower or any of its Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (x) between the Borrower and any of its Subsidiaries or (y) between any Subsidiaries of the Borrower or (ii) the ability of the Borrower or any of its Subsidiaries to grant security interests to the Banks in their respective assets.

              6.21 Representations and Warranties in Other Agreements. All representations and warranties made by any





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Credit Party and set forth in the Plan of Reorganization will be true and correct on the Effective Date in all material respects as though such representations and warranties were being made on and as of such date.

              6.22 Senior Notes, etc. As of the Effective Date, the Senior Notes have been duly authorized, issued and delivered in accordance with applicable law.

              6.23 Plan of Reorganization; Confirmation Orders. The Borrower has complied in all material respects with the Plan of Reorganization and neither the execution and delivery of this Agreement, the other Credit Documents, or any of the instruments and documents to be delivered pursuant hereto or thereto, nor the consummation of the transactions herein or therein contemplated are in violation of or in contravention of, in any respect, the Plan of Reorganization. The Confirmation Orders have been duly entered, are valid, subsisting and continuing and, except as set forth on Schedule XIV hereto, there are no appeals or motions to amend, vacate, stay or rescind the Confirmations Orders filed and the time to file such appeals or motions has expired.


              SECTION 7. Affirmative Covenants. The Borrower covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 hereof which are not then due and payable) incurred hereunder, are paid in full:

              7.1 Information Covenants. The Borrower will furnish to each Bank:

               (a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, the consolidated and Consolidating balance sheets of the Borrower and its Subsidiaries, as at the end of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and in the case of such consolidated statements examined by Price Waterhouse LLP (or other independent certified public accountants of recognized national standing acceptable to the Required Banks) whose opinion shall not be qualified as to the scope of audit and as





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          to the status of the Borrower or any of its Subsidiaries as a going concern, together, in each case, with a certificate of the accounting accounting firm referred to above stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

               (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated and Consolidating balance sheets of the Borrower and its Subsidiaries, as at the end of such quarterly period and the related statements of income and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative figures for the related periods in the prior fiscal year, in each case, certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

               (c) Monthly Reports. (i) As soon as practicable, and in any event within 30 days, after the end of each monthly accounting period of each fiscal year, a monthly report substantially in the form of Exhibit K hereto, with such changes in such form as the Agent in its reasonable judgment may approve, setting forth, without limitation, the consolidated balance sheets of the Borrower and its Subsidiaries, as at the end of such period, and the related statements of income and cash flows for such period, setting forth comparative figures for the corresponding period of the previous year, which shall be certified by an Authorized Officer of the Borrower subject to changes resulting from audit and normal year-end audit adjustments.

               (ii) As soon as practicable, and in any event within 30 days after the end of each monthly accounting period of each fiscal year of the Borrower, the "Management Accounts" of the Borrower, in the form





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          prepared for management of the Borrower on the Effective Date.

               (d) Budgets; etc. Not more than 45 days after the commencement of each fiscal year of the Borrower a budget in form satisfactory to the Agent prepared by the Borrower for each of the first two fiscal quarters and for the second half of such fiscal year, and, not more than 45 days from the commencement of the second fiscal quarter, a revised budget for the second half of such fiscal year, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based, which shall be accompanied by a statement of an Authorized Officer of the Borrower to the effect that, to the best of his knowledge, such budget is a reasonable estimate for the period covered thereby. Together with each delivery of consolidated financial statements of the Borrower pursuant to Section 7.1(a) and (b), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to this clause
          (d) shall be presented.

               (e) Officer's Certificates. At the time of the delivery of the financial statements provided for in Section 7.1(a), (b) and (c), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate, in the case of the certificate delivered pursuant to
          Section 7.1(a) and (b), shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 8.4 and Sections 8.9 through and including 8.12, as at the end of such fiscal quarter or year, as the case may be.

               (f) Notice of Default or Litigation. Promptly, and in any event within three Business Days after an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) the commencement of or any significant development in any litigation or governmental proceed-





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          ing pending against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect or a material adverse effect on the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document. In addition, promptly, and in any event within three Business Days after an officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, (i) notice of the occurrence of any default or event of termination under any now or hereafter existing agreement between the Borrower, on the one hand, and C&S Wholesale Grocers, Inc. (or its successors and assigns), on the other hand, and (ii) copies of each such agreement entered into after the date hereof and each amendment or other modification to each such now or hereafter existing agreement.

               (g) Auditors' Reports. Promptly upon receipt thereof, a copy of each other report or "management letter" submitted to the Borrower or its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by it of the books of the Borrower or its Subsidiaries.

               (h) Environmental Matters. Promptly upon obtaining knowledge thereof, notice of (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries unless such Environmental Claim could not, individually or when aggregated with all other such Environmental Claims, reasonably be expected to have a Material Adverse Effect; (ii) any condition or occurrence on any Real Property of the Borrower or any of its Subsidiaries that (a) results in material noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower, such Subsidiary or any Real Property of the Borrower or such Subsidiary, unless in each case such noncompliance or such Environmental Claim could not, individually or when aggregated with all other such non-compliance claims, reasonably be expected to have a Material Adverse Effect; (iii) any condition or occurrence on any Real Property of the Borrower that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law unless





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          such restrictions could not, individually or when aggregated with all other such restrictions, reasonably be expected to have a Material Adverse Effect; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property of the Borrower or any of its Subsidiaries, unless the presence of such Hazardous Materials and the removal or remedial action in response thereto could not, individually or when aggregated with all such other occurrences or events, reasonably be expected to have a Material Adverse Effect. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto of the Borrower or of its applicable Subsidiary. In addition, the Borrower will provide the Banks with copies of all material written communications with any government or governmental agency relating to Environmental Laws, all communications with any government or governmental agency relating to Environmental Claims, and such detailed reports of any Environmental Claim, in each case as may reasonably be requested in writing from time to time by the Agent or the Required Banks.

               (i) Bankruptcy Court Filings. Promptly upon preparation or receipt thereof from time to time by the Borrower copies of all pleadings, motions, applications and other documents filed after the Effective Date by or on behalf of the Borrower or by any third party with the Bankruptcy Court or distributed by or on behalf of the Borrower to any official committee appointed in the Chapter 11 Case.

               (j) Convertible Preferred Stock Documents. Promptly upon, but in any event within three Business Days of, obtaining knowledge thereof, copies of (i) each notice received or delivered by the Borrower after the Amendment No. 3 Effective Date pursuant to the Convertible Preferred Stock Documents, and (ii) each amendment or other modification entered into after the Amendment No. 3 Effective Date to any Convertible Preferred Stock Document and each agreement or other instrument entered into by the Borrower after the Amendment No. 3 Effective Date with or for the benefit of any Convertible Preferred Stock Purchaser or any Affiliate thereof (other than any product or similar agreement entered into in the ordinary course of business).





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               (k) Additional Monthly Reports. As soon as practicable, and in any event within 30 days, after the end of each fiscal month of the Borrower, a certificate of an Authorized Officer of the Borrower setting forth (i) a complete list of each Additional Mortgage delivered to the Collateral Agent during such fiscal month, (ii) a complete list of each Leasehold and other Real Property acquired by the Borrower or any of its Subsidiaries during such fiscal month, together with a description of the proposed use of each such Leasehold and other Real Property, (iii) the respective aggregate amounts of Adjusted Consolidated Capital Expenditures made during such fiscal month and during the period from the beginning of the fiscal year in which such fiscal month occurs to the end of such fiscal month, and
          (iv) the respective aggregate amounts of Consolidated Capital Expenditures made and incurred during the period from the Amendment No. 3 Effective Date through the end of such fiscal month (A) in total pursuant to Section 8.4(a), and (B) in reliance on the proviso to
          Section 8.4(h).

               (l) Other Information. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries, copies of all press releases and copies of all financial statements, notices and reports that the Borrower or any of its Subsidiaries shall send to analysts or the holders of the Borrower's common stock, the Senior Notes, or any other publicly issued debt of the Borrower or its Subsidiaries (in each case, to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time. Without limiting the foregoing, the Borrower agrees to prepare and deliver to the Agent and the Banks, not later than 5:00 P.M. (New York time) on Wednesday of each week (or if such day is not a Business Day, on the next succeeding Business Day), a cash flow forecast for the immediately succeeding four-week period.

               (m) Periodic Meetings. The Borrower will, and will cause each of its Subsidiaries to, conduct, at the option of the Agent, either a telephonic or inperson meeting between senior financial and operating





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          management of the Borrower and its Subsidiaries and the Agent and its
          financial and legal advisors (and, at the option of the Agent, also including representatives of the Banks) not less frequently than fifteen Business Days following the end of each fiscal period or as otherwise reasonably requested by the Agent or the Required Banks to review the financial circumstances of the Borrower and its Subsidiaries and such other business, financial and legal matters as shall be appropriate in the circumstances in either the reasonable judgment of the Borrower or the Agent.

              7.2 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit, upon notice to the Chief Financial Officer or any other Authorized Officer of the Borrower, officers and designated representatives of the Agent or the Banks to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with, and be advised as to the same by, the officers and independent accountants of the Borrower or such Subsidiary, all at such reasonable times and intervals and to such reasonable extent as the Agent or any Bank may request.

              7.3 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or of any of its Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of such Person) with respect thereto in accordance with GAAP.

              7.4 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority to do business, provided that any transaction permitted





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by Section 8.1 will not constitute a breach of this Section 7.4.

              7.5 Compliance with Statutes, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental
Laws) other than those the non-compliance with which (individually or in the aggregate) would not have a Material Adverse Effect or a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is party. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any of its Real Property, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for quantities used or stored at such Real Properties in material compliance with all applicable Environmental Laws and required in connection with the normal operation, use and maintenance of such Real Property. If required to do so under any applicable Environmental Law, the Borrower agrees to undertake, and agrees to cause each of its Subsidiaries to undertake, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property in accordance with the requirements of all such applicable Environmental Laws and in accordance with orders and directives of all governmental authorities; provided that neither the Borrower nor any of its Subsidiaries shall be required to take any such action where same is being contested by appropriate legal proceedings in good faith by the Borrower or such Subsidiary.

              (b) At the request of the Agent or the Required Banks, at any time and from time to time, but in any event no more frequently than once a year, the Borrower will provide, at the Borrower's sole cost and expense, an environmental site assessment report concerning any Real Property of the Borrower or any Subsidiary, prepared by an environmental consulting firm approved by the Agent, indicating the presence or Release of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property, provided, however, no such request may be made unless the Agent or the Required Banks reasonably believe





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that (i) the Borrower or any of its Subsidiaries is in material noncompliance with any Environmental Law with respect to such Real Property or (ii) a Default or Event of Default is in existence. If the Borrower fails to provide the same after sixty (60) days' written notice, the Agent may order the same, and the Borrower shall grant and hereby grants to the Agent and the Banks and their agents access to such Real Property at all reasonable times and without unreasonably interfering with the Borrower's operations and specifically grants the Agent and the Banks an irrevocable nonexclusive license, subject to the rights of tenants, to undertake such an assessment all at the Borrower's sole expense.

              7.6 ERISA. As soon as possible and, in any event, within 20 Business Days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events relating to a Plan, the Borrower will deliver to each of the Banks a certificate of an Authorized Officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred which could reasonably be expected to result in material liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate, that, with respect to a Plan which is not a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), an accumulated funding deficiency has been incurred or an application is intended to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to such a Plan, that a Plan has been or may be terminated (other than pursuant to Section 4041(b) of ERISA), reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code, that proceedings may be or have been instituted to terminate a Plan (other than pursuant to Section 4041(b) of ERISA), that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or may incur any material liability (including any contingent or





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secondary liability) to or on account of the termination of or withdrawal from a
Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or with respect to a Plan under Section 4971 or 4975 of the Code or Section 409 or 502(i) or 502(l) of ERISA. The Borrower will deliver to each of the Banks a complete copy of the Schedule B, "Actuarial Information" to the Internal Revenue Service
Annual Report (Form 5500) of each Plan (other than each Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA)) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of
(i) annual reports filed by the Borrower or any of its Subsidiaries or any ERISA Affiliate with respect to any Plan and (ii) any material, nonroutine notice received by the Borrower or any of its Subsidiaries or any ERISA Affiliate from any governmental agency or court with respect to any Plan, shall in either case be delivered to the Banks no later than 20 Business Days after the date such report or notice has been filed with the Internal Revenue Service or received by the Borrower or such Subsidiary or the ERISA Affiliate, as applicable.

              7.7 Good Repair. The Borrower will, and will cause each of its Subsidiaries to, use its best efforts to ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted and, subject to Section 8.4, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

              7.8 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (i) each of its, and of each of its Subsidiaries' fiscal years to end on the Saturday closest to the last day of March of each year, (ii) each of its, and each of its Subsidiaries' fiscal quarters to end on dates determined in the same manner as that employed in fiscal year 1995 and (iii) each of its, and its Subsidiaries' fiscal periods through the Final Maturity Date to end on the dates set forth on Schedule XII hereto.

              7.9 Cash Concentration Requirements. (a) On or prior to the Effective Date, the Borrower shall have established, and after the Effective Date, the Borrower





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shall maintain, a cash concentration system satisfactory to the Agent whereby
(x) one or more lockbox accounts or concentration accounts have been established by the Borrower at the offices, and under the control of and in the name of, one or more Banks or financial institutions providing lockbox accounts or concentration accounts satisfactory to the Agent to which, together with the Concentration Account, the Borrower shall instruct all account debtors of the Borrower and its Subsidiaries to make payment in respect to all account receivables owing to the Borrower and (y) an account or accounts (collectively, the "Concentration Account") have been established by the Borrower at the Payment Office of, and under the control of, the Agent to which the cash (including lockbox accounts) at all other financial institutions are transferred on a daily basis, net of disbursements and minimum required balances satisfactory to the Agent, and retransferred back to the Borrower's existing concentration banks on the following Business Day.

              (b) Within three Business Days after any new account is opened by the Borrower, the Borrower shall bring such account into the cash concentration system described in clause (y) above.

              7.10 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with carriers rated A- or better by A.M. Best in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage exceed, in each such case, $500,000 per occurrence. At any time that insurance at the levels described in
Schedule VIII is not being maintained by the Borrower and its Subsidiaries, the Borrower will notify the Banks in writing thereof and, if thereafter notified by the Agent to do so, the Borrower will obtain insurance at such levels at least equal to those set forth in Schedule VIII to the extent then generally available (but in any event within the deductible or self-insured retention limitations set forth in the preceding sentence) or otherwise as are acceptable to the Agent. The Borrower will furnish on the Effective Date and annually thereafter to the Agent a summary of the insurance carried in respect of it and its assets together with certificates of insurance and other





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evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee.

              7.11 Additional Security; Further Assurances. (a) The Borrower shall (i) by no later than August 31, 1997, grant the Collateral Agent security interests in and mortgages on its Leaseholds. fixtures and improvements relating to the Designated Stores, and take all actions with respect thereto required by this Section 7.11(a) and (ii) within 30 days of a request therefor from the Agent, grant, or cause its Subsidiaries to grant, as the case may be, to the Collateral Agent security interests in and mortgages on such other assets and properties of the Borrower or its Subsidiaries as are not covered by original Security Documents. Such security interests and mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected security interests superior to and prior to the rights of all third persons and subject to no other Liens except as are permitted by Section 8.2 at the time of perfection thereof. The Additional Security Documents or other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent for the benefit of the Secured Parties, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. In addition, to the extent that the Agent has temporarily waived compliance with Sections 5.1(f) and/or 5.1(z), the Borrower will, and will cause each of its Subsidiaries to, take such action as shall be necessary to carry out the intent and purposes of such sections.

              (b) The Borrower will, and will cause each of its Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the validity, perfection, priority or enforcement of the Liens on the Collateral covered by any of the Security Documents or Additional Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title





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insurance and other related documents as may be requested by the Agent to assure themselves that this Section 7.11 has been complied with.

              (c) At the request of the Agent or the Required Banks, the Borrower shall provide to the Agent appraisals satisfying applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989 in respect of the Real Property of the Borrower and its Subsidiaries constituting Collateral, in form and substance satisfactory to the Agent.

              (d) The Borrower agrees that each action required by the foregoing provisions of this Section 7.11 shall be completed as soon as possible, but in no event later than (i) in the case of Section 7.11(a), the applicable dates set forth therein, (ii) in the case of Section 7.11(b), 30 days after such action is requested to be taken by the Agent or the Required Banks, and (iii) in the case of Section 7.11(c), 60 days after such action is requested to be taken by the Agent or the Required Banks; provided that in no event shall the Borrower be required to take any action, other than using commercially reasonable efforts, to obtain consents from third-parties with respect to its compliance with clause
(ii) of Section 7.11(a) or Section 7.11(b).

              (e) Notwithstanding the foregoing provisions of this Section 7.11 to the contrary, the Borrower agrees that it shall deliver to the Agent the following documents, in form and substance satisfactory to the Agent, and/or take the following actions in a manner acceptable to the Agent, within the respective periods indicated below:

               (A) As promptly as practicable, and in any event (i) not later than November 15, 1997 with respect to one-third of the Real Properties then identified on Schedule XVII hereto, (ii) within one hundred twenty (120) days following the Amendment No. 10 Effective Date with respect to an additional one-third of the Real Properties then identified on Schedule XVII hereto and (iii) within one hundred eighty (180) days of the Amendment No. 10 Effective Date with respect to all other Real Properties then identified on Schedule XVII hereto, the Borrower shall have delivered to the Agent a memorandum of lease in recordable form for each such Real Property identified on Schedule XVII hereto, together with an Additional





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






          Mortgage, a certified copy of the lease relating to each such Real Property, and such other Additional Security Documents, local counsel legal opinions and other documents as the Agent may reasonably request. The Borrower shall be required to from time to time, and the Agent may (within 45 days of the Amendment No. 10 Effective Date) in its sole determination after completing such additional due diligence as it shall determine, supplement Schedule XVII with any additional Real Properties for which the lease relating to such Real Property does not specifically prohibit encumbrances.

               (B) As promptly as practicable, and in any event (i) on or before November 15, 1997 with respect to one-third of the Real Properties then identified on Schedule XVIII hereto, (ii) within one hundred twenty (120) days following the Amendment No. 10 Effective Date with respect to an additional one-third of the Real Properties then identified on Schedule XVIII hereto and (iii) within one hundred eighty (180) days of the Amendment No. 10 Effective Date with respect to all other Real Properties then identified on Schedule XVIII hereto, the Borrower shall use its best efforts to obtain and have delivered to the Agent the consent to the mortgaging of each Real Property identified on Schedule XVIII hereto from each relevant landlord of such Real Property, together with a memorandum of lease in recordable form, an Additional Mortgage, a certified copy of the lease relating to each such Real Property, and such other Additional Security Documents, local counsel legal opinions and other documents as the Agent may reasonably request. The Borrower shall be required to from time to time, and the Agent may (within 45 days of the Amendment No. 10 Effective Date) in its sole determination after completing such additional due diligence as it shall determine, supplement Schedule XVIII with all additional Real Properties of the Borrower: (x) that are not included on Schedule XVII or (y) for which the lease relating to such Real Property does not permit the landlord upon the receipt of a request to assign or mortgage a leasehold interest to recapture the leased premises or terminate any future renewal terms or contains such other specific impediments that the Borrower and the Agent mutually agree render the delivery of an Additional Mortgage impracticable or impossible or (z) that do not constitute premises at which the Borrower has ceased operations as of the





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






          Amendment No. 10 Effective Date and the premises are now either vacant or have been subleased to unrelated persons or entities.

               (C) The Borrower shall use its best efforts to obtain and deliver to the Agent a letter substantially in the form of Exhibit A attached to the Further Assurances Agreement, dated as of June 15, 1995, as modified, between Borrower and Agent, from each landlord for each of the Borrower's Real Property whereby such landlord agrees, among other things, to give the Agent notice of any defaults under the applicable lease and allow the Agent an opportunity to cure.

               (D) As promptly as practicable, and in any event (i) within ninety (90) days following the Amendment No. 10 Effective Date, the Borrower shall obtain and deliver to the Agent:

                    (i) Mortgage Policies or endorsements to the existing
               Mortgage Policies in amounts satisfactory to the Agent (but not in excess of the value of the applicable Real Property) and assuring the Agent that the Mortgages and Additional Mortgages in respect of the Borrower's relevant Real Properties are valid and enforceable first priority mortgage Liens on such Real Properties, free and clear of all defects and encumbrances except Permitted Encumbrances. Such Mortgage Policies shall include an endorsement for future advances under the Credit Agreement, the Notes and the Mortgages and/or Additional Mortgages, for mechanics liens and for any other matter that the Agent in its discretion may reasonably request, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Agent in its discretion may reasonably request, provided that the Borrower's obligation to obtain any of the foregoing endorsements or affirmative insurance shall extend only insofar as such requested endorsements or affirmative insurance are available in the state where the relevant Real Property is located; and

                    (ii) To the extent not previously delivered by Borrower to
               Agent and unless the Borrower is notified otherwise by the Agent in





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               writing with respect to a specific Real Property, a recent survey with respect to each of the Borrower's Real Property dated and certified to the Agent, its successors and assigns, prepared by a land surveyor licensed in each of the states where such Real Property is located pursuant to the then current ALTA/ACSM standards for title surveys and otherwise reasonably satisfactory to Agent and showing thereon the location of the perimeter of each such Real Property by courses and distances, the lines of the streets abutting each of such Real Property and the width thereof, the on site improvements to the extent constructed and the relation of the on site improvements by distance to the perimeter of each such Real Property, and the established building lines and the street lines, all encroachments and the extent thereof upon each such Real Property and indicating that the on-site improvements to the extent constructed are within the lot and building lines of each such Real Property, indicating whether each such Real Property is in a flood plain and otherwise containing such items as are reasonably requested by Agent.

               (E) As promptly as practicable, and in any event within sixty
          (60) days following the Amendment No. 10 Effective Date, the Borrower shall have delivered to the Agent appropriately completed and executed fixture financing statements to be filed in the appropriate filing offices for all of the Borrower's Real Property; provided, however, that, unless otherwise required under state law, the Borrower shall not be required to deliver a fixture financing statement for any Real Property on which (i) there is currently on file in the appropriate filing office an effective fixture financing statement naming the Collateral Agent as secured party which was filed by the Borrower in connection with the Original Credit Documents and (ii) a Mortgage or an Additional Mortgage has been filed, it being understood that each Mortgage and Additional Mortgage is also, without limitation, a fixture filing.

              7.12 Maintenance of Corporate Separateness. The Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders'





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meetings and the maintenance of corporate offices and records.

              7.13 Subsidiary Guaranty; Subsidiary Pledge Agreement and Subsidiary Security Agreement. The Borrower shall with reasonable promptness, but only to the extent not prohibited by applicable law: (i) cause each of its Subsidiaries that becomes a Subsidiary after the Effective Date to execute the Subsidiary Guaranty and the Subsidiary Security Agreement; (ii) to the extent it has not already done so, pledge, and cause each of its Subsidiaries that is now or hereafter becomes a Subsidiary to pledge, all the shares of capital stock and other equity interests now or hereafter owned by the Borrower or such Subsidiary of any Person, and all notes now or hereafter payable to the Borrower or such Subsidiary by any Person, in each such case pursuant to the duly executed and delivered Borrower Pledge Agreement or the Subsidiary Pledge Agreement, as the case may be, granting the Collateral Agent a valid and enforceable, first priority perfected Lien in such assets as security for the Obligations.

              SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 12.13 hereof which are not then due and payable) incurred hereunder, are paid in full:

              8.1 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory, obsolete equipment, excess equipment no longer needed in the conduct of business or equipment being replaced with other equipment, in each case in the ordinary course of business) or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person (other than purchases, leases or other acquisitions of inventory and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:






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               (a) capital expenditures to the extent within the limitations set forth in Section 8.4;

               (b) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.5;

               (c) any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or a Subsidiary Guarantor (so long as the Borrower or such Subsidiary Guarantor is the surviving corporation), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or a Subsidiary Guarantor and the business and franchises of Chalfont may be surrendered or abandoned;

               (d) the disposition of stores, and related equipment, fixtures, inventory and other assets, in any fiscal year of the Borrower in unrelated transactions effected in connection with the closing thereof in the ordinary course of business; provided that no more than 13 stores in any fiscal year of the Borrower, and 69 stores in the aggregate, will be permitted to be closed under this clause (d); and, provided further, that the number of stores that are permitted to be closed under this clause (d) other than in connection with the replacement of such stores with Replacement Stores shall be limited to 8 stores in any fiscal year of the Borrower, and 45 stores in the aggregate;

               (e) the acquisition of Reinvestment Assets in accordance with
          Section 4.2(A);

               (f) Permitted Sale-Leaseback Transactions;

               (g) Supplemental Permitted Dispositions and Permitted Dispositions; and

               (h) the disposition of the property and assets located at White River Junction, Vermont for cash in an amount equal to the fair market value thereof (as determined by the management of the Borrower) shall be permitted.

To the extent the Required Banks waive the provisions of this Section 8.1 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this





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






Section 8.1 (and all requirements, if any, of such waiver and/or the Credit Documents, as the case may be, to a release of such Collateral from the Liens created by the respective Security Document are satisfied), such Collateral in each case shall be sold free and clear of the Liens in favor of the Secured Parties created by the Security Documents and the Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as the Agent deems appropriate in connection therewith.

              8.2 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

               (a) Liens for taxes not yet due and payable or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

               (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, and other similar Liens arising in the ordinary course of business, and (x) which, if any such property or asset is material, do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or
          (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the





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






          forfeiture or sale of the property or asset subject to such Lien;

               (c) Liens created by or pursuant to this Agreement or the other Credit Documents;

               (d) Permitted Liens;

               (e) Liens (other than any Lien imposed by ERISA and other than obligations (i) in respect of borrowed money or (ii) in respect of which a Letter of Credit has been issued) incurred or deposits made in the ordinary course of business in connection with (x) liability insurance, workers' compensation, unemployment insurance and other types of social security, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business, in an aggregate amount not to exceed $5,000,000;

               (f) leases or subleases granted to third Persons not interfering with the ordinary course of business of Borrower or any of its Subsidiaries;

               (g) Capital Leases to the extent permitted under Section 8.3 hereof;

               (h) Permitted Encumbrances;

               (i) Liens (x) arising pursuant to purchase money mortgages securing Indebtedness representing the purchase price (or financing of the purchase price within 270 days after the respective purchase) of property or other assets acquired by the Borrower, provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 70%, of the purchase price of the assets being purchased and
          (iii) the Indebtedness secured thereby is permitted by Section 8.3(b); or (y) existing on specific tangible assets at the time acquired by the Borrower or on assets of a Person at the time such Person first becomes a Subsidiary, provided that (i) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the Borrower, (ii) in the case of any such acquisition of a Person, any such Lien attaches only to specific





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






         tangible assets of such Person and not assets of such Person generally,
         (iii) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the asset to which such Lien attaches, determined at the time of the acquisition of such asset or the time at which such Person becomes a Subsidiary, as the case may be and (iv) the Indebtedness secured thereby is permitted by Section 8.3(b); and

               (j) Liens securing Indebtedness representing the construction and/or improvement costs of stores and other facilities constructed or improved by the Borrower, and related land acquisition costs (or the financing of such construction, improvements or acquisitions within 270 days of the acquisition thereof or substantial completion of such construction or improvements), provided that (i) any such Liens attach only to the assets so constructed or improved, including the land on which situated, (ii) the Indebtedness secured by any such Lien does not exceed 100% of the lesser of (x) the construction costs and the acquisition costs of the related land so acquired or (y) the fair market value of the property being constructed or the improvements being made thereon and the related land and (iii) the Indebtedness secured thereby is permitted by Section 8.3(b).

              8.3 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

               (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

               (b) Capitalized Lease Obligations (Equipment) and Indebtedness of the Borrower secured by Liens permitted by Sections 8.2(i) and (j) in an aggregate amount incurred in any fiscal year not to exceed $15,000,000 for such fiscal year;

               (c) Existing Indebtedness;

               (d) Indebtedness of the Borrower evidenced by the Senior Notes in an aggregate principal amount not to exceed $595,475,922 reduced from time to time to the extent of any repayments, prepayments, amortizations, redemptions or otherwise;





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







               (e) Indebtedness of the Borrower owing to any Subsidiary Guarantor and of any Subsidiary Guarantor owing to the Borrower or another Subsidiary Guarantor not to exceed $500,000 in outstanding aggregate amount at any time;

               (f) Indebtedness resulting from unsecured reimbursement obligations of the Borrower under letters of credit issued prior to the Effective Date and listed on Schedule VII hereto;

               (g) Capitalized Lease Obligations (Other) of the Borrower; and

               (h) Indebtedness resulting from the Borrower's indemnification obligations pursuant to Section 14.06 of the Plan of Reorganization.

              In respect of any Capitalized Lease Obligations (Equipment) incurred by the Borrower or any of its Subsidiaries pursuant to clause (b) of this Section 8.3, the Agent, at the request of the Borrower, may pursuant to documentation satisfactory to the Agent in its sole discretion either, at the Agent's option, release or subordinate the Liens under the Security Documents on the equipment to which such obligations relate.

              8.4 Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures except Consolidated Capital Expenditures made in compliance with this Section
8.4. During each period indicated below, Consolidated Capital Expenditures shall be permitted to be made by the Borrower in an aggregate amount not in excess of the corresponding amount set forth below opposite such period:






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






             Period                                        Amount
             ------                                        ------

        Fiscal Year ending 1996                       $  53,500,000

        Fiscal Year ending 1997                       $  75,000,000

        Fiscal Year ending 1998                       $  95,000,000

        Fiscal Year ending 1999                       $  90,000,000

        Fiscal Year ending 2000                       $  90,000,000

        Fiscal Year ending 2001                       $  00,000,000

        Fiscal Year ending 2002                       $  90,000,000

        Thereafter to and including the
          Final Maturity Date                         $  25,000,000

; provided that in no event may the Consolidated Capital Expenditures permitted above and effected through the incurrence of (x) Indebtedness secured by Liens permitted pursuant to Sections 8.2(i) and (j) or (y) Capitalized Lease Obligations (Equipment) exceed $15,000,000 in any fiscal year of the Borrower.

              (b) In addition to the amounts permitted above, the Borrower may make Consolidated Capital Expenditures in any fiscal year of the Borrower in an aggregate amount not to exceed $10,000,000, provided that such Consolidated Capital Expenditures are financed through Indebtedness secured by Liens permitted pursuant to Section 8.2(i) or (j) or Capitalized Lease Obligations.

              (c) To the extent Consolidated Capital Expenditures in any fiscal year are less than the amount set forth for such fiscal year in clause (a) above (each a "Maximum Capital Expenditures Amount"), the amount of such difference (not to exceed 25% of the Maximum Capital Expenditures Amount for such fiscal year) may be carried forward and used by the Borrower to make Consolidated Capital Expenditures pursuant to clause (a) in the immediately succeeding fiscal year of the Borrower.

              (d) In addition to the amounts permitted above, the Borrower may make Consolidated Capital Expenditures to acquire property and assets, other than stores and related land, in any fiscal year of the Borrower in an amount not to exceed the Additional Proceeds received by the Borrower during such fiscal year.

              (e) In addition to the amounts permitted above, the Borrower may make Consolidated Capital Expenditures to acquire Reinvestment Assets pursuant to a Reinvestment Election, other than a Reinvestment Election relating to a Permitted Sale-Leaseback Transaction.

              (f) In addition to all other prohibitions contained in this
Section 8.4, the Borrower will not acquire and/or complete construction of more than 10 new stores in any fiscal year of the Borrower, provided that if the number of new stores acquired and/or so constructed by the Borrower in any fiscal year is less than 10 (the excess of 10 over such number of stores actually acquired and/or so constructed, the "Differential"), the Borrower may acquire and/or complete construction of additional new stores in subsequent fiscal years in an aggregate number equal to the Differential, provided, however, that the Borrower in any event may not acquire and/or complete construction of more than 15 new stores in any fiscal year.

              (g) In addition to the amounts permitted above, to the extent that Consolidated Capital Expenditures in any fiscal year of the Borrower are financed through Indebtedness which is secured by Liens permitted pursuant to
Section 8.2(i) and incurred in the immediately succeeding fiscal year of the Borrower, the amount of such Indebtedness may be used by the Borrower to make Consolidated Capital Expenditures in such immediately succeeding fiscal year of the Borrower.

              (h) Notwithstanding anything to the contrary contained herein, from and after the Amendment No. 3 Effective Date, no Consolidated Capital Expenditures (other than Consolidated Capital Expenditures effected through the incurrence of Capitalized Lease Obligations (Equipment) or Indebtedness secured by Liens permitted pursuant to Section 8.2(i) or (j)) may be made in respect of any existing, replacement or new store or committed to be made in respect of any store then owned or leased by the Borrower or any of its Subsidiaries unless, in each such case, to the extent the following have not been waived by the Agent with respect thereto (which waiver may be given or withheld by the Agent in its sole discretion): (i) the Collateral Agent has been granted, for the benefit of the Secured Parties, security interests and mortgages, as applicable, in respect of such store and all real and personal property owned or leased by the Borrower or any of its Subsidiaries that is related thereto, and (ii) in the case of any such mortgages and security interests granted on or after the Amendment No. 3 Effective Date, (A) such security interests and mortgages, and the documentation evidencing the same, meet the requirements set forth in Section 7.11(a) (other than the first sentence thereof) to the same extent as if such store was a Designated Store, and (B) all other actions that must be taken pursuant to Section 7.11(a) (other than the first sentence thereof) in respect of security interests, mortgages and related documentation for Designated Stores and assets related thereto shall have been taken with respect to such security interests, mortgages and documentations; provided that Consolidated Capital Expenditures may be made or committed to be made in respect of existing (but not replacement or new) stores on which the Collateral Agent does not have a Mortgage or Additional Mortgage in an aggregate amount for all such Consolidated Capital Expenditures made or committed to be made after the Amendment No. 3 Effective Date not to exceed $40,000,000 at any time prior to April 3, 1999 or $60,000,000 at any time.

              8.5 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

               (a) the Borrower and its Subsidiaries may invest in cash and Cash Equivalents, provided that at any time Swingline Loans or Revolving Loans are outstanding, the amount of cash (net of uncollected funds and amounts retained at stores in the ordinary course of business in accordance with past practices) and Cash Equivalents permitted hereunder shall not exceed $5,000,000 for any five consecutive Business Days;

               (b) the Borrower or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with the customary trade terms of the Borrower or its applicable Subsidiary, as the case may be;

               (c) loans and advances to employees in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any time outstanding shall be permitted;

               (d) the deposit in escrow of $3,000,000 made by the Borrower pursuant to paragraph 3(e) of the MTH Settlement Agreement (as defined in the Plan of Reorganization) on the Effective Date to the Escrow Agent pursuant to the Escrow Agreement, until such time as the amounts so held are released pursuant to the terms of the Escrow Agreement as in effect on the Effective Date;

               (e) advances, investments and loans existing on the Effective Date and listed on Schedule X hereto, without giving effect to any additions thereto or replacements thereof shall be permitted;

               (f) the intercompany Indebtedness permitted by Section 8.3(e) shall be permitted;

               (g) the Borrower may make advances to developers in connection with the construction of new store locations not exceeding $20,000,000 at any time outstanding; provided that such advances are evidenced by notes in favor of the Borrower and such notes are pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents;

               (h) the Borrower may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

               (i) the Borrower may accept and hold notes payable from purchasers of stores permitted pursuant to Section 8.1(d), so long as
          (x) the amount of any such note with respect to any store shall not exceed $1,000,000, (y) the aggregate amounts of all such notes hereunder shall not exceed $8,000,000, and (z) all such notes are pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents;

               (j) the Borrower may make additional loans, advances and investments of a nature not contemplated by the foregoing clauses (a) through (i), provided that (x) all loans, advances and investments made pursuant to this clause (j) shall not exceed $1,000,000 at any time outstanding and (y) no such Loan, advance or investment shall be made in or to a Subsidiary that is not, or which upon receipt thereof does not become, a Subsidiary Guarantor;

               (k) transfers of cash, purchases and dispositions of securities (including, without limitation, insurance contracts) or interests in a trust for the purpose of funding or securing supplemental retirement benefits for employees, provided that the aggregate amount expended for such purpose in any fiscal year (exclusive of payment of such benefits in the ordinary course) shall not exceed $1,000,000;

               (l) with the consent of the Agent, the Borrower may make deposits with utilities in the ordinary course of business; provided, however, that (x) the Borrower shall use its best efforts not to make any deposits with utilities, (y) the Borrower shall use its best efforts to terminate all such deposit arrangements and (z) the aggregate amount of such deposits at any time shall not exceed $4,000,000; and

               (m) the Interest Rate Protection Agreement identified on Schedule VII hereto shall be permitted.

              8.6 Dividends, etc. The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividends (other than dividends payable solely in capital stock of the Borrower) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes and the Borrower will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower now or hereafter outstanding (or any warrants for or options or stock appreciation rights issued by such Person in respect of any such shares) (all of the foregoing "Dividends"), except that any Subsidiary of the Borrower may pay dividends to the Borrower or to a Subsidiary Guarantor; provided that the Borrower may redeem or retire shares of its Class A





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Convertible Preferred Stock solely in exchange for shares of the Borrower's
Class B Convertible Preferred Stock pursuant to the Convertible Preferred Stock Documents as in effect on the Amendment No. 8 Effective Date.

              8.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable (or more favorable) to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided that (i) the Borrower may reimburse the Convertible Preferred Stock Purchasers for up to $1,000,000 of costs and expenses incurred by the Convertible Preferred Stock Purchasers in connection with the consummation of the transactions contemplated by the Convertible Preferred Stock Purchase Agreement as in effect on the Amendment No. 3 Effective Date, (ii) to the extent the payment of any transaction fee by the Borrower to Shamrock Capital Advisors, Inc. or GE Investment Management Incorporated is a condition precedent under the Convertible Preferred Stock Purchase Agreement as in effect on the Amendment No. 3 Effective Date to the closing of any sale of convertible preferred stock of the Borrower pursuant thereto, the Borrower may pay such fee in connection with the consummation of such sale if, after giving effect to such payment, the aggregate amount of all such fees paid by the Borrower does not exceed $4,000,000, (iii) so long as no Default or Event of Default has occurred and is continuing at the time of the payment thereof, the Borrower may pay management fees to Shamrock Capital Advisors, Inc. from time to time on and after the Principal Closing Date (as defined below) in accordance with the terms of the Management Agreement (as defined in the Convertible Preferred Stock Purchase Agreement) as in effect on the Amendment No. 3 Effective Date in an aggregate amount not to exceed (A) $300,000 at any time prior to the first anniversary of the Principal Closing Date, (B) $700,000 at any time prior to the second anniversary of the Principal Closing Date or (C) $1,200,000 at any time, (iv) the Borrower may pay the costs and expenses from time to time required to be paid by it under the terms of the Registration Rights Agreement (as defined in the Convertible Preferred Stock Purchase Agreement) as in effect on the Amendment No. 3 Effective Date or the Stangeland Stockholder Agreement, and (v) the Borrower may reimburse the Convertible Preferred Stock Purchasers for up





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to $400,000 of costs and expenses incurred by the Convertible Preferred Stock
Purchasers in connection with the consummation of the transactions contemplated by the Exchange Agreement. For purposes of this Section 8.7, "Principal Closing Date" shall mean the first date on which the Borrower has received at least $40,000,000 of gross proceeds from the sale of convertible preferred stock of the Borrower pursuant to the Convertible Preferred Stock Purchase Agreement.

              8.8 Changes in Business. Except as otherwise permitted by Section 8.1, the Borrower will not alter the character of the business of the Borrower and its Subsidiaries from that conducted by the Borrower and its Subsidiaries on the Effective Date.

              8.9 EBITDA. The Borrower will not permit EBITDA for any period of four consecutive fiscal quarters (taken as one accounting period) ending on the last day of any fiscal quarter set forth below to be less than the amount set forth opposite such fiscal quarter below:

                  Fiscal Quarter
                  Ending in                         Amount
                  ---------                         ------

                  March 1998                   $ 65,000,000
                  July 1998                      84,000,000
                  October 1998                   98,000,000
                  January 1999                  118,000,000
                  April 1999                    130,000,000
                  July 1999                     143,000,000
                  October 1999                  162,000,000
                  January 2000                  167,000,000
                  April 2000                    167,000,000
                  July 2000                     167,000,000
                  October 2000                  167,000,000
                  January 2001                  167,000,000
                  March 2001                    167,000,000
                  July 2001                     167,000,000
                  October 2001                  167,000,000
                  January 2002                  167,000,000
                  March 2002                    167,000,000

              8.10 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for the fiscal year of the Borrower to be less than 1.0:1, except for the fiscal year ended April 1999 for which the Fixed Charge Coverage Ratio shall not be less than 0.9:1.






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              8.11 EBITDA to Total Cash Interest Expense. The Borrower will not permit the ratio of (i) Adjusted EBITDA to (ii) Total Cash Interest Expense (x) for the period of the four consecutive fiscal quarters ending in March 1998 (taken as one accounting period) to be less than 1.1:1, and (y) for any period of four consecutive fiscal quarters (taken as one accounting period) ending during any period set forth below to be less than the amount set forth below opposite such period:

         Fiscal Quarter(s) Ending                            Ratio
         ------------------------                            -----

               July 1998                                     1.2:1

               October 1998                                  1.3:1

               January 1999                                  1.0:1

               April 1999                                    1.0:1

               July 1999                                     1.1:1

               Thereafter                                    1/3:1

              8.12 Cumulative EBITDA Minus Cumulative Adjusted Consolidated Capital Expenditures. The Borrower will not permit for any period the Cumulative EBITDA Minus Cumulative Adjusted Consolidated Capital Expenditures for any period beginning on April 1, 1995 and ending on any date set forth below to be less than the amounts set forth opposite such dates below:

       Fiscal Year                                           Amount
       -----------                                           ------

Fiscal Year Ending in 1996                                $ 86,500,000

Fiscal Year Ending in 1997                                 187,000,000

Fiscal Year Ending in 1998                                 287,500,000

Fiscal Year Ending in 1999                                 398,000,000

Fiscal Year Ending in 2000                                 506,500,000

Fiscal Year Ending in 2001                                 615,000,000

Fiscal Year Ending in 2002                                 722,000,000






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              8.13 Limitation on Voluntary Payments; Preferred Stock; etc. The
Borrower will not, and will not permit any of its Subsidiaries to: (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment of principal on or voluntary or optional redemption of or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), the Indebtedness described in Sections 8.3(d), (ii) amend or modify, or permit the amendment or modification of any provision of any such Indebtedness,
(iii) amend or modify, or permit the amendment or modification of any provision of its Certificate of Incorporation or By Laws in any way which may have an effect on the Banks, or upon the Obligations of the Borrower or any of its Subsidiaries hereunder, (iv) issue any preferred or preference stock (other than issuances of convertible preferred stock of the Borrower pursuant to the Convertible Preferred Stock Documents), (v) at any time on or after the Amendment No. 3 Effective Date, amend or otherwise modify (including, without limitation, by granting any consent or waiver under, or entering into any agreement with the Convertible Preferred Stock Purchasers or any of their Affiliates that is inconsistent with), or permit the amendment or other modification of, any Convertible Preferred Stock Document or consent or otherwise agree to the termination of any Convertible Preferred Stock Document if such amendment, modification or termination would in the reasonable judgment of the Agent be adverse to the Banks (it being understood that a termination of the Convertible Preferred Stock Purchase Agreement or a modification of the obligations of the Convertible Preferred Stock Purchasers to purchase convertible preferred stock pursuant thereto would be adverse to the Banks) or
(vi) make any payment pursuant to Article VII ('Termination') of the Convertible Preferred Stock Purchase Agreement in cash to the extent such agreement permits the same to be paid in a form other than cash. Promptly, but in any event within two Business Days of each sale of convertible preferred stock of the Borrower pursuant to the Convertible Preferred Stock Documents, the Borrower shall deliver to the Agent (i) a notice of such sale setting forth the number of shares sold and the aggregate gross proceeds received by the Borrower in connection therewith, and (ii) a copy of each certificate and legal opinion delivered to or by or on behalf of the Borrower in connection therewith.

              8.14 Issuance of Subsidiary Stock. The Borrower will not permit any of its Subsidiaries directly or





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indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or other securities (or warrants, rights or options to acquire shares or other equity securities) of such Subsidiary, except, to the extent permitted by Section 8.5, to the Borrower or Subsidiary Guarantor.

              8.15 Limitation on Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of the Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any Subsidiary of the Borrower, (c) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) Indebtedness permitted pursuant to Sections 8.3(b), (c) and (d), (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries and (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of the Borrower or any of its Subsidiaries.

              8.16 Amendments, etc. to Certain Material Agreements. The Borrower will not terminate or, without the prior written consent of the Agent, directly or indirectly amend or modify in any material adverse respect (including, without limitation, in any manner that would have an adverse effect on any Credit Party's ability to perform its obligations hereunder or under any other Credit Document) any now or hereafter existing agreements between the Borrower and C&S Wholesale Grocers, Inc., including without limitation, (a) the Supply and Distribution Agreement dated as of June 15, 1995, as amended by the First Amendment thereto dated as of January 2, 1996 and the Second Amendment thereto dated as of February 16, 1996, (b) the Supply and Distribution Agreement dated as of January 2, 1996, as amended by the First Amendment thereto dated as of February 16, 1996, and (c) the Supply and Operating Agreement dated as of January 21, 1996.






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






              8.17 Payment on Supplemental Term Loans. Prior to the Commitment Termination Date, the Borrower will not, and will not permit any of its Subsidiaries to, pay any amount in respect of any Supplemental Term Loan other than (i) interest then due and owing thereon on or after the interest payment dates specified in Section 1.13 and (ii) expenses reimbursed at the Amendment No. 10 Effective Date.

              8.18 Impact of Supplemental Additional Interest on Financial Covenants. Accrued but unpaid Supplemental Additional Interest shall be excluded from the calculation of all financial covenants set forth in Section 8 but shall be included in the calculation of all such applicable financial covenants from and after the payment date of such Supplemental Additional Interest, which date shall not be prior to the Commitment Termination Date.

              SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

              9.1 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for two or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

              9.2 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

              9.3 Covenants. The Borrower or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.11, 7.13 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.1, 9.2 or clause (a) or (c) of this Section 9.3) contained in this Agreement or any document delivered pursuant hereto and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or (c) default for more than 60 consecutive days in the due performance and observance by it of
Section 7.14 and the





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






Agent or the Required Banks shall have delivered a notice of such default to the Borrower;

              9.4 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment in respect of any Indebtedness (other than the Obligations) in excess of $5,000,000 individually or $10,000,000 in the aggregate of the Borrower and its Subsidiaries or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of the Borrower or any such Subsidiary shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

              9.5 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 Business Days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or such Subsidiary; or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by





                                       97

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the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

              9.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or
4204 of ERISA or Section 4971 or 4975 of the Code, or the Borrower or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by applicable law or under the terms of an applicable collective bargaining agreement) or employee pension benefit plans (as defined in Section 3(2) of ERISA) other than any such employee pension benefit plan intended to be qualified (within the meaning of Section 401(a) of the Code); (b) there shall result from any event or events described in clause (a) of this Section 9.6, the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; (c) which lien, security interest or liability referred to in clause (b) of this Section 9.6, in the reasonable opinion of the Required Banks, will have a Material Adverse Effect; or

              9.7 Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent on behalf of the Secured Parties the material Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or any Credit Party shall default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document; or

              9.8 Subsidiary Guaranty. The Subsidiary Guaranty or any provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor thereunder or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under any Subsidiary Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any Subsidiary Guaranty; or

              9.9 Judgments. One or more judgments or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (not paid or fully covered by insurance) of $5,000,000 or more in the case of any one such judgment or decree or $10,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and all its Subsidiaries and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof or the Borrower and/or any of its Subsidiaries shall become liable in respect of any such judgment or claims made as to which no judgment is taken, by contract, settlement agreement or otherwise; or

              9.10 Ownership. (i) The sale, lease, transfer or other disposition in one or more related transactions of all or substantially all of the Borrower's assets, or the sale of substantially all of the Borrower's stock or assets of the Borrower's Subsidiaries that constitute a sale of substantially all of the Borrower's assets, to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the merger or consolidation of the Borrower with or into another corporation, or the merger of another corporation into the Borrower or any other transaction, with the effect, in any such case, that the stockholders of the Borrower immediately prior to such transaction hold less than 50% of the total voting power entitled to vote in the election of directors, managers or trustees of the surviving corporation or, in the case of a triangular merger in which the Borrower becomes a wholly-owned Subsidiary of another corporation, the parent corporation of the surviving corporation resulting from such merger, consolidation or such other transaction, (iii) any person (except for the parent corporation of the surviving corporation in a triangular merger) or group acquires beneficial ownership of a majority in interest of the voting power or voting stock of the Borrower or, in the case of a triangular merger, the parent corporation of the surviving corporation of such merger, (iv) the liquidation or dissolution of the Borrower or (v) the failure at any time of at least 200,000 shares of Borrower Common Stock or Borrower Common Stock having an aggregate market value of at least $1,000,000 to be held by Persons who are neither an officer or director of the Borrower or a beneficial





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






owner of more than 10% of the total outstanding shares of Borrower Common Stock; provided that the occurrence of any event described in the foregoing clause (ii) or (iii) shall not constitute an Event of Default under this Section 9.10 so long as such event arises solely as a direct result of the acquisition of Voting Stock by the Convertible Preferred Stock Purchasers pursuant to the Convertible Preferred Stock Documents as in effect on the Amendment No. 8 Effective Date; or

              9.11 Confirmation Orders. Any Confirmation Order shall be revoked, remanded, vacated, supplemented, reversed, stayed, rescinded, modified or amended in any way or the Borrower shall apply to the Bankruptcy Court for the authority to do so; or

              9.12 Convertible Preferred Stock Document Related Matters. (i) The Borrower shall fail to receive on or prior to December 31, 1996 at least $40,000,000 of gross proceeds from sales pursuant to the Convertible Preferred Stock Documents of convertible preferred stock of the Borrower, (ii) the Borrower shall fail to receive from sales pursuant to the Convertible Preferred Stock Purchase Agreement of convertible preferred stock of the Borrower gross proceeds (A) of at least $60,000,000 on or prior to February 25, 1997, (B) of at least $80,000,000 on or prior to August 25, 1997, or (C) of at least $100,000,000 on or prior to February 25, 1998, and the Agent or the Required Banks shall have delivered a notice to the Borrower that such failure constitutes an Event of Default, (iii) unless otherwise consented to by the Required Banks, any holder of Senior Notes shall be paid or required to be paid any fee or other amounts in connection with any consent or waiver under, or other modification to, any provision of any Senior Note Document that, in any such case, relates to (or is entered into in contemplation of) the Convertible Preferred Stock Documents or any of the transactions contemplated thereby, or
(iv) the Board of Directors of the Borrower shall fail, at any time prior to the receipt by the Borrower of at least $100,000,000 of gross proceeds from the sale of convertible preferred stock of the Borrower pursuant to the Convertible Preferred Stock Purchase Agreement, to include at least three individuals (other than Mr. Roger E. Stangeland) that are Disinterested Directors (as such term is defined in the Convertible Preferred Stock Purchase Agreement as in effect on the Amendment No. 3 Effective Date); provided that the occurrence of any failure described in the foregoing clause (iv) shall not constitute an Event of Default so long as such Default





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is cured within 90 days after the later of the occurrence thereof or the
Borrower's discovery thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.5 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):
(i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) direct the Collateral Agent to enforce any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.5 in respect of the Borrower, it will pay) to the Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

              9A Supplemental Event of Default. Upon the occurrence of a default, and such default shall continue for two or more days, in the payment when due of any interest on the Supplemental Term Loans (each such occurrence a "Supplemental Event of Default"), then, and in any event, and at any time thereafter, if any Supplemental Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Supplemental Term Lenders, by written notice to the Borrower and without prejudice to the rights of the Agent or any Bank or





                                       101

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Supplemental Term Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement, declare the principal of and any accrued interest in respect of all Supplemental Term Loans and all obligations owing hereunder in respect thereof to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


              SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

              "Additional Mortgages" shall mean each mortgage entered into by the Borrower or any of its Subsidiaries after the Closing Date purporting to grant a Lien in favor of the Collateral Agent on any Leasehold or other Real Property of the Borrower or any of its Subsidiaries.

              "Additional Proceeds" shall mean (i) the proceeds of Indebtedness secured by Liens permitted pursuant to Section 8.2(j) and encumbering new stores and related land acquired or constructed after the Effective Date but only to the extent of such proceeds equal to the amount theretofore expended by the Borrower after the Effective Date in connection with the acquisition and construction of such store and related land and included after the Effective Date in Consolidated Capital Expenditures and (ii) the Net Cash Proceeds of Permitted Sale-Leaseback Transactions but only to the extent of such Net Cash Proceeds equal to the amount theretofore expended by the Borrower after the Effective Date in connection with the acquisition and construction of the properties the subject of such Permitted Sale-Leaseback Transactions and included after the Effective Date in Consolidated Capital Expenditures, in a maximum aggregate amount for clauses (i) and (ii) during any fiscal year of the Borrower not to exceed $10,000,000.

              "Additional Security Documents" shall mean each security agreement or similar document (including any Additional Mortgage) entered into by the Borrower or any of its Subsidiaries after the Closing Date purporting to grant a Lien in favor of the Collateral Agent on any asset of the Borrower or any of its Subsidiaries.






                                       102

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              "Adjusted Capitalized Lease Obligations (Other)" shall mean all
Capitalized Lease Obligations (Other) incurred in any fiscal year up to an aggregate amount equal to (i) $8,000,000 for the fiscal year ending in 1996,
(ii) $15,000,000 for the fiscal year ending in 1997 and (iii) $25,000,000 for each of the fiscal years ending thereafter.

              "Adjusted Cash Flow" for any Excess Cash Flow Period shall mean Consolidated Net Income for such period (after provision for taxes) plus the amount of all non-cash charges (including, without limitation, amortization, depreciation, deferred tax expense and non-cash interest expense) minus any non-cash credits (including in respect of deferred taxes) in each case that were deducted in arriving at Consolidated Net Income for such fiscal year less the amount of all net non-cash gains and gains from sales of assets (other than sales of inventory and equipment in the ordinary course of business) that were added in arriving at Consolidated Net Income for such fiscal year.

              "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing
(x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring three month certificates of deposit.






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              "Adjusted Consolidated Capital Expenditures" shall mean all
Consolidated Capital Expenditures other than Consolidated Capital Expenditures made pursuant to (x) Section 8.4(a) to the extent financed by Indebtedness as permitted by the proviso contained in said Section or (y) Section 8.4(b), (d),
(e) or (g).

              "Adjusted EBITDA" means, with respect to any period, EBITDA for such period plus the net proceeds to the Borrower of the Supplemental Term Loans received during such period.

              "Adjusted RL Percentage" shall mean (x) at a time when no Bank Default exists, for each RL Bank such Bank's RL Percentage and (y) at a time when a Bank Default exists (i) for each RL Bank that is a Defaulting Bank, zero and (ii) for each RL Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank's Revolving Commitment at such time by the Adjusted Total Revolving Commitment at such time, it being understood that all references herein to Revolving Commitments at a time when the Total Commitment has been terminated shall be references to the Commitments in effect immediately prior to such termination, provided that (A) no Bank's Adjusted RL Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default if after giving effect to such Bank Default, and any repayment of Loans at such time pursuant to Section 4.2(A)(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans plus (ii) the Letter of Credit Outstandings exceed the Adjusted Total Revolving Loan Commitment and (B) the changes to the Adjusted RL Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans plus (ii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Loan Commitment.

              "Adjusted Total Available Revolving Commitment" shall mean at any time the Adjusted Total Revolving Commitment less the Blocked Amount, at such time.

              "Adjusted Total Revolving Commitment" shall mean at any time the Total Revolving Commitment less the aggregate Revolving Commitments of all Defaulting Banks.

              "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

              "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 11.9.

              "Agreement" shall mean this Amended and Restated Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

              "Amendment No. 3 Effective Date" shall mean the "Effective Date", as such term is defined in Section 4 of Amendment No. 3 dated as of September 11, 1996 to this Agreement.

              "Amendment No. 8 Effective Date" shall mean the "Effective Date", as such term is defined in Section 4 of Amendment No. 8 dated as of June 9, 1997 to this Agreement.

              "Amendment No. 10" shall mean the Tenth Amendment dated as of August 29, 1997 to this Agreement.

              "Amendment No. 10 Effective Date" shall mean the "Effective Date", as such term is defined in Section 4 of the Tenth Amendment dated as of August 29, 1997 to this Agreement.

              "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale or Permitted Sale-Leaseback Transaction that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.






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






              "Applicable Base Rate Margin" shall mean in the case of (i) Term Loans, 2.0% and (ii) Revolving Loans, 2.0%.

              "Applicable Eurodollar Margin" shall mean in the case of (i) Term Loans, 3.75% and (ii) Revolving Loans, 3.75%.

              "Asset Sale" shall mean and include the sale, transfer or other disposition (including, without limitations, any sale-leaseback transactions) by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) of any asset of the Borrower or any of its Subsidiaries (other than (x) sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment or (y) other sales generating proceeds in the aggregate for all such sales not in excess of $1,000,000 in any fiscal year).

              "Assignment Agreement" shall have the meaning provided in Section 12.4(b).

              "Authorized Officer" shall mean any senior officer of any Person designated as such in writing to the Agent by the Chief Financial Officer of such Person.

              "Available Revolving Commitment" shall mean for each RL Bank at any time an amount equal to such RL Bank's Adjusted RL Percentage times the Adjusted Total Available Revolving Commitment, in each case at such time.

              "Available Term Loan Commitment" shall mean, with respect to each Bank, the amount, if any, of such Bank's Term Loan Commitment less the amount, if any, of such Bank's Existing Term Loans.

              Except as provided below, "Bank" shall mean herein, and in any Credit Document referring to "Bank" as defined herein, (a) the lending institutions identified on Schedule I-B as making Revolving Loans and/or Term Loans, (b) the lending institutions identified on Schedule XVI as making Supplemental Term Loans and (c) any additional lending institutions that become party to this Agreement in accordance with Section 12.4(b); provided that the term "Banks" shall not include the Supplemental Term Lenders for any purpose under Sections 1, 2, 3, 4 (other than Sections 4.3 and 4.4) or 5.1; and provided, further, that prior to the Commitment Termination Date, the term "Banks" shall not





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






include the Supplemental Term Lenders for any purpose under Sections 11.9, 12.6(b) or 12.12 or the first sentence of Section 12.4(a). Wherever in this Agreement, the term "Bank" does not include Supplemental Term Lenders, it shall be deemed to refer to such Banks only in their capacity as holders of the Revolving Loans and/or Term Loans as the case may be.

              "Bank Default" shall mean (i) the refusal (which has not been retracted) of an RL Bank to make available its portion of any Borrowing or to fund its portion of any unreimbursed drawing under Section 2.2(c) or (ii) an RL Bank having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.2(B) or 1.2(D) or under Section 2.2(c), in either case as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

              "Bankruptcy Code" shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

              "Bankruptcy Court" shall have the meaning provided in the recitals hereto.

              "Base Rate" shall mean the highest of (i) the Prime Lending Rate,
(ii) the Adjusted Certificate of Deposit Rate plus 1/2 of 1% and (iii) the Federal Funds Rate plus 1/4 of 1%.

              "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.8(a).

              "Blocked Amount" shall mean an amount which initially shall be zero and which shall be (i) increased on the date of each Reinvestment Election by the amount specified in the Reinvestment Notice delivered in connection therewith as the Anticipated Reinvestment Amount, (ii) decreased with respect to each Reinvestment Election (x) on each date after the occurrence of such Reinvestment Election and prior to the Reinvestment Prepayment Date with respect thereto on which the Borrower delivers to the Agent a certificate signed by an Authorized Officer of the Borrower stating that all or a specified portion of the Anticipated Reinvestment Amount relating to





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






such Reinvestment Election has been, or contemporaneously with the delivery of such certificate is being, expended by the Borrower in furtherance of the purchase, construction or other acquisition of Reinvestment Assets, by the amount so expended or being expended and (y) on the Reinvestment Prepayment Date in respect thereof by the principal amount of the Loans actually repaid on such date pursuant to Section 4.2(A)(j).

              "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

              "Borrower Common Stock" shall mean the common stock of the Borrower.

              "Borrower Pledge Agreement" shall have the meaning provided in
Section 5.1(d).

              "Borrower Security Agreement" shall have the meaning provided in
Section 5.1(e)(i).

              "Borrowing" shall mean the incurrence pursuant to a single Facility of one Type of Loan by the Borrower from all of the Banks having Commitments with respect to such Facility on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

              "BTCo" shall mean Bankers Trust Company.

              "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the New York interbank Eurodollar market.

              "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower and its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.






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






              "Capitalized Lease Obligations (Equipment)" shall mean all obligations of the Borrower under Capitalized Leases (Equipment) in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

              "Capitalized Lease Obligations (Other)" shall mean all Capitalized Lease Obligations other than Capitalized Lease Obligations (Equipment).

              "Capital Lease", as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person or any of its Subsidiaries as lessee which, in conformity with GAAP, is accounted for as a capital lease on the consolidated balance sheet of that Person.

              "Capital Leases (Equipment)" shall mean all Capital Leases of the Borrower other than any such Capital Lease relating to a store or other facility, and in each case the related land.

              "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank that is a domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition,
(iii) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition, (iv) tax-exempt commercial





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






paper of United States municipal, state or local governments rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and maturing within six months after the date of acquisition and (v) any fund or funds investing solely in investments of the type described in clauses
(i) through (iv) above.

              "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale.

              "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.

              "Chalfont" shall mean Chalfont Company Limited, a Bermuda Corporation.

              "Change of Control Event" shall mean (i) the direct or indirect acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act), beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 36% or more of the outstanding shares of Voting Stock of the Borrower (other than solely as a direct result of any such acquisition of Voting Stock by the Convertible Preferred Stock Purchasers pursuant to the Convertible Preferred Stock Documents as in effect on the Amendment No. 8 Effective Date or the execution and delivery of the Ratification and Voting Agreements (as defined in the Convertible Preferred Stock Purchase Agreement as in effect on the Amendment No. 3 Effective Date)) or
(ii) any Change of Control under and as defined in the Senior Note Documents shall occur (including, without limitation, any such Change of Control which occurs as a result of the consummation of any of the transactions contemplated by the Convertible Preferred Stock Documents), except to the extent, and only for so long as, there is an effective waiver by the requisite holders of the Senior Notes of the obligations and rights of the Borrower and the holders of the Senior Notes arising as a result thereof under the Indenture for the Senior Notes.






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              "Chapter 11 Case" shall have the meaning provided in the recitals hereto.

              "Class" shall mean each class of Banks; the Banks which are lenders with respect to the Term Loans, Revolving Loans and Swingline Loans, as the case may be.

              "Clean-Down Period" shall mean a thirty consecutive day period selected by the Borrower which shall commence on or after July 15 of each calendar year (commencing July 15, 1996) and terminate on or before August 31 of such calendar year, at all times during which the outstanding principal amount of Swingline Loans and Revolving Loans of Non-Defaulting Banks does not exceed $40,000,000.

              "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

              "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

              "Collateral Agent" shall mean BTCo acting as collateral agent for the Secured Parties under the Security Documents.

              "Collective Bargaining Agreement" shall have the meaning provided in Section 5.1(u).

              "Commitment" shall mean, with respect to each Bank, such Bank's Term Loan Commitment and Revolving Loan Commitment; provided that for purposes of Section 11.7, "Commitment" shall mean such Bank's Revolving Commitment, Term Loan and Supplemental Term Loan.

              "Commitment Commission" shall have the meaning provided in Section 3.1(a).

              "Commitment Termination Date" shall mean the date upon which (i) all the Commitments of the Banks (other than the Supplemental Term Lenders) have been terminated, (ii) all outstanding Letters of Credit have been cash-collateralized (or supported by backstop letters of credit or other collateral consisting of Cash Equivalents in each





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case satisfactory to the Letters of Credit Issuer in its sole discretion) with an amount equal to 105% of the stated amount thereof and (iii) all the Obligations to the Banks (other than the Supplemental Term Lenders) have been paid in full.

              "Concentration Account" shall have the meaning provided in Section 7.9.

              "Confirmation Order" shall have the meaning provided in the recitals hereto.

              "Confirmation Orders" shall have the meaning provided in Section 5.1(i).

              "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities (including Capitalized Lease Obligations (Equipment)) but excluding in all events Capitalized Lease Obligations (Other)) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the balance sheet of the Borrower and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment; provided further that in no event shall the expenditure of amounts relating to cash and non-cash proceeds arising from Permitted Dispositions be deemed Adjusted Consolidated Capital Expenditures.

              "Consolidated Indebtedness" shall mean the principal amount of all indebtedness of the Borrower and its Subsidiaries required to be accounted for as debt in accordance with GAAP (other than any such indebtedness in respect of all Capitalized Lease Obligations (Other) that do not constitute Adjusted Capitalized Lease Obligations (Other)).

              "Consolidated Net Income" shall mean for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, as modified in accordance with Section 12.7(a), provided that there shall be excluded the income (or loss) of any Person in which any other Person (other than the Borrower or a Wholly-Owned Subsidiary of the Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower by such Person during such period.

              "Consolidating" shall mean the consolidating balance sheet or statement of income and cash flows of the Borrower and its Subsidiaries taken as one entity.

              "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

              "Convertible Preferred Stock Documents" shall mean (a) the Convertible Preferred Stock Purchase Agreement, (b) the Stangeland Convertible Preferred Stock Purchase Agreement, (c) the Certificate of Designation of Class A Convertible Preferred Stock, stated value $50.00 per share, of the Borrower (the "Class A Certificate of Designation"), (d) the Exchange Agreement, and (e) the Certificate of Designation of Class B Convertible Preferred Stock, stated value $50 per share, of the Borrower (the





                                       113

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"Class B Certificate of Designation"); as each of the same may from time to time be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. For purposes of this Agreement, 'issuance of convertible preferred stock of the Borrower pursuant to the Convertible
Preferred Stock Documents', 'sales of convertible preferred stock of the Borrower pursuant to the Convertible Preferred Stock Documents', 'Net Equity Issuance Proceeds received by the Borrower pursuant to the Convertible Preferred Stock Documents' and words of similar import do not include any sales or issuances of convertible preferred stock or any Net Equity Issuance Proceeds other than, as applicable: (i) the sale and issuance of (and Net Equity Issuance Proceeds received by the Borrower in respect of) up to 2,000,000 shares of the Borrower's Class A Convertible Preferred Stock for $50.00 per share in cash pursuant to the Convertible Preferred Stock Purchase Agreement, as modified by the Exchange Agreement, (ii) the sale and issuance of (and Net Equity Issuance Proceeds received by the Borrower in respect of) up to 60,000 shares of the Borrower's Class A Convertible Preferred Stock for $50.00 per share in cash pursuant to the Stangeland Convertible Preferred Stock Purchase Agreement, (iii) issuances, for no consideration, pursuant to the terms of the Class A
Certificate of Designation and the Class B Certificate of Designation (each as in effect on the Amendment No. 8 Effective Date) of shares of the Borrower's Class A Convertible Preferred Stock, Class B Convertible Preferred Stock or common stock, as applicable, as dividends on, and issuances, for no consideration (other than the preferred stock being converted), of common stock upon conversion of, outstanding shares of convertible preferred stock of the Borrower permitted by this Agreement, (iv) the exchange of the Borrower's Class
A Convertible Preferred Stock for the Borrower's Class B Convertible Preferred Stock pursuant to the Exchange Agreement, (v) the issuance of the Class B Convertible Preferred Stock in the Exchange, and (vi) the issuance of the Reset Shares pursuant to the Exchange Agreement.

              "Convertible Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of July 30, 1996 among the Borrower and the Convertible Preferred Stock Purchasers.

              "Convertible Preferred Stock Purchasers" shall mean Trefoil Capital Investors II, L.P., a Delaware limited partnership, GE Investment Private Placement Partners II, A





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Limited Partnership, a Delaware limited partnership, and any affiliate of either of the foregoing Persons, as permitted under Section 5.12(iii) of the Convertible Preferred Stock Purchase Agreement.

              "Credit Documents" shall mean this Agreement, the Notes, the Security Documents and the Subsidiary Guaranty.

              "Credit Event" shall mean and include the making of a Loan and the issuance of a Letter of Credit.

              "Credit Party" shall mean each Subsidiary Guarantor and the Borrower.

              "Cumulative EBITDA Minus Adjusted Cumulative Consolidated Capital Expenditures" shall mean for any period (i) EBITDA for any such period of the Borrower minus (ii) Adjusted Consolidated Capital Expenditures made during such period plus (iii) Net Equity Issuance Proceeds received by the Borrower during such period from sales of convertible preferred stock of the Borrower pursuant to the Convertible Preferred Stock Documents.

              "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

              "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

              "Designated Stores" shall mean the stores identified on Schedule XV hereto, as any such store may from time to time be substituted by a different store that is designated by the Borrower with the consent of the Agent (such consent not to be unreasonably withheld).

              "Differential" shall have the meaning provided in Section 8.4(f).

              "DIP Documents" shall mean the Credit Agreement dated as of January 30, 1995 between the Borrower, the lenders party thereto, and Bankers Trust Company, as Agent, and the agreements, instruments and other documents entered into pursuant thereto.

              "Dividends" shall have the meaning provided in Section 8.6.






                                       115

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              "Documents" shall mean and include the Credit Documents and the
Plan of Reorganization Documents.

              "EBIT" shall mean, for any period, the Consolidated Net Income of the Borrower and its Subsidiaries, before interest income, interest expense and provision for taxes and without giving effect to any extraordinary gains in excess of extraordinary losses or gains from sales of assets (other than (i) sales of inventory in the ordinary course of business and (ii) dispositions of stores (and related assets) permitted by Section 8.1(d), (provided that for any fiscal period for which EBIT is being determined such gains may be included in EBIT only up to an amount equal to (x) $750,000 times (y) the number of fiscal quarters included in such period)), the establishment of LIFO reserves.

              "EBITDA" for any period shall mean EBIT, adjusted by (a) adding thereto the amount of all amortization of intangibles and depreciation plus all non-cash charges in respect of deferred profit sharing plans, deferred compensation plans, pension plans and employee health plans plus, in each case that were deducted in arriving at EBIT for such period, and (b) (i) to the extent included as a deduction in calculating Consolidated Net Income for such period, adding back the aggregate amount of fees, costs and expenses paid by the Borrower during such period in connection with the consummation of the transactions contemplated by the Convertible Preferred Stock Documents; provided that the aggregate amount of such fees, costs and expenses which may be so added back during the term of this Agreement shall be limited to $11,500,000; and (ii) to the extent not included as a deduction in calculating Consolidated Net Income for such period or any prior period, deducting an amount equal to the excess, if any, of the aggregate amount of all such fees, costs and expenses paid by the Borrower prior to or during such period over $11,500,000; provided that one-time gains and up to $1,000,000 of one-time non-cash net charges relating to Permitted Dispositions shall not be included in determining EBITDA, and one-time cash charges relating to Permitted Dispositions and the ongoing cash costs of any stores closed in connection with the Permitted Dispositions shall be included in determining EBITDA; and provided further that, for purposes of calculating EBITDA for any period, the following shall be added back to EBIT for such period to the extent deducted, in accordance with the definition of EBIT contained herein, from Consolidated Net Income for such period in determining such EBIT: (a) costs and





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expenses in an aggregate amount not to exceed $15,000,000 incurred by the
Borrower in the third and fourth fiscal quarters of its fiscal year ending in March, 1996 relating to the ceasing of operations at its Mount Kisco and Carlstadt facilities, (b) costs and expenses in an aggregate amount not to exceed $2,500,000 incurred by the Borrower in the fourth quarter of its fiscal year ending in March, 1996 in connection with the centralization of its regional operations and (c) costs and expenses of Amendment No. 10; and provided further that, for purposes of calculating EBITDA for any period, EBIT shall be calculated, notwithstanding anything to the contrary contained in the definition of EBIT contained herein, without giving effect to any gains from the sale of the Carlstadt facility and equipment sold in connection with the ceasing of operations at such facilities; and provided further that, for purposes of calculating EBITDA for any period, the following shall be added back to EBIT for such period to the extent deducted from Consolidated Net Income for such period: one-time restructuring charges arising from employee terminations and administrative cost reductions and one or a series of related charges arising from inventory valuation adjustments, in each case that are taken by the Borrower during its fiscal year ending in March 1998, but only to the extent (y) such charges were decided to be taken by the Borrower prior to the finalization of the Borrower's financial statements for its fiscal year ending in March 1997, and (z) the aggregate amount of such charges, when taken together with any similar or other restructuring charges taken by the Borrower and its Subsidiaries in the last quarter of its fiscal year ending in March 1997, do not exceed $10,000,000.

              "Effective Date" shall have the meaning provided in Section 12.10.

              "Eligible Assignee" shall have the meaning provided in Section 12.4(b).

              "Employment Agreements" shall have the meaning provided in Section 5.1(u).

              "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

              "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 7401 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

              "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

              "Escrow Agreement" shall mean the escrow agreement dated as of June 15, 1995 between the Escrow Agent, the Borrower and Miller Tabak Hirsch & Co. pursuant to which the Borrower shall deposit $3,000,000 pursuant to paragraph 3(e) of the MTH Settlement Agreement (as defined in the Plan of Reorganization).





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







              "Escrow Agent" shall mean United States Trust Company of New York.

              "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.8(b).

              "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Agent for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

              "Event of Default" shall have the meaning provided in Section 9.

              "Excess Cash Flow" shall mean, for any Excess Cash Flow Period, the remainder of (A) the sum of (i) Adjusted Cash Flow for such period, and (ii) to the extent not included in (A)(i) above, any amounts (net of reasonable fees, expenses and other costs incurred in connection therewith) received by the Borrower or any of its Subsidiaries in settlement of, or in payment of any judgments resulting from, actions, suits or proceedings with respect to the Borrower or such Subsidiary from the first day to the last day of such period, minus (B) the sum of (i) cash disbursements made in respect of liabilities to the extent reserved against on the financial statements of the Borrower and its Subsidiaries on the Effective Date and not otherwise deducted in determining Adjusted Cash Flow, (ii) any increase (or plus any decrease) in the aggregate amount of loans, advances and deposits permitted by Sections 8.2(e), 8.5(c) and/or 8.5(g) from the first day to the last day of such period, (iii) the increase (or plus any decrease) in LIFO reserves established by the Borrower and its Subsidiaries from the first day to the last day of





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






such period, (iv) the sum of (x) the excess of the amount of Consolidated Capital Expenditures made during such period pursuant to Section 8.4(a), without giving effect to any Consolidated Capital Expenditures made pursuant to Section 8.4(c), over all Consolidated Capital Expenditures made during such period pursuant to said Section 8.4(a) (as so modified) that are financed by Indebtedness (other than the Loans and Supplemental Term Loans hereunder) plus
(y) the amount, if any, of Consolidated Capital Expenditures that the Borrower may make pursuant to Section 8.4(a) in the next following fiscal year in excess of the amount of Consolidated Capital Expenditures set forth in said Section as a result of the operation of Section 8.4(c), (v) all Third Party Debt Repayments made during such period, during such period except prepayments of the principal amount of Term Loans made pursuant to Sections 4.2(A)(c), (d), (e) and/or (f), and (vi) any Net Debt Issuance Proceeds and Net Equity Issuance Proceeds to the extent included in Adjusted Cash Flow for such period; provided that proceeds from the dispositions of the Permitted Disposition Stores shall be excluded from the determination of Excess Cash Flow.

              "Excess Cash Flow Period" shall mean (i) the period commencing on the Effective Date and ending on the last day of the Borrower's fiscal year ending April 1996 and (ii) each subsequent fiscal year of the Borrower.

              "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

              "Exchange Agreement" shall mean the Acceleration and Exchange Agreement dated as of June 5, 1997 among the Borrower and the Convertible Preferred Stock Purchasers.

              "Existing Indebtedness" shall have the meaning provided in Section 6.19.

              "Existing Indebtedness Agreements" shall have the meaning provided in Section 5.1(k).

              "Existing Letter of Credit" shall mean each outstanding letter of credit issued for the account of the Borrower pursuant to the Original Credit Agreement which are identified on Schedule VII hereto.

              "Existing Revolving Loans" shall mean, with respect to each Bank, the amount, if any, of the Revolving Loans existing on the Effective Date after giving effect to





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the amendments and restatements contemplated in Section 1.1(a), the conversions contemplated in Section 1.1(b), the payments contemplated in Section 1.1(c), and prior to the making of any additional Loans hereunder, set forth opposite such Bank's name on Schedule I-A hereto directly below the column entitled "Revolving Loans".

              "Existing Term Loans" shall mean, with respect to each Bank, the amount, if any, of the Term Loans existing on the Effective Date after giving effect to the amendments and restatements contemplated in Section 1.1(a), and prior to the making of any additional Loans hereunder, set forth opposite such Bank's name on Schedule I-A hereto directly below the column entitled "Term Loans".

              "Expiry Date" shall mean June 15, 1999.

              "Facility" shall mean any of the Term Loan Facility, the Revolving Credit Facility and the Swingline Facility.

              "Facing Fee" shall have the meaning provided in Section 3.1(c).

              "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

              "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.1.

              "Final Maturity Date" shall mean June 15, 2002.

              "Fixed Charge Coverage Ratio" for any period shall mean the ratio of (i) the sum of (A) EBITDA for such period, plus (B) the Net Equity Proceeds Carryover Amount for such period, plus (C) Net Equity Issuance Proceeds received by the Borrower during such period from sales of convertible preferred stock of the Borrower pursuant to the Convertible Preferred Stock Documents, plus (D) net





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






proceeds received by the Borrower during such period from the Supplemental Term Loans, to (ii) Fixed Charges for such period.

              "Fixed Charges" for any period shall mean the sum of (i) Total Cash Interest Expense of the Borrower and its Subsidiaries for such period and
(ii) all scheduled principal amortizations of Consolidated Indebtedness for such period (giving effect to any reductions to scheduled amortizations of the Term Loans effected prior to or during such period pursuant to Section 4.2(B)(a) or otherwise) and (iii) Adjusted Consolidated Capital Expenditures for such period, provided that Consolidated Capital Expenditures permitted to be made pursuant to
Section 8.4(c) for such period shall be subtracted from the Fixed Charges for such period to the extent that, if the amount which was made available pursuant to Section 8.4(c) during the previous fiscal year were added to the Fixed Charges for such previous year, the Borrower would still have been in compliance with Section 8.10 during such previous year.

              "Fresh Start Accounting" shall mean Fresh Start Accounting as described in "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", Statement of Position 90-7 of the American Institute of Certified Public Accountants.

              "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement (without taking into effect any application of Financial Accounting Standards Bulletins Nos. 96 or 106); it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.7(a).

              "GU Capital" shall mean Grand Union Capital Corporation, a Delaware corporation.

              "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste,"

"restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

              "Holdings" shall mean Grand Union Holdings Corporation, a Delaware corporation.

              "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with generally accepted accounting principles would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder,
(iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed,
(v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations of such Person under Interest Rate Protection Agreements, (viii) all reimbursement or other monetary obligations with respect to surety, performance and bid bonds, and (ix) all Contingent Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

              "Initial Revolving Commitments" shall have the meaning provided in
Section 1.1(a).

              "Initial Revolving Loans" shall have the meaning provided in
Section 1.1(a).

              "Initial Term Loans" shall have the meaning provided in Section 1.1(a).

              "Interest Period", with respect to any Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.9.

              "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other





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






similar agreement or arrangement designed to protect the Borrower against fluctuations in interest rates.

              "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

              "Letter of Credit" shall have the meaning provided in Section 2.1(a).

              "Letter of Credit Fee" shall have the meaning provided in Section 3.1(b).

              "Letter of Credit Issuer" shall mean BTCo.

              "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all unpaid drawings in respect of all Letters of Credit.

              "Letter of Credit Request" shall have the meaning provided in
Section 2.3(a).

              "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

              Except as provided below, "Loan" shall mean herein, and in any Credit Document referring to "Loan" as defined herein, all loans made by Banks hereunder, including Term Loans, Revolving Loans, Swingline Loans and Supplemental Term Loans; provided that the term "Loan" shall not include Supplemental Term Loans for any purpose under Sections 1, 2, 3, 4 (other than Sections 4.3 and 4.4) or 5.1; and provided, further, that prior to the Commitment Termination Date, the term "Loan" shall not include Supplemental Term Loans for any purpose under Sections 12.6(b) or 12.12.

              "Management Agreements" shall have the meaning provided in Section 5.1(u).

              "Mandatory Borrowing" shall have the meaning provided in Section 1.2(D).






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              "Margin Stock" shall have the meaning provided in Regulation U.

              "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

              "Maximum Swingline Amount" shall mean $15,000,000.

              "Minimum Assignment Amount" shall mean, with respect to any assignment by any Bank of its Loans or Commitments hereunder, $5,000,000.

              "Minimum Borrowing Amount" shall mean (i) for Term Loans, $18,000,000, (ii) for Revolving Loans, $5,000,000 and (iii) for Swingline Loans, $1,000,000.

              "Mortgage" shall have the meaning provided in Section 5.1(f).

              "Mortgage Policies" shall have the meaning provided in Section 5.1(f).

              "Mortgaged Properties" shall mean and include all Real Properties owned or leased by the Borrower or any of its Subsidiaries to the extent designated as such on Schedule V hereto.

              "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of reasonable costs and expenses of sale and related cash settlements (including payment of severance and other termination costs, other current liabilities attaching to the assets sold and retained by the seller and principal, premium and interest of Indebtedness other than the Loans, required to be, and which is, repaid under the terms thereof as a result of such Asset Sale) and incremental taxes paid or payable as a result thereof.

              "Net Debt Issuance Proceeds" shall mean the proceeds (net of reasonable costs associated therewith) received from the incurrence of Indebtedness.

              "Net Equity Issuance Proceeds" shall mean the cash or cash equivalents proceeds (net of underwriting





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discounts and commissions and other reasonable costs associated therewith)
received from the sale of equity.

              "Net Equity Proceeds Carryover Amount" shall mean (a) for the fiscal years of the Borrower ending in 1995 and 1996, zero, and (b) for any fiscal year of the Borrower to occur thereafter, the lesser of (i) the amount by which the sum of (A) the EBITDA for the immediately preceding fiscal year, (B) the Net Equity Proceeds Carryover Amount for the immediately preceding fiscal year and (C) the aggregate amount of Net Equity Issuance Proceeds received by the Borrower during the immediately preceding fiscal year pursuant to the Convertible Preferred Stock Documents exceeds the Fixed Charges for the immediately preceding fiscal year, and (ii) the sum of (A) the aggregate amount of Net Equity Issuance Proceeds received by the Borrower during the immediately preceding fiscal year pursuant to the Convertible Preferred Stock Documents and
(B) the Net Equity Proceeds Carryover Amount for the immediately preceding fiscal year.

              "Non-Defaulting Bank" shall mean and include each Bank other than a Defaulting Bank.

              Except as provided below, "Note" shall mean each Term Note, Revolving Note, Supplemental Term Note and the Swingline Note, provided that prior to the Commitment Termination Date, the term "Note" shall not include any Supplemental Term Note for any purpose under Section 12.12.

              "Notice of Borrowing" shall have the meaning provided in Section 1.3.

              "Notice of Conversion" shall have the meaning provided in Section 1.6.

              "Notice Office" shall mean the office of the Agent at 280 Park Avenue, New York, New York or such other office as the Agent may designate to the Borrower and the Banks from time to time.

              "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

              "Original B Term Loans" shall mean the "B Term Loans" as defined in the Original Credit Agreement.





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







              "Original Banks" shall mean the lending institutions designated as "Banks" under the Original Credit Agreement as of the Effective Date.

              "Original Credit Agreement" shall mean the Credit Agreement dated as of July 14, 1992, among Holdings, GU Capital, the Borrower, the lending institutions party thereto, the Agent and Midlantic Bank, N.A., as co-agent, as amended, modified and supplemented or the provisions thereof waived through the date hereof.

              "Original Credit Documents" shall mean the "Credit Documents" as defined in the Original Credit Agreement.

              "Original Letter of Credit Outstandings" shall mean the "Letter of Credit Outstandings" as defined in the Original Credit Agreement.

              "Original Revolving Commitment" shall have the meaning provided in
Section 1.1(a).

              "Original Revolving Credit Facility" shall mean the "Revolving Credit Facility" as defined in the Original Credit Agreement.

              "Original Revolving Loans" shall mean the "Revolving Loans" as defined in the Original Credit Agreement.

              "Original RL Banks" shall mean the "RL Banks" as defined in the Original Credit Agreement.

              "Original Senior Notes" shall mean (i) the 11-1/4% Senior Notes Due July 15, 2000 issued by the Borrower pursuant to an indenture dated as of July 22, 1992 among the Borrower, as issuer, Holdings and GU Capital, as guarantors, and First Trust National Association as trustee, and (ii) the 11-3/8% Senior Notes Due February 15, 1999 issued by the Borrower pursuant to an indenture dated as of January 28, 1993 among the Borrower, as issuer, Holdings and GU Capital, as guarantors, and First Trust of California, National Association, as trustee.

              "Participant" shall have the meaning provided in Section 2.2(a).

              "Participation" shall have the meaning provided in Section 2.2(a).

              "Payment Office" shall mean the office of the Agent at 280 Park Avenue, New York, New York or such other office as the Agent may designate to the Borrower and the Banks from time to time.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

              "Permitted Dispositions" shall mean the sale or closure by the Borrower of real and personal property connected with the Company's stores identified on Schedule XI hereto. Notwithstanding anything to the contrary contained in the immediately preceding sentence, the disposition of such property shall constitute a Permitted Disposition only if all requirements of
Section 12.15 applicable to the Permitted Dispositions are met with respect thereto.

              "Permitted Encumbrances" shall mean (i) as to any Mortgaged Property owned by Borrower or any of its Subsidiaries, those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found reasonably acceptable by the Agent, (ii) as to any particular Mortgaged Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which are not unusual with respect to property similar in character to any such Mortgaged Property and which do not, in the reasonable opinion of the Agent, materially impair such Mortgaged Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Collateral Agent, (iii) municipal and zoning ordinances, which are not violated by the existing improvements and the present use made by the mortgagor thereof of the Premises (as defined in the respective Mortgage), (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as the Agent may consent to.

              "Permitted Liens" shall mean (i) the Liens existing on the Effective Date to the extent described on Schedule IX hereto and deemed acceptable by the Agent, without giving effect to any replacements thereof, and then only to the extent (x) encumbering the assets of the Borrower described in such Schedule IX on the Effective Date and (y) of the Indebtedness or obligations secured thereby on the Effective Date and (ii) interests of con-signors in goods shipped to the Borrower on consignment not to exceed $1,300,000.

              "Permitted Sale-Leaseback Transaction" shall mean any sale by the Borrower or any of its Subsidiaries of (x) the Company's stores located at New Fairfield, Connecticut; Dumont, New Jersey; Valatie, New York; Morrisville, Vermont; Corinth, New York; Tannersville, New York and Manchester Center, Vermont each as substantially renovated after the Effective Date, (y) a store or facility, and in each case related land, to the extent acquired or constructed after the Effective Date or (z) equipment acquired or constructed after the Effective Date, in each case within 270 days of such acquisition or the substantial completion of such construction, which is then leased back to the respective seller (pursuant to, in the case of any such equipment, a Capital Lease (Equipment)) provided that the proceeds of the respective sale shall be entirely cash and shall not be less than 95% of the fair market value of the respective asset being sold (as determined by the Borrower in good faith), and the respective lease shall provide for substantially equal annual payments (except that a balloon payment shall be permitted at the end of the lease term)
(i) based upon an amortization schedule of at least 15 years and with a minimum term of at least 15 years in the case of real property and (ii) with a minimum term of at least five years in the case of personal property, provided that a transaction shall constitute a Permitted Sale-Leaseback Transaction only if the anticipated lease payments are such that, when aggregated with the existing lease obligations of the Borrower and its Subsidiaries, are not projected to cause a violation of any other provision of this Agreement.

              "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

              "Plan" shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA and covered by Title IV thereof, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate with respect to which any material liability exists currently or could reasonably be





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expected to exist at any time while this Agreement is in effect.

              "Plan of Reorganization" shall mean the Second Amended Chapter 11 Plan of Reorganization (including all exhibits thereto) of the Borrower confirmed by the Bankruptcy Court in the Chapter 11 Case.

              "Plan of Reorganization Documents" shall mean the Plan of Reorganization and each document and agreement executed or delivered in connection with or relating to the restructuring effected by the Confirmation Orders which are attached to Exhibit H hereto.

              "Pledge Agreements" shall mean and include the Borrower Pledge Agreement and the Subsidiary Pledge Agreement.

              "Pledged Securities" shall mean and include the Pledged Securities as defined in each of the Pledge Agreements.

              "Post-Confirmation Projections" shall have the meaning provided in
Section 5.1(l).

              "Prime Lending Rate" shall mean the rate which the Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

              "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., as the same may be amended from time to time.

              "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

              "Regulation D", "Regulation G", "Regulation U" and "Regulation X" shall mean, respectively, Regulation D, Regulation G, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect.






                                       130

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              "Reinvestment Assets" shall mean assets to be employed in the business of the Borrower as it is conducted on the Effective Date.

              "Reinvestment Election" shall have the meaning provided in Section 4.2(A)(c).

              "Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or a Permitted Sale-Leaseback Transaction to purchase, construct or otherwise acquire Reinvestment Assets.

              "Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount by which the Blocked Amount has been reduced pursuant to clause (ii)(x) of the definition thereof as a result of the expenditure of such Anticipated Reinvestment Amount.

              "Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Agent, on behalf of the Required Banks, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring one year after such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

              "Release" shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

              "Reorganization Expenses" shall mean and include all expenses net of any revenues which, in each case, are classified as "reorganization items" as defined in "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", Statement of Position 90-7 of the American Institute of Certified Public Accountants.






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              "Replacement Store" shall mean, with respect to any store of the
Borrower which is being closed, a store which is newly acquired or constructed by the Borrower within 12 months of the closing of the store to be closed and is located within five miles of such store to be closed.

              "Reportable Event" shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

              "Required Banks" shall mean, at any time, Banks whose outstanding Term Loans and Revolving Commitments exceed 50% of the total outstanding Term Loans and Total Revolving Commitment, provided that from and after the Commitment Termination Date, the term "Required Banks" shall mean, at any time, Supplemental Term Lenders whose outstanding Supplemental Term Loans exceed 50% of the total outstanding Supplemental Term Loans.

              "Required Class Creditors" shall mean, at any time, (i) with respect to Term Loans, Banks (other than the Supplemental Term Lenders) whose Term Loans exceed 50% of the total outstanding Term Loans at such time, (ii) with respect to Revolving Loans and Letters of Credit, Banks (other than the Supplemental Term Lenders) whose Revolving Commitments exceed 50% of the Total Revolving Commitment and (iii) with respect to Swingline Loans, BTCo.

              "Required Supplemental Term Lenders" shall mean, at any time, Supplemental Term Lenders whose outstanding Supplemental Term Loans exceed 50% of the total outstanding Supplemental Term Loans.

              "Revolving Commitment" shall mean, with respect to each Bank, the amount, if any, set forth opposite such Bank's name in Schedule I-B hereto directly below the column entitled "Revolving Commitment", as the same may be reduced from time to time pursuant to Section 3.2, 3.3 and/or 9.

              "Revolving Credit Facility" shall mean the Facility evidenced by the Total Revolving Commitment.

              "Revolving Loan" shall have the meaning provided in Section 1.2(B)(b).






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              "Revolving Note" shall have the meaning provided in Section
1.5(a).

              "RL Bank" shall mean at any time each Bank with a Revolving Commitment.

              "RL Expiry Date" shall mean June 15, 2000.

              "RL Percentage" shall mean at any time for each RL Bank, the percentage obtained by dividing such RL Bank's Revolving Commitment by the Total Revolving Commitment.

              "Scheduled Repayment" shall have the meaning provided in Section 4.2(A)(b).

              "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

              "Section 7.14 Credit Amount" shall mean, for any fiscal year of the Borrower ending in or prior to 1999, zero, and for any fiscal year of the Borrower ending in 2000 or thereafter, the excess, if any, of (a) the aggregate amount of Adjusted Consolidated Capital Expenditures made during the immediately preceding fiscal year, over (b) the sum of (i) the amount set forth opposite the immediately preceding fiscal year in Section 7.14, plus (ii) the Cure Amount (as defined below), if any, for such fiscal year. "Cure Amount" shall mean, for any fiscal year of the Borrower, the excess, if any, of (a) the sum of (i) the aggregate amount of Adjusted Consolidated Capital Expenditures required to be made pursuant to Section 7.14 (after giving effect to the proviso thereto) during the immediately preceding fiscal year of the Borrower, plus (ii) the aggregate amount of Adjusted Consolidated Capital Expenditures required to be made during such immediately preceding fiscal year in order to cure Defaults or Events of Defaults under Section 7.14 that existed as of the beginning of such immediately preceding fiscal year, over (b) the aggregate amount of Adjusted Consolidated Capital Expenditures actually made during the immediately preceding fiscal year.

              "Secured Parties" shall mean (i) the Banks, the Agent and the Collateral Agent and (ii) the Interest Rate Protection Creditors (as defined in any Security Document).

              "Security Agreements" shall mean and include (i) the Borrower Security Agreement and (ii) the Subsidiary Security Agreement.





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              "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreements.

              "Security Documents" shall mean and include each Security Agreement, each Pledge Agreement, each Mortgage, each Additional Security Document and each Additional Mortgage.

              "Senior Note Documents" shall mean and include each of the Senior Notes and all securities purchase agreements, indentures and other documents and agreements related thereto.

              "Senior Notes" shall mean the 12% Senior Notes due September 1, 2004 issued by the Borrower pursuant to an indenture dated as of June 15, 1995 between the Borrower, as issuer, and IBJ Schroder Bank & Trust Company, as trustee.

              "Stangeland Convertible Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of February 25, 1997 between the Borrower and Roger Stangeland.

              "Stangeland Stockholder Agreement" shall mean the Stockholder Agreement dated as of February 25, 1997 by and among the Convertible Preferred Stock Purchasers, Roger Stangeland and the Borrower.

              "Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

              "Subordinated Notes" shall mean (i) the 13% Senior Subordinated Notes Due 1998 issued by the Borrower (as successor to GU Acquisition Corporation) pursuant to an indenture dated as of March 2, 1988 among the Borrower, as issuer, and Chemical Bank (as successor to Manufacturers Hanover Trust Company), as trustee, (ii) the 12-1/4% Senior Subordinated Notes Due July 15, 2002 issued by the Borrower pursuant to an indenture dated as of July 22, 1992 among the Borrower, as issuer, Holdings and GU Capital, as guarantors, and United States Trust Company of New York, as trustee, and (iii) the 12-1/4% Senior Subordinated Notes Due July 15, 2002, Series A issued by the Borrower pursuant to an indenture dated as of October 18, 1993 among the Borrower, as issuer, GU Capital, as guarantor, and United States Trust Company of New York, as trustee.





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              "Subsidiary" of any Person shall mean and include (i) any
corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time; provided, however, that Chalfont shall not be deemed to be a "Subsidiary" of the Borrower. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

              "Subsidiary Guarantor" shall mean (i) each Subsidiary of the Borrower which is a party to the Subsidiary Guaranty on the Effective Date and
(ii) any Subsidiary of the Borrower that becomes a party to the Subsidiary Guaranty after the Effective Date pursuant to Section 7.13.

              "Subsidiary Guaranty" shall have the meaning provided in Section 5.1(g).

              "Subsidiary Pledge Agreement" shall mean the pledge agreement duly authorized, executed and delivered after the Effective Date by each Subsidiary of the Borrower required to become a party thereto pursuant to Section 7.13, which pledge agreement shall be in form and substance satisfactory to the Agent (as the same may be modified, supplemented or amended from time to time).

              "Subsidiary Security Agreement" shall have the meaning provided in
Section 5.1(e)(ii).

              "Supplemental Additional Interest" shall have the meaning provided in Section 1.13(a).

              "Supplemental Additional Rate" shall have the meaning provided in
Section 1.13(a).

              "Supplemental Event of Default" shall have the meaning provided in
Section 9A.

              "Supplemental Final Maturity Date" shall mean March 1, 2003.





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              "Supplemental Permitted Dispositions" shall mean the sale by the
Borrower in compliance with all of the requirements of Section 12.15(b) hereof of the portion of the Carlstadt facility owned by the Borrower and the trucks and other vehicles owned by the Borrower that are no longer needed in the conduct of the Borrower's business as a result of the transfer of the operation of the Borrower's distribution and supply system to C&S Wholesale Grocers, Inc.

              "Supplemental Rate" shall mean 15% per annum, provided that upon the first anniversary of the Amendment No. 10 Effective Date and on each six-month anniversary thereafter, the rate of interest then borne by the Supplemental Term Loans shall by increased, from the rate in effect on the immediately preceding day, by an additional 0.5%.

              "Supplemental Term Lenders" shall mean the lending institutions listed on Schedule XVI and shall include any Supplemental Term Lender which becomes a party to this Agreement in accordance with Section 12.4(b) solely in their capacity as holders of the Supplemental Term Loans.

              "Supplemental Term Loan" shall have the meaning provided in
Section 1.13(a).

              "Supplemental Term Note" shall have the meaning provided in
Section 1.13(b).

              "Swingline Commitment" shall mean the commitment of BTCo to make Swingline Loans up to the Maximum Swingline Amount.

              "Swingline Facility" shall mean the Facility evidenced by the Swingline Commitment.

              "Swingline Loan" shall have the meaning provided in Section
1.2(C).

              "Swingline Note" shall have the meaning provided in Section
1.5(a).

              "Swingline Termination Date" shall mean the date which is three Business Days prior to the Expiry Date.

              "Syndication Date" shall mean the earlier of (x) the date which is 90 days after the Effective Date and





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(y) the date upon which the Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of institutions as Banks pursuant to Section 12.4) has been completed.

              "Taxes" shall have the meaning provided in Section 4.4.

              "Tax Sharing Agreements" shall have the meaning provided in
Section 5.1(u).

              "Term Loan" shall have the meaning provided in Section 1.2(B)(a).

              "Term Loan Commitment" shall mean, with respect to each Bank, the amount, if any, set forth opposite such Bank's name on Schedule I-B hereto directly below the column entitled "Term Loan Commitment" as the same may be reduced or terminated pursuant to Section 3.3.

              "Term Loan Facility" shall mean the Facility evidenced by the Total Term Loan Commitment.

              "Term Note" shall have the meaning provided in Section 1.5(a).

              "Third Party Debt Repayments" shall mean any repayment by the Borrower or any Subsidiary of principal on Indebtedness of the Borrower or any Subsidiary provided that Third Party Debt Repayments shall not include (i) any repayment on the Revolving Loans except to the extent the Total Revolving Commitment has been permanently reduced in connection with such repayment, (ii) any repayment on any other revolving loans of the Borrower or any Subsidiary other than any such repayment at the final maturity thereof but then only to the extent such revolving loans have not been replaced or refinanced through a new loan or credit facility, (iii) any repayment financed through the incurrence of new Indebtedness excluding any repayment financed through the incurrence of Revolving Loans), (iv) any repayment of Indebtedness with proceeds of the sale of assets or issuance of equity and (v) any repayments of Capital Lease Obligations and/or other Indebtedness, to the extent in each case described in this clause (v) deducted in computing Adjusted Consolidated Cash Flow for the applicable Excess Cash Flow Period.

              "Total Cash Interest Expense" shall mean for any period total interest expense of the Borrower and its Sub-





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sidiaries on a consolidated basis (including, without limitation, the interest expense associated with Capitalized Lease Obligations (Equipment) and Adjusted Capitalized Lease Obligations (Other) but excluding (y) interest expense associated with Capitalized Lease Obligations (Other) (but only to the extent not constituting Adjusted Capitalized Lease Obligations (Other)) and (z) expense for interest not payable in cash during such period.

              "Total Commitment" shall mean the sum of the Total Term Loan Commitment and the Total Revolving Commitment.

              "Total Initial Revolving Loans" shall mean the sum of the Initial Revolving Loans of each of the Banks.

              "Total Revolving Commitment" shall mean the sum of the Revolving Commitments of each of the Banks.

              "Total Term Loan Commitment" shall mean the sum of the Term Loan Commitments of each of the Banks.

              "Total Unutilized Revolving Commitment" shall mean, at any time, the excess, if any, of (i) the Total Revolving Commitment over (ii) the sum of
(x) the outstanding principal amount of all Revolving Loans and Swingline Loans plus (y) the Letter of Credit Outstandings, in each case at such time.

              "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

              "UCC" shall mean the Uniform Commercial Code.

              "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

              "Unpaid Drawing" shall have the meaning provided in Section
2.4(a).






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              "Unutilized Revolving Commitment" for any RL Bank at any time shall mean the excess of (x) the Revolving Commitment of such RL Bank over (y) the sum of (i) the aggregate outstanding Revolving Loans of such Bank plus (ii) such RL Bank's Adjusted RL Percentage of the Letter of Credit Outstandings.

              "Voting Stock" shall mean the shares of capital stock and any other securities of any Person entitled to vote generally for the election of directors of such Person or any other securities (including, without limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

              "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

              "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.


              SECTION 11. The Agent.

              11.1 Appointment. Each Bank hereby irrevocably designates and appoints BTCo as Agent (such term as used in this Section 11 to include BTCo in its capacity as Collateral Agent) of such Bank to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes BTCo as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers which in the opinion of the Agent are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this
Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise





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exist against the Agent. The provisions of this Section 11 are solely for the benefit of the Agent and the Banks, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing their functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party.

              11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.3.

              11.3 Exculpatory Provisions. The Agent, or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Credit Party or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document or for any failure of any Credit Party or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Credit Party. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of any





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Credit Party to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

              11.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

              11.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.






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              11.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and credit-worthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. The Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of any Credit Party which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

              11.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such ratably according to the Banks' aggregate Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the





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Borrower, provided that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.7 shall survive the payment of all Obligations.

              11.8 Agent in Its Individual Capacity. The Agent and its and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

              11.9 Resignation of Agent; Successor Agent. The Agent may resign as the Agent upon 20 days' notice to the Banks. Upon the resignation of the Agent, the Required Banks shall appoint from among the Banks a successor Agent for the Banks subject to prior approval by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such successor agent effective upon its appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Agent's resignation hereunder as the Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

              SECTION 12. Miscellaneous.

              12.1 Payment of Expenses, etc. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the





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negotiation, preparation, execution, delivery and performance of the Credit
Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Skadden, Arps, Slate, Meagher and Flom, special counsel, Policano & Manzo, L.L.C., financial advisors to such special counsel, and any local counsel and other professionals) and of the Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel and other professionals for the Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Agent and each Bank, their respective officers, directors, employees, representatives and agents (each, an "indemnified person") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the Plan of Reorganization or the consummation of any other transactions contemplated in any Credit Document, (b) any settlement entered into in connection with the foregoing to the extent such settlement has been consented to by the Borrower, which consent shall not be unreasonably withheld or (c) the actual or alleged presence of Hazardous Materials on, or released from, any Real Property of the Borrower or any Environmental Claim with respect to the Borrower, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation, Environmental Claim or any of the Borrower's acts, omissions, business, operations or Real Property, or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). Each indemnified person shall promptly notify the Borrower of each event of which it has knowledge which may give rise to a claim under the





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indemnification provisions of this Section 12.1 and the Borrower shall assume the defense thereof on behalf of such indemnified person including the employment of counsel (reasonably satisfactory to such indemnified person). Any indemnified person shall have the right to employ separate counsel in any such proceeding and participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such indemnified person unless
(i) the employment of such separate counsel has been specifically authorized by the Borrower or (ii) the named parties to any such action (including any impleaded parties) include such indemnified person and the Borrower, and such indemnified person shall have been advised by its counsel that there may be one or more material legal defenses available to such indemnified person which are materially different from or additional to those available to the Borrower (it being understood, however, that the Borrower shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees or expenses of more than one separate firm of attorneys for all such indemnified persons). To the extent that the undertaking to indemnify and hold harmless set forth in this Section 12.1 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the liabilities giving rise to claims under the indemnification provisions of this
12.1 which is permissible under applicable law.

              12.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower (but excluding any amounts held by such

Bank in a trustee capacity) purchased by such Bank pursuant to Section 12.6(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

              12.3 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower, at the address specified opposite its signature below; if to any Bank (other than a Supplemental Term Lender) at its address specified for such Bank on Schedule II hereto; if to any Supplemental Term Lender, at its address specified for such Supplemental Term Lender on Schedule XVI; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

              12.4 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of the Notes to a commercial bank, other financial institution, mutual fund or "Accredited Investor" as such term is defined in Regulation D of the Securities Act of 1933, as amended, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10, 1.11 and 4.4 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold, and provided further that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of an installment on, the application of any prepayment or the method of any application of any prepayment to, the amortization of the Term Loans shall not constitute an extension of the final maturity date) or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release all or substantially all of the Collateral or (iii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement.

              (b) Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its Loans and/or Commitments and its rights and obligations hereunder to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks and
(y) any Bank may assign a portion, in an amount equal to at least the Minimum Assignment Amount (or the remaining balance thereof if less) of its Loans and/or Commitments and its rights and obligations hereunder to any other commercial banks, other financial institutions, mutual funds or "Accredited Investors" as such term is defined in Regulation D of the Securities Act of 1933, as amended (each an "Eligible Assignee") each of which assignees to become a party to this Agreement as a Bank prior to or after the Effective Date by executing an assignment agreement in the form of Exhibit I hereto (with such changes as the Agent in the exercise of its reasonable judgment may approve in order to carry out the intent and purposes of this Agreement) appropriately completed (an "Assignment Agreement") with the assigning Bank, provided that, in each case,
(i) at such time (A) with respect to Banks other than Supplemental Term Lenders,
Schedule I-B shall be deemed to have been modified to reflect the Loans and/or Commitments of such new Bank and of the existing Banks or (B) with respect to Supplemental Term Lenders, Schedule XVI shall be deemed to have been modified to reflect the Supplemental Term Loans of such new Supplemental Term Lender and of the existing Supplemental Term Lender, (ii) (A) with respect to Banks other than Supplemental Term Lenders, if requested by such new Bank or the assigning Bank, the Borrower shall issue new Notes to such new Bank and to the assigning Bank in conformity with the requirements of Section 1.5 to the extent needed to reflect the revised Loans and/or Commitments, or (B) with respect to Banks other than Supplemental Term Lenders, if requested by such new Supplemental Term Lender or the assigning Supplemental Term Lender, the Borrower shall issue new Supplemental Term Notes to such new Supplemental Term Lender and the assigning Supplemental Term Lender in conformity with the requirements of Section 1.13(b) to the extent needed to reflect the revised Supplemental Term Loans, (iii) the consent of the Agent shall be required in connection with any such assignment and (iv) the Agent shall have received at the time of each such assignment from either the assigning or assignee Bank the payment of a nonrefundable assignment fee of $3,500 ($1,500 in the case of assignments among parties who are Banks at the time thereof). Assignments pursuant to this Section 12.4(b) shall not be required to be pro rata between the Term Loans (or each Facility thereof) and the Revolving Commitments. To the extent of any assignment pursuant to this
Section 12.4(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Loans and/or Commitment and no Bank may assign all or a portion of its Revolving Commitment to an Eligible Assignee not already a RL Bank hereunder unless the Letter of Credit Issuer shall have consented in writing to such assignment.

              (c) Notwithstanding any other provisions of this Section 12.4, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement or qualify an indenture with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

              (d) Each Bank initially party to this Agreement hereby represents, and each Person that becomes a Bank pursuant to an assignment permitted by this
Section 12.4 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "Accredited Investor" which makes and/or invests in loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

              (e) Notwithstanding any other provisions of this Section 12.4, any transfer or assignment of the interests or obligations of any Bank hereunder shall be subject to such reasonable limitations as may be imposed by the Agent in its sole discretion.

              (f) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.4, any Bank may assign and pledge all or any portion of its Loans, the other Obligations owed to such Bank and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank. No Bank shall, as between the Borrower and such Bank, be relieved of any of its obligations hereunder as a result of any such assignment and pledge.

              12.5 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

              12.6 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

              (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations in such amount as shall result in a proportional participation by all of the Banks in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

              12.7 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks), provided that, except as otherwise specifically provided herein, all computations determining compliance with Sections 4.2 and 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Banks pursuant to Section 6.10(b) (including, without limitation, the exclusion of the effects, if any, of Fresh Start Accounting); provided further that notwithstanding any requirement of GAAP to the contrary, except as expressly provided elsewhere in this Agreement, any lease entered into by the Borrower after the Effective Date with respect to a store or facility, and in each case related land, shall be treated for all purposes of Section 8, and the definitions used therein, as an operating lease and not a Capital Lease except that any such lease to the extent creating Adjusted Capitalized Lease Obligations (Other) shall be treated as a Capital Lease; provided further that with respect to the calculation of EBITDA for the fiscal quarters ending in July 1995, October 1995, January 1996, and March 1996, such calculations shall be made without including
(i) the Reorganization Expenses incurred prior to the Effective Date or within 180 days thereafter in connection with the Chapter 11 Case, (ii) the costs and expenses incurred in connection with the Borrower's SVRIP Plan in so far as the same do not exceed $4,500,000 and (iii) costs and expenses incurred in connection with the operational adjustment described in Schedule XIII hereto in so far as the same do not exceed $11,500,000. At any time the computations determining compliance with Section 8 utilize accounting principles or treatments different from those utilized in the financial statements then being furnished to the Banks pursuant to Section 7.1, such financial statements shall be accompanied by reconciliation work-sheets.

              (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

              12.8 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System with offices on the date hereof at 1633 Broadway, New York, NY 10019 as their designee, appointee and agent to receive, accept and acknowledge for and on their behalf, and in respect of their property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. The Agent agrees to use reasonable good faith efforts to mail, by registered or certified mail, to the Borrower at its address set forth opposite its signatures below, copies of any and all legal process, summons, notices and documents mailed or delivered to CT Corporation System in connection with the immediately preceding sentence; provided that the failure of the Borrower to receive, for any reason, copies of such corre-spondence shall not in any way affect the effectiveness of the delivery of any legal process, summons, notice or documents delivered to CT Corporation System. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Agent. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth opposite its signatures below, such service to become effective thirty days after such mailing. Nothing in this Section 12.8 shall affect the right of the Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

              (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Borrower further waives any right it may have to trial by jury in any court or jurisdiction, including without limitation those referred to in clause (a) above, in respect of any matter arising out of or relating to this Agreement and the other Credit Documents.

              12.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

              12.10 Effectiveness. The Amended and Restated Credit Agreement dated as of June 15, 1995 shall become effective on the date (the "Effective Date") on which the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall





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






have delivered the same to the Agent at the Payment Office of the Agent or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it. The Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

              12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

              12.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank affected thereby, (i) extend the final scheduled maturity of any Loan or Note (it being understood that any waiver of an installment on, the application of any prepayment or the method of application of any prepayment to the amortization of the Term Loans shall not constitute an extension of the final maturity date), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the amount thereof, or increase the Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or mandatory prepayment, shall not constitute a change in the terms of any Commitment of any Bank), (ii) release or make any modification (the reasonable likely outcome of which would be a material adverse effect on the Collateral position of the Banks) with respect to all or substantially all of the Collateral (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section, or Section 9.1, 11.7, 12.1, 12.2, 12.4, 12.6 or 12.7(b), (iv) reduce the percentage specified in the definition of Required Banks or (v) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document. No provision of Section 2 or 11 may be amended without the consent of the Letter of Credit Issuer or the Agent, respectively. In addition, notwithstanding anything to the





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






contrary contained above, no such change, waiver, discharge or termination shall modify any provision of Section 3.3 or Section 4.2 without the consent of the Required Class Creditors of a Class of Banks which was to share in such payment or Commitment reduction if the effect of such change, waiver, discharge or termination is to reduce the aggregate payments or Commitment reductions applicable to such Class in a manner disproportionate to the reduction in the aggregate payments or Commitment reductions applicable to any other Class.

              12.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 4.4, 11.7 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans and the satisfaction of all other Obligations.

              12.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank, provided that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11, 2.5 or 4.4 resulting from any such transfer to the extent not otherwise applicable to such Bank prior to such transfer.

              12.15 Permitted Dispositions. (a) Subject to the provisions of this Section 12.15 and the requirements contained in the definition of Permitted Dispositions, the Borrower may effect one or more Permitted Dispositions, so long as (i) cash and non-cash proceeds received in connection with all such Permitted Dispositions in excess of $8,500,000 are used (a) prior to the Commitment Termination Date to repay Term Loans, Swingline Loans and Revolving Loans pursuant to Sections 4.1 and 4.2 or (b) on or after the Commitment Termination Date to repay Supplemental Term Loans pursuant to Section 4.5; (ii) no Event of Default is in existence at the time of the consummation of a Permitted Disposition or would exist after giving effect thereto; (iii) each Permitted Disposition shall be an arm's-length transaction for fair market value (as determined by the management of the Borrower in good faith) and shall involve a purchaser who is not an Affiliate of the Borrower; (iv) the Borrower shall have given the Agent and the Banks at least three Business Days prior written notice of a Permitted Disposition; (v) the Borrower shall have delivered to the Agent an officer's certificate executed by the chief financial officer of the Borrower, certifying as to compliance with the requirements of preceding clauses (i), (ii) and (iii); and (vi) such





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






sale or closure complies with the other requirements of this Section 12.15. Notwithstanding anything to the contrary in Section 8.9, the Borrower will not permit the total annual EBITDA of all Permitted Disposition Stores to exceed $1 million. For purpose of the foregoing, each Permitted Disposition Store's EBITDA shall be computed by annualizing the store's EBITDA for the fiscal quarter immediately preceding its disposition. The consummation of a Permitted Disposition shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 9.

              (b) The Borrower may effect one or more Supplemental Permitted Dispositions so long as (i) each such Supplemental Permitted Disposition is effected solely for cash; (ii) cash received in connection with all such Supplemental Permitted Dispositions in excess of $3,500,000 is used (a) prior to the Commitment Termination Date to repay Term Loans, Swingline Loans and Revolving Loans pursuant to Sections 4.1 and 4.2 or (b) on or after the Commitment Termination Date to repay Supplemental Term Loans pursuant to Section 4.5; (iii) no Event of Default is in existence at the time of the consummation of a Supplemental Permitted Disposition or would exist after giving effect thereto; (iv) each Supplemental Permitted Disposition shall be an arm's-length transaction for fair market value (as determined by the management of the Borrower in good faith) and shall involve a purchaser who is not an Affiliate of the Borrower; (v) the Borrower shall have given the Agent and the Banks at least three Business Days prior written notice of each Supplemental Permitted Disposition generating more than $1,000,000 of cash proceeds; and (vi) the Borrower shall have delivered to the Agent an officer's certificate, executed by the chief financial officer of the Borrower, certifying as to compliance with the requirements of the preceding clauses (i), (ii), (iii), and (iv). The consummation of a Supplemental Permitted Disposition shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied and that the same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 9.

              (c) The Borrower confirms that, at the time of each Permitted Disposition and Supplemental Permitted Disposition and upon the terms covered and set forth in the Borrower Security Agreement, Subsidiary Security Agreement and the Mortgages, security interests are created and are granted to the Collateral Agent, for the benefit of the Secured Parties, in the proceeds from such Permitted Disposition and Supplemental Permitted Disposition. The Borrower shall at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Agent to be necessary or desirable for the perfection of the foregoing security interests including, without limitation, the filing of UCC-1's.

              12.16 Severability. In case any provision in this Agreement or in the other Credit Documents, including, without limitation, the provisions relating to the Supplemental Term Loans, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

              IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


                                   THE GRAND UNION COMPANY

                                   By:
                                      -------------------------------------
                                      Title:


CURRENT BANKS
-------------
                                   BANKERS TRUST COMPANY,
                                     Individually and as
                                     Agent

                                   By:
                                      -------------------------------------
                                      Title:


                                   CARGILL FINANCIAL SERVICES
                                     CORP.

                                   By:
                                      -------------------------------------
                                      Title:


                                   FLEET CAPITAL CORPORATION

                                   By:
                                      -------------------------------------
                                      Title:


                                  GOLDMAN SACHS CREDIT PARTNERS
                                     LP

                                   By:
                                      -------------------------------------
                                      Title:


                                   HELLER FINANCIAL INC.

                                   By:
                                      -------------------------------------
                                      Title:

                                   LEHMAN COMMERCIAL PAPER INC.

                                   By:
                                      -------------------------------------
                                      Title:



                                   ML CBO IV (CAYMAN) LTD, LLC
                                   By: Protective Asset
                                       Management, as Collateral
                                       Manager

                                   By:
                                      -------------------------------------
                                      Title:


                                   By:
                                      -------------------------------------
                                      Title:



                                   QUANTUM PARTNERS LDC

                                   By:
                                      -------------------------------------
                                      Title:


                                   SWISS BANK CORPORATION, LONDON
                                     BRANCH

                                   By:
                                      -------------------------------------
                                      Title:

                     SUPPLEMENTAL TERM LENDER SIGNATURE PAGE


                                   SILVER OAK CAPITAL PARTNERS, L.L.C.

                                   By: /s/ M.L. Gordon
                                      -------------------------------------
                                      Name: M.L. Gordon
                                      Title: Chief Operating Officer


                                   SWISS BANK CORPORATION, LONDON
                                    BRANCH

                                   By: /s/ Herbert E. Seif
                                      -------------------------------------
                                      Name: Herbert E. Seif
                                      Title: Managing Director - SBC

                                   By: /s/ James Duplessie
                                      -------------------------------------
                                      Name: James Duplessie
                                      Title: Executive Director
                                             Distressed Debt


                                   QUANTUM PARTNERS LDC

                                   By: /s/ Mark Sonnino
                                      -------------------------------------
                                      Name: Mark Sonnino
                                      Title: Attorney-in-Fact


                                   QUASAR INTERNATIONAL PARTNERS CV

                                   By: /s/ Mark Sonnino
                                      -------------------------------------
                                      Name: Mark Sonnino
                                      Title: Attorney-in-Fact

                     SUPPLEMENTAL TERM LENDER SIGNATURE PAGE



                                   ML CBO IV (CAYMAN) LTD, LLC

                                   By: Protective Asset Management,
                                        as Collateral Manager

                                   By: /s/ James Dondero
                                      -------------------------------------
                                      Name: James Dondero - CFA, CPA
                                      Title: President

                                  SCHEDULE 1-A
                                       to
                                Credit Agreement



                                 Term Loan                        Revolving         Revolving        Term Loan
          Bank                  Commitment         Term Loans     Commitment          Loans          Commitment     %of Total

Bankers Trust Company         $18,044,926.66            $0.00    $9,772,138.44    $5,276,954.98    $27,817,065.50     13.63%

Bank of America National
 Trust & Savings Association    7,021,871.51     4,786.092.75             0.00             0.00      7,021,875.51     3.44%

Bank Polska Kasa Opieki, SA             0.00             0.00     7,335,703.54     3,961,279.91      7,335,703.54     3.59%

Compagnie Financier De CIC
  Et De L'Union Europeenne      4,107,993.98             0.00    10,563,413.10     5,704,243.07     14,671,407.08     7.19%

Internationle Nederlanden
  (U.S.) Capital Corporation    7,769,342.81             0.00    14,971,341.16     8,084,524.23     22,740,683.97    11.14%

Merrill Lynch, Pierce,
  Fenner & Smith, Inc.         19,071,425.89     3,262,030.91    27,527,939.64    14,865,087.41     46,599,365.53    22.83%

Morgan Guaranty Trust Company
  of New York                   7,292,098.16     3,262,030.92     4,829,463.73     2,607,910.41     12,121,561.89     5.94%

Natwest Bank N.A.                       0.00             0.00    25,000,000.00    13,500,000.00     25,000,000.00    12.25%

Quantum Partners LDC           24,207,821.68    16,500,000.00             0.00             0.00     24,207,821.68    11.86%

Senior Debt Porffolio          16,628,890.30    11,334,216.42             0.00             0.00     16,628,890.30     8.15%

  Total                     $104,144,371.00    $39,144,371.00  $100,000,000.00   $54,000,000.00   $204,144,371.00     100%


                                  SCHEDULE I-B


=====================================================================================

                                       TERM LOAN      REVOLVING         REVOLVING
    BANK               TERM LOANS     COMMITMENTS    COMMITMENTS         LOANS
-------------------------------------------------------------------------------------
Bankers Trust
Company               5,000,000.16      0.00                 0.00             0.00
-------------------------------------------------------------------------------------
Cargill Financial
Services Corp.       19,107,993.98      0.00        15,543,382.02     5,495,787.99

-------------------------------------------------------------------------------------
Fleet Capital
Corporation                   0.00      0.00        16,969,412.25     6,000,000.00
-------------------------------------------------------------------------------------
Goldman Sachs         5,128,239.00      0.00                 0.00             0.00
Credit Partners LP
-------------------------------------------------------------------------------------
Heller Financial
Inc.                  2,500,000.00      0.00         8,484,706.13     3,000,000.00
-------------------------------------------------------------------------------------
Lehman Commercial
Paper Inc.            5,000,000.00      0.00         3,393,882.45     1,200,000.00
Inc.
-------------------------------------------------------------------------------------
ML CBO IV (Cayman)   10,571,425.89      0.00                 0.00             0.00
Ltd., LLC
-------------------------------------------------------------------------------------
Protective Life               0.00      0.00            18,964.77         6,705.51
-------------------------------------------------------------------------------------
Quantum Partners
LDC                  36,836,711.97      0.00        20,073,551.37     7,097,553.32
-------------------------------------------------------------------------------------
Swiss Bank
Corporation,         10,000,000.00      0.00         3,393,750.01     1,199,953.17
London Branch
-------------------------------------------------------------------------------------
TOTAL               104,144,371.00      0.00        67,877,649.00    24,000,000.00
=====================================================================================

                                   SCHEDULE XV
                                       to
                                Credit Agreement



Designated Stores
-----------------

1.   Sayville, NY (Store #82)

2.   New Canaan, CT (Store #207)

3.   Newtown, CT (Store #231)

4.   Port Henry, NY (Store #1153)

5.   Brattleboro, VT (Store #1861)

6.   Willsboro, NY (Store #1942)

7.   Highland Falls, NY (Store #3277)

8.   Mt. Ivy, NY (Store #3491)

                                  Schedule XVI


Banks                                                               Loans
-----                                                               -----

Silver Oak Capital Partners, L.L.C.                             $10,000,000.00
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, New York  10167
Attention:  Jeff Aronson/Jim Malley
Telephone:  (212) 692-2000
Telecopier: (212) 867-6395
Reference:  Grand Union

Quantum Partners LDC                                            $33,000,000.00
c/o CITCO
Kaya Flamboyan #9
P.O. Box 821
Curacao
Netherlands Antilles
Attention:  Esther Van Den Hurk
Telephone:  011 5999 732 2405
Facsimile:  011 5999 732 2410/2412/2413

For public information only:
c/o Soros Fund Management
888 Seventh Avenue
New York, New York 10106
Attention: Mark Sonnino
Telephone: (212) 397-5580
Facsimile: (212) 586-4537

Quasar International Partners CV                                $ 8,000,000.00
c/o CITCO
Kaya Flamboyan #9
P.O. Box 821
Curacao
Netherlands Antilles
Attention:  Esther Van Den Hurk
Telephone:  011 5999 732 2405
Facsimile:  011 5999 732 2410/2412/2413

For public information only:
c/o Soros Fund Management
888 Seventh Avenue
New York, New York 10106
Attention: Mark Sonnino
Telephone: (212) 397-5580
Facsimile: (212) 586-4537

ML CBO IV (Cayman) Ltd.                                         $ 5,000,000.00
c/o Protective Asset Management, L.L.C
1150 Two Galleria Tower
13455 Noel Rd. LB #45
Dallas, Texas  75240
Attention:  Mark Okada
Telephone:  (972) 233-4300
Facsimile:  (972) 233-4343

Swiss Bank Corporation, London Branch                           $21,977,980.00
c/o Swiss Bank Corporation, New York Branch
222 Broadway, 20th Floor
New York, New York  10038
Attention:  James Duplessie/Herb Seif/Chris Daley
Telephone:  (212) 574-5700
Facsimile:  (212) 574-5745

                                  SCHEDULE XVII
                                       to
                                Credit Agreement

All Real Property set forth on Schedule A to the Further Assurances Agreement dated as of June 15, 1995, between Borrower and Agent for which Mortgages or Additional Mortgages and related required documentation has not heretofore been delivered to the Agent including but not limited to the following Real Property:

Store Number                           Location
------------                           --------

84                                     Commack, NY

137                                    Larchmont, NY (parking lot)

207                                    New Canaan, CT

829                                    Pawling, NY

1826                                   Chestertown, NY

1930                                   Guilderland, NY

1937                                   Ausable Forks, NY

1974                                   Rotterdam, NY

3100                                   Elmwood Park, NJ

3197                                   Sommerville, NJ

3554                                   Sparta, NJ

3563                                   Flemington, NJ

3565                                   Ramsey, NJ

66847C01                               Wayne, NJ (Headquarters)

95096W01                               Miami Warehouse, FL

                                 SCHEDULE XVIII
                                       to
                                Credit Agreement
                                ----------------

All Real Property set forth on Schedule B to the Further Assurances Agreement dated as of June 15, 1995, between Borrower and Agent for which Mortgages or Additional Mortgages and related required documentation has not heretofore been delivered to the Agent.